Exhibit 10.1

$365,000,000

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of May 26, 2010

among

Holdings,

the Borrower,

THE LENDERS PARTY HERETO,

MORGAN STANLEY SENIOR FUNDING, INC.,

as Administrative Agent and Collateral Agent

MORGAN STANLEY SENIOR FUNDING, INC. AND BARCLAYS CAPITAL,

as Joint Lead Arrangers and Joint Book-Runners

TABLE OF CONTENTS

ARTICLE I. Definitions

i

Exhibits and Schedules

Exhibit A	Form of Administrative Questionnaire
Exhibit B	Form of Affiliate Subordination Agreement
Exhibit C	Form of Assignment and Acceptance
Exhibit D	Form of Borrowing Request
Exhibit E	Form of Guarantee and Collateral Agreement
Exhibit F	Form of Perfection Certificate
Exhibit G	Form of Non-Bank Certificate
Exhibit H	Form of Opinion of Ropes and Gray LLP
Exhibit I	Form of Opinion of Mason Hayes + Curran
Exhibit J-1	Form of Term Loan Note
Exhibit J-2	Form of Revolving Loan Note
Exhibit K	Form of Press Release
Exhibit L	Form of Intermediate Borrower Novation and Assumption Agreement
Exhibit M	Form of US Borrower Novation and Assumption Agreement
Exhibit N	Form of Tax Confirmation
Exhibit O	Form of Opinion of Loyens & Loeff

Schedule 1.01	Step Plan
Schedule 2.01	Lenders and Commitments

This AMENDED AND RESTATED CREDIT AGREEMENT dated as of May 26, 2010 (this “Agreement”), is among HOLDINGS (as defined herein), the BORROWER (as defined herein), the LENDERS from time to time party hereto and MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent (in such capacity and together with its successors, the “Administrative Agent”) and as collateral agent (in such capacity and together with its successors, the “Collateral Agent”).

PRELIMINARY STATEMENTS

Pursuant to a scheme of arrangement under Section 201 of the Companies Act as set forth in the Scheme Documents (as this and other capitalized terms used in these preliminary statements are defined in Section 1.01 below), SSI Investments III Limited, an Irish private limited company and a wholly owned Subsidiary of the Initial Borrower (“BidCo”) shall acquire the Target (the “Acquisition”).

In connection with the Scheme, the Initial Borrower has requested the Lenders to extend credit to the Initial Borrower in the form of (i) Term Loans in an initial aggregate principal amount of $325,000,000 and (ii) a Revolving Credit Facility in an initial aggregate principal amount of $40,000,000. The Revolving Credit Facility may include one or more Letters of Credit from time to time and one or more Swingline Loans from time to time.

The Borrower, Luxco Holdings, Morgan Stanley Senior Funding, Inc. as administrative agent and as collateral agent, and the lenders party thereto from time to time have entered into that certain Credit Agreement, dated as of February 11, 2010 (the “Original Credit Agreement”). On the Amendment and Restatement Effective Date, the Original Credit Agreement will be amended and restated in the form hereof. It is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities of the parties under the Original Credit Agreement and that this Agreement amend and restate in its entirety the Original Credit Agreement and re-evidence the Obligations outstanding on the Amendment and Restatement Effective Date as contemplated hereby and it is the intent of the Loan Parties to confirm that all Obligations of the Loan Parties under the other Loan Documents, as amended hereby, shall continue in full force and effect and that, from and after the Amendment and Restatement Effective Date, all references to “the Credit Agreement” contained therein shall be deemed to refer to this Agreement.

The proceeds of the Term Loans and the Revolving Loans permitted to be made on the Initial Funding Date, together with (i) a portion of cash on hand of Target (USA) and its Subsidiaries (other than Subsidiaries organized under the laws of the Republic of Ireland), (ii) the proceeds of the issuance and sale of the Senior Notes and (iii) the proceeds of the Equity Contribution, will be used to pay the Acquisition Consideration and the Transaction Expenses. The proceeds of Revolving Loans made after the Initial Funding Date will be used for working capital and other general corporate purposes of the Borrower and the Subsidiaries, including the financing of Permitted Acquisitions. Swingline Loans and Letters of Credit will be used for general corporate purposes of the Borrower and the Subsidiaries.

Upon satisfaction of the White Wash Requirements by the Target and the Irish Guarantors, the Initial Borrower shall execute and deliver a novation and assumption agreement with Target pursuant to which, among other things, (a) the Initial Borrower shall assign and transfer to Target all of its rights and obligations as Borrower (but not as a Guarantor) under the Loan Documents (such assignment, the “Intermediate Debt Assumption”) and (b) the Initial Borrower shall be released from all of its obligations and liabilities as Borrower (but not as a Guarantor) under the Loan Documents.

Immediately thereafter, Target shall execute and deliver a novation and assumption agreement with the US Borrower pursuant to which, among other things, (a) Target shall assign and transfer to the US Borrower all of its rights and obligations as Borrower (but not as a Guarantor) under the Loan Documents (such assignment, the “Final Debt Assumption”), (b) the US Borrower shall be the continuing Borrower from and after the time of the Final Debt Assumption, (c) Target shall be released from all obligations and liabilities as Borrower (but not as a Guarantor) under the Loan Documents.

The Lenders are willing to extend such Loans and other extensions of credit on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the undertakings set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I.

Definitions

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acceptable Discount” shall have the meaning assigned to such term in Section 2.12(d)(ii).

“Acquired Entity” shall have the meaning assigned to such term in the definition of “Permitted Acquisition”.

“Acquired Indebtedness” shall mean, with respect to any specified Person, (a) Indebtedness of any other Person existing at the time such other Person is merged or amalgamated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging or amalgamating with or into, or becoming a Restricted Subsidiary of, such specified Person, and (b) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” shall have the meaning assigned to such term in the preliminary statements to this Agreement.

“Acquisition Consideration” shall mean an aggregate amount required to consummate the Acquisition, exclusive of all fees and expenses.

“Acquisition Documentation” shall mean, collectively, the Scheme Documents and all schedules, exhibits, annexes and amendments thereto, and all side letters and agreements affecting the terms thereof or entered into in connection therewith.

“Additional Revolving Credit Commitment Assumption Agreement” shall mean an Additional Revolving Credit Commitment Assumption Agreement among, and in form and substance reasonably satisfactory to, the Borrower, the Administrative Agent and one or more Lenders providing additional Revolving Credit Commitments pursuant to Section 2.24.

“Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to the product of (a) the LIBO Rate in effect for such Interest Period and (b) Statutory Reserves; provided, however, notwithstanding anything to the contrary in this Agreement, in no event shall the Adjusted LIBO Rate be lower than 1.75%.

“Administrative Agent” shall have the meaning assigned to such term in the preamble.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(b).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, however, that, for purposes of the definition of “Eligible Assignee” and Section 6.07, the term “Affiliate” shall also include any Person that directly or indirectly owns Equity Interests representing at least 10% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Person specified.

“Affiliate Subordination Agreement” shall mean an Affiliate Subordination Agreement in the form of Exhibit B pursuant to which intercompany obligations and advances owed by any Loan Party are subordinated to the Obligations.

“Agent Default” shall mean, to the extent such Agent holds any Loans or Commitments hereunder, if it is a Defaulting Lender; provided, that, any reference to the Administrative Agent in the definition of “Defaulting Lender” shall be replaced by reference to “the Borrower and the Required Lenders.”

“Agents” shall have the meaning assigned to such term in Article VIII.

“Aggregate Revolving Credit Exposure” shall mean the aggregate amount of the Lenders’ Revolving Credit Exposures.

“Agreement” shall have the meaning assigned to such term in the preamble.

“AHYDO Amount” shall have the meaning assigned to such term in Section 2.13(g).

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1.00%, (c) the Adjusted LIBO Rate for one month interest periods beginning on such date plus 1.00%, and (d) 2.75%. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Amendment and Restatement Effective Date” shall mean the date the conditions precedent set forth in Section 4.05 are satisfied.

“Anti-Terrorism Laws” shall have the meaning assigned to such term in Section 3.26(a).

“Applicable Discount” shall have the meaning assigned to such term in Section 2.12(d)(ii).

“Applicable Margin” shall mean, for any day, (a) for each Type of Term Loan, the rate per annum equal to 4.75% for Eurodollar Term Loans and 3.75% for ABR Term Loans and (b) for Swingline Loans and each Type of Revolving Loan, the rate per annum equal to 4.50% for Eurodollar Revolving Loans and 3.50% for ABR Revolving Loans and Swingline Loans.

“Applicable Premium” shall mean with respect to any Term Loans on any date of prepayment (or repricing or effective repricing lower by a refinancing) or declaration, in each case as described in Section 2.12(e), the greater of (a) 2.0% of the principal amount of the Term Loans so prepaid (or repriced or effectively repriced lower by a refinancing) or declared, and (b) the excess, if any, (i) the present value at such date of (x) 2.0% of the principal amount of the Term Loans so prepaid (or repriced or effectively repriced lower by a refinancing) or declared, plus (y) all required interest payments (assuming that all such interest accrues at the Alternate Base Rate in effect as of the first Business Day prior to the date of such prepayment (or repricing or effective repricing lower by a refinancing) or declaration plus the Applicable Margin) due on such Term Loans through and including the first anniversary of the Initial Funding Date (excluding accrued but unpaid interest as of the date of such prepayment (or repricing or effective repricing lower by a refinancing) or declaration), computed using a discount rate equal to the Treasury Rate as of such date of prepayment (or repricing or effective repricing lower by a refinancing) or declaration plus 0.50% over (ii) the then outstanding principal amount of such Term Loans so prepaid (or repriced or effectively repriced lower by a refinancing) or declared.

“Approved Fund” shall mean any Person (other than a natural Person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Arrangers” shall mean Morgan Stanley Senior Funding, Inc. and Barclays Capital, the Investment Banking Division of Barclays Bank PLC, as Joint Lead Arrangers and Joint Book-Runners.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any Person whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit C or such other form as shall be approved by the Administrative Agent.

“Available Basket Amount” shall mean, at any time (the “Reference Date”), the sum of:

(a) 100% of Consolidated EBITDA for the Available Basket Amount Reference Period (or, in the case where such Consolidated EBITDA for such period is a deficit, minus 100% of such deficit), less 175% of the Consolidated Cash Interest Expense for such Available Basket Amount Reference Period; provided that the amount in this clause (a) shall be available for any Investment made pursuant to Section 6.04(q), any Restricted Payment made pursuant to Section 6.06(a)(xii) or any payment made pursuant to Section 6.09(b)(i)(F) only if at the time of, and after giving pro forma effect to, any such Investment, Restricted Payment or other payment, the Leverage Ratio would be no greater than 4.5 to 1.0; plus

(b) the amount of any capital contributions or Net Cash Proceeds from the sale or issuance of Qualified Equity Interests (or issuances of debt securities that have been converted into or exchanged for Qualified Equity Interests) (other than the Equity Contribution, Designated Preferred Stock and any Equity Interest designated pursuant to Section 7.02) received or made by Holdings (or any direct or indirect parent thereof and contributed by such parent to Holdings) during the period from and including the Business Day immediately following the Commitment Effective Date through and including the Reference Date and not previously applied for a purpose other than use in the Available Basket Amount; plus

(c) an amount equal to the aggregate Returns in respect of any Investment made after the Initial Funding Date pursuant to Section 6.04(q) to the extent that such Returns did not increase Consolidated Net Income, minus

(d) the aggregate amount of any Investments made pursuant to Section 6.04(q), any Restricted Payment made pursuant to Section 6.06(a)(xii), or any payment made pursuant to Section 6.09(b)(i)(F) during the period commencing on the Commitment Effective Date and ending on the Reference Date (and, for purposes of this clause (d), without taking account of the intended usage of the Available Basket Amount on such Reference Date).

“Available Basket Amount Reference Period” shall mean, with respect to any Reference Date, the period (taken as one accounting period) commencing on the first day of the first full fiscal quarter following the occurrence of the Initial Funding Date and ending on the last day of the most recent fiscal quarter or fiscal year, as applicable, for which financial statements required to be delivered pursuant to Section 5.04(a) or Section 5.04(b), and the related certificate required to be delivered pursuant to Section 5.04(d) have been delivered to the Administrative Agent.

“Benefit Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Tax Code or Section 307 of ERISA, and in respect of which the US Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“BidCo” shall have the meaning assigned to such term in the preliminary statements to this Agreement.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” shall mean (a) prior to the satisfaction of the White Wash Requirements by the Target and the Irish Guarantors and the execution and delivery to the Administrative Agent of the Intermediate Borrower Novation and Assumption Agreement, the Initial Borrower, (b) upon or following the satisfaction of the White Wash Requirements and the execution and delivery to the Administrative Agent of the Intermediate Borrower Novation and Assumption Agreement, Target and (c) upon the execution and delivery to the Administrative Agent of the US Borrower Novation and Assumption Agreement, the US Borrower.

“Borrower Materials” shall have the meaning assigned to such term in Section 9.01(a).

“Borrowing” shall mean (a) Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit D, or such other form as shall be approved by the Administrative Agent.

“Breakage Event” shall have the meaning assigned to such term in Section 2.16.

“Bridge Credit Agreement” shall mean that certain Senior Unsecured Interim Loan Agreement dated as of February 11, 2010 (as amended and restated on April 20, 2010) by and among Luxco Holdings, the lenders from time to time party thereto and Morgan Stanley Senior Funding, Inc. (or its successor), as administrative agent.

“Bridge Loan Documents” shall mean the “Loan Documents” as defined in the Bridge Credit Agreement.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which commercial banks in New York City (or so long as the Initial Borrower is the Borrower hereunder, Ireland) are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan (including with respect to all notices and determinations in connection therewith and any payments of principal, interest or other amounts thereon), the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Canadian Guarantor” shall mean each Restricted Subsidiary (and its permitted successors and assigns) incorporated under the laws of any Province in Canada in respect of which the Borrower is obligated to procure that it becomes a Subsidiary Guarantor.

“Canadian Security Agreement” shall mean the security agreement, to be entered into by each Canadian Guarantor in substance reasonably similar to the Guarantee and Collateral Agreement and reasonably satisfactory to Holdings and the Administrative Agent.

“Canadian Security Documents” shall mean, collectively (i) each guarantee made by any Canadian Guarantor in favor of the Collateral Agent and each of the other Secured Parties (as defined therein) in form and substance reasonably acceptable to the Administrative Agent, (ii) the Canadian Security Agreement and (iii) each of the other guarantees, security agreements, pledges, debentures, hypothecs, mortgages, consents and other instruments and documents executed and delivered by each Canadian Guarantor or any other Canadian subsidiary of Holdings in connection with this Agreement or pursuant to Sections 5.09 or 5.10.

“Capital Expenditures” shall mean, for any period, with respect to any Person, (a) the additions to property, plant and equipment and other capital expenditures of such Person and its consolidated Restricted Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of such Person for such period prepared in accordance with GAAP and (b) Capitalized Lease Obligations incurred by such Person and its consolidated Restricted Subsidiaries during such period; provided, however, that Capital Expenditures for Holdings and the Restricted Subsidiaries shall not include (i) expenditures of proceeds of insurance settlements or condemnation awards in respect of lost, destroyed, damaged or condemned assets to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, (ii) expenditures of proceeds from Dispositions, (iii) expenditures made in connection with a Permitted Acquisition, (iv) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (v) expenditures that are accounted for as capital expenditures by Holdings or any Restricted Subsidiary and that actually are paid for, or reimbursed to Holdings or any Restricted Subsidiary in cash or Permitted Investments, by a Person other than Holdings or any Restricted Subsidiary and for which neither Holdings nor any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation (other than rent) in respect of such expenditures to such Person or any other Person (whether before, during or after such period), (vi) the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (A) used or surplus equipment traded in at the time of such purchase and (B) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business, (vii) expenditures financed with the proceeds of an issuance of Equity Interests of Holdings or a capital contribution to Holdings and (viii) capitalized software development costs.

“Capitalized Lease Obligations” at the time any determination thereof is to be made, shall mean the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Cash Management Bank” shall mean any Person that is a Lender or an Affiliate of a Lender at the time it provides any Cash Management Services, whether or not such Person subsequently ceases to be a Lender or an Affiliate of a Lender.

“Cash Management Obligations” shall mean obligations owed by Holdings or any Subsidiary to any Cash Management Bank in respect of or in connection with any Cash Management Services and designated by the Borrower in writing to the Administrative Agent as “Cash Management Obligations”.

“Cash Management Services” shall mean any agreement or arrangement to provide cash management services, including treasury, depository, overdraft, credit or debit card, purchase card, electronic funds transfer and other cash management arrangements.

“Cayman Guarantor” shall mean each Restricted Subsidiary (and its permitted successors and assigns) incorporated under the laws of the Cayman Islands in respect of which the Borrower is obligated to procure that it becomes a Subsidiary Guarantor.

“Cayman Security Documents” shall mean, collectively, each of the guarantees, security agreements, pledges, debentures and other documents and instruments executed and delivered by each Cayman Guarantor in connection with this Agreement or pursuant to Sections 5.09 or 5.10.

“Certain Funds Advance” shall mean any Term Loan made or to be made during the Certain Funds Period.

“Certain Funds Default” shall mean any Event of Default, in each case relating to Holdings, Initial Borrower and BidCo only, arising under clauses (b), (c), (g), (h), (k), (l), (m), (n), (o) or (p) of Section 7.01 hereof.

“Certain Funds Period” shall mean the period beginning on the Commitment Effective Date and ending on the earliest to occur of (a) the date which falls 15 days after the Scheme Effective Date, (b) the Scheme Cancellation Date and (c) 180 days after the First Amendment Effective Date.

A “Change in Control” shall be deemed to have occurred if (a) prior to a Qualified Public Offering, (i) the Sponsors shall fail to own, in the aggregate, directly or indirectly, beneficially or of record, outstanding voting securities representing greater than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings and (ii) the Sponsors do not otherwise have the right, directly or indirectly, to designate (or have otherwise failed to so designate) a majority of the board of directors of Holdings, (b) after a Qualified Public Offering, (A) any Person (other than one or more Sponsors) or (B) Persons (other than one or more Sponsors) that are together a group (within the meaning Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) or persons acting in concert (within the meaning of the Irish Takeover Panel Act of 1997 of Ireland), shall become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 of the Exchange Act or any successor rule), directly or indirectly, of more than the greater of (x) 35% of the outstanding voting securities having ordinary voting power of Holdings and (y) the percentage of the then outstanding voting securities having ordinary voting power of Holdings owned, directly or indirectly, beneficially or of record, by one or more of the Sponsors, unless, in the case of either clause (i) or (ii) above, one or more Sponsors have, at such time, the right or the ability by voting power, contract or otherwise to elect or so designate for election at least a majority of the board of directors of Holdings; (c) after a Qualified Public Offering, a majority of the seats (other than vacant seats) on the board of directors of Holdings shall at any time be occupied by persons who are not Continuing Directors; (d) Holdings shall at any time fail to own directly or indirectly, beneficially and free and clear of all Liens (other than Liens under the Loan Documents and non-consensual statutory Liens permitted under Section 6.02) or of record, 100% of each class of issued and outstanding Equity Interests in the Borrower; or (e) any change of control (or similar event, however denominated) with respect to Holdings or any Restricted Subsidiary shall occur under any indenture or agreement in respect of Material Indebtedness to which Holdings or any Restricted Subsidiary is a party.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Commitment Effective Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Commitment Effective Date or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.14, by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Commitment Effective Date.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term Loans or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment, Term Loan Commitment, Incremental Term Loan Commitment or Swingline Commitment.

“Clean-Up Period” shall have the meaning assigned to such term in Section 7.01.

“Collateral” shall mean all property and assets of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document, and shall include the Mortgaged Properties.

“Collateral Agent” shall have the meaning assigned to such term in the preamble.

“Collateral Completion Date” shall mean the date by which each of Holdings, the Borrower, the Target and the Subsidiary Guarantors shall have (1) executed and delivered the Guarantee and Collateral Agreement, or joined the Guarantee and Collateral Agreement pursuant to a joinder reasonably acceptable to the Collateral Agent, or otherwise guaranteed the Obligations pursuant to a document or instrument in substance similar to the Guarantee and Collateral Agreement, (2) executed and delivered all other documents and instruments as the Collateral Agent shall deem reasonably necessary or advisable in its reasonable judgment to grant, for the benefit of the Secured Parties, a valid and effective security interest in all Collateral comprising assets of Holdings (limited, in the case of Luxco Holdings, solely to a share pledge of all of the issued and outstanding Equity Interests of SSI Investments I) and stock and assets of the Borrower, the Target and the Subsidiary Guarantors and (3) taken all such steps as the Collateral Agent shall deem reasonably necessary or advisable in its reasonable judgment to perfect such security interest in all such Collateral, other than Collateral the security interest in which may not be perfected by (A) the filing of a UCC financing statement (or analogous financing statement or similar filing in jurisdictions other than the United States, including any filing the Companies Registration Office in the Republic of Ireland), (B) delivery to the Collateral Agent of a physical stock certificate (or other Equity Interest certificate) in Target or, (C) with respect to Intellectual Property Collateral, filings with the United States Patent and Trademark Office and/or the United States Copyright Office or any analogous filing with any office, department or subdivision of any Governmental Authority in any other applicable jurisdiction.

“Commitment” shall mean, with respect to any Lender, such Lender’s Revolving Credit Commitment, Term Loan Commitment, Incremental Term Loan Commitment and Swingline Commitment.

“Commitment Effective Date” shall mean the date the conditions precedent set forth in Section 4.02 hereof are satisfied.

“Commitment Effective Date Collateral” shall have the meaning assigned to such term in Section 4.02(e).

“Commitment Fee” shall have the meaning assigned to such term in Section 2.05(a).

“Commitment Fee Rate” shall mean a rate per annum equal to 0.75%.

“Communications” shall have the meaning assigned to such term in Section 9.01(a).

“Companies Act” shall mean the Companies Act 1963 of Ireland.

“Confidential Information Memoranda” shall mean one or more confidential information memoranda and other materials, in each case in form and substance customary for transactions of this type and otherwise reasonably satisfactory to both the Arrangers and the Borrower, to be used in connection with the syndication of the Facilities.

“Consolidated Cash Interest Expense” means, with respect to Holdings and its Restricted Subsidiaries for any period, without duplication, the sum of:

(1) consolidated cash interest expense of Holdings and its Restricted Subsidiaries for such period (including (a) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (b) the interest component of Capitalized Lease Obligations, and (c) net payments, if any, made (less net payments, if any, received) pursuant to interest rate Hedging Obligations with respect to Indebtedness (other than costs associated with obtaining or terminating such Hedging Obligations), but for the avoidance of doubt, excluding accretion of original issue discount, amortization of deferred financing costs, and any commitment, agency and similar financing fees), net of cash interest income for such period; plus

(2) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock (other than “Designated Preferred Stock”) during such period; plus

(3) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Equity Interests during such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Depreciation and Amortization Expense” means with respect to Holdings and its Restricted Subsidiaries for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees of Holdings and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period

(1) increased (without duplication) by:

(a) provision for taxes based on income or profits or capital, including, without limitation, state, franchise and similar taxes and foreign withholding taxes of Holdings and its Restricted Subsidiaries paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income; plus

(b) consolidated interest expense of Holdings and its Restricted Subsidiaries for such period, to the extent the same was deducted (and not added back) in calculating such Consolidated Net Income; plus

(c) Consolidated Depreciation and Amortization Expense for such period to the extent the same was deducted (and not added back) in computing Consolidated Net Income; plus

(d) any expenses or charges (other than depreciation or amortization expense) related to any issuance or offering of Equity Interests, Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred hereunder (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the offering of the Senior Notes and execution of the Original Credit Agreement and this Agreement and (ii) any amendment or other modification of the Senior Notes and the Original Credit Agreement and this Agreement, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(e) the amount of any restructuring charge or reserve deducted (and not added back) in such period in computing Consolidated Net Income; plus

(f) any other non-cash charges, including (i) any write offs or write downs, (ii) equity-based awards compensation expense, (iii) losses on sales, disposals or abandonment of, or any impairment charges or asset write off related to, intangible assets, long-lived assets and investments in debt and equity securities, (iv) all losses from investments recorded using the equity method, and (v) other non-cash charges, non-cash expenses or non-cash losses reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(g) the amount of any expense associated with minority interest consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(h) the amount of management, monitoring, consulting and advisory fees (including termination fees) and related indemnities and expenses paid or accrued in such period to the Sponsors to the extent otherwise permitted under Section 6.07 and deducted (and not added back) in such period in computing Consolidated Net Income; plus

(i) the amount of net cost savings projected by the Borrower in good faith to be realized as a result of specified actions taken during such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (x) such cost savings are reasonably identifiable and factually supportable and (y) such actions are taken within 36 months after the Initial Funding Date; plus

(j) the amount of loss on sale of receivables and related assets to the Receivables Subsidiary in connection with a Receivables Facility; plus

(k) any costs or expense incurred by Holdings or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of Borrower or net cash proceeds of an issuance of Equity Interests of the Borrower (other than Disqualified Equity Interests) solely to the extent that such net cash proceeds are excluded from the calculation of the Available Basket Amount plus

(l) any net loss from disposed or discontinued operations; plus

(m) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (2) below for any previous period and not added back,

(2) decreased (without duplication) by:

(a) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period, plus

(b) any net income from disposed or discontinued operations; and

(3) increased or decreased by (without duplication), as applicable, any adjustments resulting from the application of FASB Interpretation No. 45 (Guarantees),

all determined on a consolidated basis in accordance with GAAP.

Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated EBITDA under this Agreement for any period that includes any of the fiscal quarters ended or ending (as applicable) October 31, 2009, January 31, 2010 and April 30, 2010, Consolidated EBITDA for such fiscal quarters shall be deemed to be $32,106,043, $26,697,700 and $29,368,575, respectively.

“Consolidated Net Income” means, with respect to Holdings for any period, the aggregate of the Net Income of Holdings and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

(1) any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses, Transaction Expenses, severance, relocation costs, integration costs, consolidation and closing costs for facilities, signing, retention or completion bonuses, transition costs, costs incurred in connection with acquisitions after the Initial Funding Date, restructuring costs, and curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded,

(2) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(3) any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded,

(4) any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Borrower, shall be excluded,

(5) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to Holdings or a Restricted Subsidiary thereof in respect of such period by such Person,

(6) solely for the purpose of determining the applicable amount under clause (a) of the definition of Available Basket Amount, the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded (unless such Net Income for such period represents a loss) to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided that Consolidated Net Income will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to Holdings or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

(7) effects of adjustments (including the effects of such adjustments pushed down to the Borrower and its Restricted Subsidiaries) in the merchandise inventory, property and equipment, goodwill, intangible assets, deferred revenue and debt line items in Holdings’ consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to the Transactions or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(8) any after-tax effect of income (loss) from the early extinguishment or conversion of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded,

(9) any impairment charge or asset write-off or write-down, in each case, pursuant to GAAP and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(10) any non-cash compensation charge or expense, including any such charge or expense arising from the grant of stock appreciation or similar rights, stock options, restricted stock or other equity-incentive programs, shall be excluded,

(11) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Disposition, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Initial Funding Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded,

(12) accruals and reserves that are established within twelve months after the Initial Funding Date that are so required to be established as a result of the Transactions in accordance with GAAP shall be excluded,

(13) any net gain or loss resulting from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk) and any foreign currency translation gains or losses shall be excluded, and

(14) any unrealized net gains and losses resulting from Hedging Obligations and the application of Statement of Financial Accounting Standards No. 133 shall be excluded.

In addition, to the extent not already included in the Net Income of Holdings and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any Investment permitted hereunder or any Disposition permitted hereunder.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefore, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor or (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Continuing Directors” shall mean, at any time, any member of the board of directors of Holdings who (a) was a member of such board of directors on the Initial Funding Date immediately after the consummation of the Acquisition, (b) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election, or (c) otherwise receives the vote, directly or indirectly, of one or more Sponsors in his or her election by the stockholders of Holdings.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Controlled Investment Affiliate” shall mean, as to any Person, any other Person, other than any Sponsor, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Borrower and/or other companies.

“Court” shall mean the High Court of Ireland.

“Credit Event” shall have the meaning assigned to such term in Section 4.01.

“Cure Amount” shall have the meaning assigned to such term in Section 7.02(b).

“Cure Expiration Date” has the meaning specified in Section 7.02(a).

“Current Assets” shall mean, at any time, the consolidated current assets (other than cash and Permitted Investments and current deferred tax assets) of Holdings and the Restricted Subsidiaries.

“Current Liabilities” shall mean, at any time, the consolidated current liabilities of Holdings and the Restricted Subsidiaries at such time, but excluding, without duplication, (a) the current portion of any long-term Indebtedness, (b) outstanding Revolving Loans and Swingline Loans and (c) current deferred tax liabilities.

“Default” shall mean any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender, as determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans (including, without limitation, a Mandatory Borrowing) or participations in Letters of Credit within three Business Days of the date required to be funded by it hereunder (unless (i) such Lender and at least one other unaffiliated Lender shall have notified the Administrative Agent and the Borrower in writing of their good faith determination that a condition to their obligation to fund Loans or participations in Letters of Credit shall not have been satisfied and (ii) the Majority Facility Lenders under the Revolving Credit Facility shall not have advised the Administrative Agent in writing of their determination that such condition has been satisfied), (b) notified Holdings or the Borrower, the Administrative Agent, any Issuing Bank or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good-faith dispute or (e) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has consented to, approved of or acquiesced in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has consented to, approved of or acquiesced in any such proceeding or appointment; provided that (i) if a Lender would be a “Defaulting Lender” solely by reason of events relating to a parent company of such Lender as described in clause (e) above, the Administrative Agent may, in its discretion, determine that such Lender is not a “Defaulting Lender ” if and for so long as the Administrative Agent is reasonably satisfied that such Lender will continue to perform its funding obligations hereunder and (ii) the Administrative Agent may, by notice to the Borrower and the Lenders, declare that a Defaulting Lender is no longer a “Defaulting Lender” if the Administrative Agent determines, in its reasonable discretion, that the circumstances that resulted in such Lender becoming a “Defaulting Lender” no longer apply.

“Designated Non-Cash Consideration” shall mean the Fair Market Value of non-cash consideration received by the Borrower or any other Restricted Subsidiary in connection with a Disposition pursuant to Section 6.05(i) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation (which amount will be reduced by the Fair Market Value of the portion of the non-cash consideration converted to cash within 180 days following the consummation of the applicable Disposition).

“Designated Preferred Stock” means Preferred Stock of the Initial Borrower or any parent company thereof (in each case other than Disqualified Equity Interests) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Initial Borrower or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to a certificate executed by a Financial Officer of the Initial Borrower or the applicable parent company thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation of the Available Basket Amount.

“Discount Range” shall have the meaning assigned to such term in Section 2.12(d)(i).

“Disposition” or “Dispose” shall mean the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale of Equity Interests of a Subsidiary of the Borrower) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interests” shall mean any Equity Interest that, by its terms (or by the terms of any security or any other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable, the termination of the Commitments and the termination of, or backstop on terms reasonably satisfactory to the Administrative Agent of, all outstanding Letters of Credit), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable, the termination of the Commitments and the termination of, or backstop on terms reasonably satisfactory to the Issuing Bank of, all outstanding Letters of Credit), (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interest that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Term Loan Maturity Date; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of Holdings or the Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by Holdings or the Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“dollars” or “$” shall mean lawful money of the United States of America.

“Eligible Assignee” shall mean any Person other than a natural Person that is (i) a Lender, an Affiliate of any Lender or a Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), or (ii) a commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans in the ordinary course of business; provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates (other than Sankaty Advisors, LLC or any investment fund or other account managed or advised by Sankaty Advisors, LLC, which, in each case, invests primarily in fixed income assets or other credit products).

“Environmental Laws” shall mean with respect to the applicable Person, all Federal, state, local and foreign laws (including, without limitation, statutes, common law and laws and regulations of the European Union), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders), and agreements in each case, relating to protection of the environment, natural resources, human health and safety or the presence, Release of, threatened Release, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.

“Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” shall mean any Permit under Environmental Law.

“Equity Contribution” shall have the meaning assigned to such term in Section 4.03(k).

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests, beneficial interests in a trust or other equity interests in any Person, or any obligations convertible into or exchangeable for, or giving any Person a right, option or warrant to acquire, such equity interests or such convertible or exchangeable obligations.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the US Borrower, is treated as a single employer under Section 414(b) or (c) of the Tax Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Tax Code, is treated as a single employer under Section 414 of the Tax Code.

“ERISA Event” shall mean (a) the occurrence of any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Benefit Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Benefit Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Tax Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Tax Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Benefit Plan; (d) the incurrence by the US Borrower or any of its ERISA Affiliates of any material liability under Title IV of ERISA with respect to the termination of any Benefit Plan or the withdrawal or partial withdrawal of the US Borrower or any of its ERISA Affiliates from any Benefit Plan or Multiemployer Plan; (e) the receipt by the US Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Benefit Plan or Plans or to appoint a trustee to administer any Benefit Plan; (f) the adoption of any amendment to a Benefit Plan that would require the provision of security pursuant to Section 401(a)(29) of the Tax Code or Section 307 of ERISA; (g) the receipt by the US Borrower or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the US Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of any material Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the occurrence of a “prohibited transaction” with respect to which Holdings, the Borrower or any of the Restricted Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Tax Code) or with respect to which Holdings, the US Borrower or any such Restricted Subsidiary could otherwise be liable and is likely to result in material liability for Holdings and the Restricted Subsidiaries; or (i) any other event or condition with respect to a Benefit Plan or Multiemployer Plan that could result in material liability of Holdings, the US Borrower or any Restricted Subsidiary.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” shall mean, for any fiscal year of Holdings, the excess of (a) the sum, without duplication, of (i) Consolidated EBITDA for such fiscal year less all amounts added back to Consolidated EBITDA pursuant to clause (1)(i) of the definition thereof, and (ii) the decrease, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year over (b) the sum, without duplication, of

(i) the amount of any Taxes paid or payable in cash by Holdings, the Borrower and the Restricted Subsidiaries with respect to such fiscal year,

(ii) total interest expense for such period and, to the extent not reflected in such total interest expense, any losses with respect to obligations under any Hedging Agreement or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains with respect to such obligations, plus bank fees in connection with financing activities, to the extent paid or payable in cash,

(iii) Capital Expenditures made in cash during such fiscal year and Permitted Acquisitions made in cash in accordance with Sections 6.04 and 6.05 during such fiscal year, in each case except to the extent financed with the proceeds of Indebtedness (other than Revolving Loans and loans under any other revolving credit line or similar facility),

(iv) permanent repayments of Indebtedness (other than repayments of Loans under Section 2.12 or 2.13(d) hereunder) made by Holdings and the Restricted Subsidiaries during such fiscal year, but only to the extent that such repayments by their terms cannot be reborrowed or redrawn and do not occur in connection with a refinancing of all or any portion of such Indebtedness,

(v) Restricted Payments made by the Loan Parties and their Restricted Subsidiaries to the extent that such Restricted Payments are permitted to be made under Sections 6.06(a)(vi) and 6.06(a)(vii),

(vi) proceeds received by the Loan Parties and their Restricted Subsidiaries from insurance claims with respect to casualty events or business interruption which reimburse prior business expenses to the extent such expenses were included in Consolidated Net Income or added to Consolidated Net Income in determining Consolidated EBITDA,

(vii) all extraordinary cash charges and all non-recurring cash charges, in each case to the extent included in determining Consolidated EBITDA,

(viii) any expenses or charges related to any equity offering, permitted Investment, Permitted Acquisition or Disposition (in each case of any Equity Interests or businesses or undertakings), recapitalization or Indebtedness permitted to be incurred hereunder (in each case whether or not consummated) or to the Transactions, including any amendment or modification of the Senior Notes and the Original Credit Agreement and this Agreement,

(ix) cash indemnity payments received pursuant to indemnification provisions in any agreement in connection with the Acquisition or any Permitted Acquisition to the extent such payments were included in Consolidated Net Income or added to Consolidated Net Income in determining Consolidated EBITDA,

(x) cash expenses incurred in connection with deferred compensation arrangements in connection with the Transactions,

(xi) management, monitoring, consulting and advisory fees (including Sponsor Termination Fees) and related expenses and other fees and expenses (or any accruals relating to such fees and related expenses) permitted to be paid under Section 6.07(d),

(xii) any charges, losses or expenses related to signing, retention or completion bonuses in respect of senior management or recruiting costs in respect of senior management,

(xiii) cash expenditures made in respect of Hedging Agreements during such fiscal year to the extent not reflected in the computation of Consolidated EBITDA or clause (b)(ii) above,

(xiv) cash from operations (for the avoidance of doubt, not including proceeds of any equity issuance or Indebtedness) used to consummate an Investment under Section 6.04(r) other than an Investment in cash or Permitted Investments,

(xv) any net loss from disposed or discontinued operations to the extent such payments were added to Consolidated Net Income in determining Consolidated EBITDA, and

(xvi) the increase, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year.

“Excluded Conditions” shall have the meaning assigned to such term in Section 6.15(b).

“Excluded Foreign Subsidiary” shall mean, at any time, any direct or indirect Foreign Subsidiary of any US Subsidiary and any Subsidiary of any such Foreign Subsidiary. Notwithstanding anything to the contrary in this Agreement or the other Loan Documents, the Borrower, Target and any direct or indirect parent company of the Borrower or Target that is a Subsidiary shall not be permitted to be an Excluded Foreign Subsidiary.

“Excluded Information” shall have the meaning assigned to such term in Section 2.12(d)(i).

“Excluded Subsidiary” shall mean (a) any Subsidiary that is not a wholly owned Subsidiary (unless the Borrower so elects to treat such Subsidiary as if it was not an Excluded Subsidiary as notified to the Administrative Agent in writing), (b) any Subsidiary that is prohibited by any Requirement of Law from guaranteeing the Obligations (for so long as such prohibition subsists), (c) the US Co-Issuer and any Subsidiary that is not a Material Subsidiary (unless the Borrower so elects to treat such Subsidiary (including the US Co-Issuer) as if it was not an Excluded Subsidiary as notified to the Administrative Agent in writing), (d) any Unrestricted Subsidiary, (e) any Excluded Foreign Subsidiary (unless the Borrower so elects to treat such Subsidiary as if it was not an Excluded Subsidiary as notified to the Administrative Agent in writing) and (f) any Receivables Subsidiary. Notwithstanding anything to the contrary in this Agreement or the other Loan Documents, the Borrower, Target and any direct or indirect parent company of the Borrower or Target that is a Subsidiary shall not be permitted to be an Excluded Subsidiary.

“Excluded Taxes” shall mean, with respect to any Lender, Issuing Bank, or Administrative Agent, (a) any Taxes imposed by a jurisdiction as a result of any connection between a Lender, Issuing Bank, or Administrative Agent, and such jurisdiction other than any connection arising from executing, delivering, being a party to, engaging in any transactions pursuant to, performing its obligations under, or enforcing any Loan Document; (b) any branch profits Taxes imposed by the United States or any similar Tax imposed by any other jurisdiction referred to in clause (a) above; (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.21(a)), any United States Tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office, immediately following an assignment by a Lender or immediately following the delivery of the executed US Borrower Novation and Assumption Agreement to the Administrative Agent) or is attributable to such Foreign Lender’s failure to comply with Section 2.20(e)(ii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.20(a); (d) any United States Tax imposed on amounts payable to any Lender, Issuing Bank, or Administrative Agent that is a United States person, as defined in Section 7701(a)(30) of the Tax Code, that is attributable to such United States person’s failure to comply with Section 2.20(e)(i); and (e) any Irish Tax arising with respect to a Lender, Issuing Bank or Administrative Agent who has failed to provide a Tax Confirmation in accordance with Section 2.20(f).

“Executive Order” shall have the meaning assigned to such term in Section 3.26(a).

“Existing Credit Agreement” shall mean the Credit Agreement, dated as of May 14, 2007 (as amended on July 7, 2008, as further amended, supplemented or otherwise modified), among Target, Target (USA), the lenders party thereto and Credit Suisse, as administrative agent and collateral agent.

“Expenses Reimbursement Agreement” shall mean the Expenses Reimbursement Agreement dated as of February 11, 2010 between BidCo and Target.

“Extended Revolving Credit Commitment” shall have the meaning assigned to such term in Section 2.25(a).

“Extending Revolving Credit Lender” shall have the meaning assigned to such term in Section 2.25(a).

“Extension” shall have the meaning assigned to such term in Section 2.25(a).

“Extension Offer” shall have the meaning assigned to such term in Section 2.25(a).

“Facility” shall mean each of the (a) Term Loan Facility and (b) Revolving Credit Facility.

“Fair Market Value” shall mean, with respect to any asset or liability, the fair market value of such asset or liability as determined in good faith by a Responsible Officer of the Borrower.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean the Fee Letter dated as of February 11, 2010 (as amended and restated on April 20, 2010), among Luxco Holdings, the Initial Borrower, Morgan Stanley Senior Funding, Inc., Barclays Bank PLC and Deutsche Bank Securities Inc.

“Fees” shall mean the Commitment Fees, the Administrative Agent Fees, the L/C Participation Fees and the Issuing Bank Fees.

“Filed Court Order” shall have the meaning assigned to such term in Section 4.03(b).

“Final Debt Assumption” shall have the meaning set forth in the preliminary statements to this Agreement.

“Financial Officer” of any Person shall mean the chief financial officer, principal accounting officer, treasurer, vice treasurer or controller of such Person (or if there is no such Person acting in such capacity, an authorized manager or director).

“First Amendment” shall mean the First Amendment to the Original Credit Agreement dated as of March 31, 2010 among Holdings, the Borrower, the Lenders, the Administrative Agent and the Collateral Agent.

“First Amendment Effective Date” shall mean March 31, 2010, which was the effective date of the First Amendment.

“Foreign Lender” shall mean any Lender, Issuing Bank, or Administrative Agent that is not a United States person (as defined in Section 7701(a)(30) of the Tax Code).

“Foreign Subsidiary” shall mean any Subsidiary that is not a US Subsidiary.

“Further Circular” shall mean such documents, circulars, notices or announcements as may be required to be dispatched to the shareholders of the Target in order to amend, vary, supplement or replace the Scheme in the manner contemplated by the Further Press Release.

“Further Press Release” shall mean a further press release in the form of Exhibit A to the First Amendment as may be issued in accordance with Rule 2.5 of Part B of the Takeover Code or such other form as may be approved from time to time by the Administrative Agent, such approval not to be unreasonably withheld or delayed.

“GAAP” shall mean generally accepted accounting principles in the United States of America.

“Governmental Authority” shall mean the government of the United States of America, the Republic of Ireland or any other nation, any political subdivision thereof, whether state, provincial or local, the European Union and any agency, tax, revenue or fiscal authority (including the Irish Revenue Commissioners), instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or European Central Bank) and/or competent to impose, administer or collect any Taxes or make any decision or ruling on any matter relating to Taxes.

“Granting Lender” shall have the meaning assigned to such term in Section 9.04(i).

“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of (a) the guarantor or (b) another Person (including any bank under a letter of credit) to induce the creation of which the guarantor has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation, contingent or otherwise, of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (iv) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation or (v) to otherwise assure or hold harmless the owner of such Indebtedness or other obligation against loss in respect thereof; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee and Collateral Agreement” shall mean the Guarantee and Collateral Agreement in the form of Exhibit E, to be executed and delivered by the Borrower, Holdings and the other Guarantors from time to time party thereto.

“Guarantors” shall mean Holdings and the Subsidiary Guarantors.

“Hazardous Materials” shall mean any petroleum (including crude oil or fraction thereof) or petroleum products or byproducts, or any pollutant, contaminant, chemical, compound, constituent, or hazardous, toxic or other substances, materials or wastes defined, or regulated as such by, or pursuant to, any Environmental Law, or requiring removal, remediation or reporting under any Environmental Law, including asbestos, or asbestos containing material, radon or other radioactive material, polychlorinated biphenyls and urea formaldehyde insulation.

“Hedging Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, fuel or other commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts or any similar transaction or any combination of these transactions; provided, however, that no phantom stock or similar plan providing for payments and on account of services provided by current or former directors, officers, employees or consultants of Holdings, the Borrower or any Restricted Subsidiary shall be a Hedging Agreement.

“Hedging Obligations” shall mean, as with respect to any Person, the obligations of such Person under any Hedging Agreement.

“Holdings” shall mean, (a) prior to the satisfaction and discharge of all obligations of Luxco Holdings under the Bridge Credit Agreement on the Initial Funding Date (other than unasserted contingent obligations that survive the termination of the Bridge Credit Agreement), Luxco Holdings and (b) following such satisfaction and discharge and the execution and delivery of this Agreement, SSI Investments I.

“Immediate Family Member” shall mean with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Incremental Term Borrowing” shall mean a Borrowing comprised of Incremental Term Loans.

“Incremental Term Lender” shall mean a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan Assumption Agreement” shall mean an Incremental Term Loan Assumption Agreement among, and in form and substance reasonably satisfactory to, the Borrower, the Administrative Agent and one or more Incremental Term Lenders.

“Incremental Term Loan Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.24, to make Incremental Term Loans to the Borrower.

“Incremental Term Loan Maturity Date” shall mean the final maturity date of any Incremental Term Loan, as set forth in the applicable Incremental Term Loan Assumption Agreement.

“Incremental Term Loan Repayment Dates” shall mean the dates scheduled for the repayment of principal of any Incremental Term Loan, as set forth in the applicable Incremental Term Loan Assumption Agreement.

“Incremental Term Loans” shall mean Term Loans made by one or more Lenders to the Borrower pursuant to Section 2.01(b). Incremental Term Loans may be made in the form of additional Term Loans or, to the extent permitted by Section 2.24 and provided for in the relevant Incremental Term Loan Assumption Agreement, Other Term Loans.

“Indebtedness” means, with respect to any Person, without duplication any indebtedness (including principal and premium) of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(3) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes an obligation in respect of a commercial letter of credit, a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and is not paid after becoming due and payable; or

(4) representing any Hedging Obligations;

if and to the extent that any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

Notwithstanding any of the foregoing to the contrary, the term “Indebtedness” shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business, (b) commercial letters of credit or (c) obligations under or in respect of Receivables Facilities.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes and Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Independent Financial Advisor” shall mean an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged and that is independent of the Borrower and its Affiliates.

“Information” shall have the meaning assigned to such term in Section 9.16.

“Initial Borrower” shall mean SSI Investments II Limited, an Irish private limited company.

“Initial Funding Date” shall mean the date of the first Credit Event.

“Initial Lender” shall mean any Lender holding a Commitment on the First Amendment Effective Date.

“Intellectual Property Collateral” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Intellectual Property Security Agreement” shall mean all intellectual property security agreements to be executed and delivered by any Loan Parties.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan (including Swingline Loans), the last Business Day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is 1, 2, 3 or 6 months thereafter (or 9 or 12 months thereafter, if, at the time of the relevant Borrowing, an interest period of such duration is available to all Lenders participating therein) (or such other duration as otherwise agreed to by the Administrative Agent with respect to Borrowings on the Initial Funding Date), as the Borrower may elect; provided, however, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Intermediate Borrower Novation and Assumption Agreement” shall mean the novation and assumption agreement executed by the Initial Borrower and Target, providing for the novation and assumption of the Loans and Commitments, along with all other rights and duties as a “Borrower” hereunder by the Initial Borrower to Target, substantially in the form of Exhibit L or as otherwise mutually acceptable to the Borrower and the Administrative Agent.

“Intermediate Debt Assumption” shall have the meaning assigned to such term in the preliminary statements to this Agreement.

“Investments” shall have the meaning assigned to such term in Section 6.04.

“Irish Debenture” shall mean the Irish law debenture to be entered into by SSI Investments I, the Initial Borrower and BidCo on the Commitment Effective Date in favor of the Collateral Agent in form and substance reasonably satisfactory to Holdings and the Administrative Agent.

“Irish Guarantors” shall mean, collectively, Target, an Irish public limited company, and each other Restricted Subsidiary (and its permitted successors and assigns) incorporated under the laws of the Republic of Ireland in respect of which the Borrower is obligated to procure that it becomes a Subsidiary Guarantor.

“Irish Qualifying Lender” shall mean a Lender, Issuing Bank or Administrative Agent (or a successor, assignee or participant of a Lender, Issuing Bank or Administrative Agent) which at the time payment is made is beneficially entitled to the interest payable to that Lender, Issuing Bank or Administrative Agent (or a successor, assignee or participant of a Lender, Issuing Bank or Administrative Agent) under the Loan Documents and is:

(a) an entity which is, pursuant to Section 9 of the Central Bank Act, 1971 (Ireland) licensed to carry on banking business in Ireland and whose Facility Office is located in Ireland and which is carrying on a bona fide banking business in Ireland for the purposes of Section 246(3)(a) of the TCA in circumstances where the payments are made from Ireland; or

(b) an authorized credit institution under the terms of the European Union Consolidation Directive (formerly the First European Union Banking Co-Ordination Directive and the Second European Union Banking Co-Ordination Directive) that has duly established a branch in Ireland or has made all necessary notifications to its home state competent authorities required thereunder in relation to its intention to carry on banking business in Ireland and carries on a bona fide banking business in Ireland for the purposes of Section 246(3)(a) of the TCA and has its facility office located in Ireland in circumstances where the payments are made from Ireland; or

(c) a company (within the meaning of Section 4 of the TCA) which is resident for tax purposes in and under the laws of a country with which Ireland has a double taxation treaty or is resident for tax purposes in and under the laws of a member state of the European Communities (other than Ireland) (together a “Relevant Territory”), provided that such company does not provide its commitment through or in connection with a trade or business which is carried on in Ireland by that company through a branch or agency in Ireland and in respect of that interest:-

(1) is liable to tax in that Relevant Territory or that Relevant Territory imposes a tax that generally applies to interest receivable by companies from sources outside that territory; or

(2) will be exempted from the charge to income tax by arrangements that do not have the force of law but which, on completion of the procedures set out in section 826(1) of the TCA, will have the force of law, or

(3) is exempted from the charge to income tax by arrangements that have the force of law under the procedures set out in section 826(1) of the TCA, or

(d) a qualifying company within the meaning of Section 110 of the TCA in circumstances where the interest payments are paid in Ireland; or

(e) a company (within the meaning of Section 4 of the TCA) which advances money in the ordinary course of a trade which includes the lending of money and in whose hands any interest payable in respect of monies so advanced is taken into account in computing the trading income of such company and which has made the appropriate notifications under Section 246(5)(a) of the TCA to the Irish Revenue authorities and the relevant Irish Borrowers in circumstances where the payments are made from Ireland; or

(f) a United States corporation that it is incorporated in the United States and is subject to United States federal income tax on its worldwide income, provided that such United States corporation does not provide its commitment in connection with a trade or business which is carried on in Ireland by that corporation through a branch or agency In Ireland; or

(g) a United States limited liability company, where the ultimate recipients (each being a company within the meaning of Section 4 of the TCA) of the interest payable to that limited liability company are resident for tax purposes in a Relevant Territory and the business conducted through the limited liability company is so structured for market reasons and not for tax avoidance purposes, provided that such limited liability company and the ultimate recipients of the relevant interest do not provide their commitment in connection with a trade or business which is carried on in Ireland through a branch or agency in Ireland and in respect of that interest the ultimate recipients:

(1) are liable to tax in that Relevant Territory or that Relevant Territory impose a tax that generally applies to interest receivable by companies from sources outside that territory; or

(2) will be exempted from the charge to income tax by arrangements that do not have the force of law but which, on completion of the procedures set out in section 826(1) of the TCA, will have the force of law; or

(3) are exempted from the charge to income tax by arrangements that have the force of law under the procedures set out in section 826(1) of the TCA, or

(h) an Irish Treaty Lender where such Lender has applied for and the relevant Borrower has obtained authorization from the Revenue Commissioners of Ireland to make payments without deduction of Irish tax, and where such authorization remains in force and effect.

“Irish Security Documents” shall mean, collectively (i) the Irish Debenture, (ii) the Luxco Share Charge, (iii) each guarantee made by any Irish Guarantor in favor of the Collateral Agent and each of the other Secured Parties in form and substance reasonably acceptable to the Administrative Agent, and (iv) each of the other guarantees, security agreements, pledges, debentures, hypothecs, mortgages, consents and other instruments and documents executed and delivered by any Irish Guarantor or any other Irish subsidiary of Holdings, and security agreements granted over Equity Interests of an Irish Guarantor, in connection with this Agreement or pursuant to Sections 5.09 or 5.10 or under this Agreement.

“Irish Treaty Lender” shall mean, in relation to Initial Borrower and Target as Borrower, a Lender, Issuing Bank or Administrative Agent which is entitled under a double taxation agreement made with Ireland, subject to the completion of any necessary procedural formalities, to receive all payments under the Loan Documents without a tax deduction.

“Issuing Bank” shall mean, as the context may require, (a) Morgan Stanley Bank, N.A., in its capacity as the issuer of Letters of Credit hereunder, and (b) any other Lender that may become an Issuing Bank pursuant to Section 2.23(i) or Section 2.23(k), with respect to Letters of Credit issued by such Lender. The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.05(c).

“L/C Commitment” shall mean the commitment of the Issuing Bank to issue Letters of Credit pursuant to Section 2.23.

“L/C Disbursement” shall mean a payment or disbursement made by the Issuing Bank pursuant to a Letter of Credit.

“L/C Exposure” shall mean, at any time, the sum of (a) the aggregate undrawn amount of all Letters of Credit at such time and (b) the aggregate amount of all L/C Disbursements that have not been reimbursed at such time. The L/C Exposure of any Revolving Credit Lender at any time shall equal its Pro Rata Percentage of the aggregate L/C Exposure at such time.

“L/C Fee Payment Date” shall have the meaning assigned to such term in Section 2.05(c).

“L/C Participation Fee” shall have the meaning assigned to such term in Section 2.05(c).

“Lenders” shall mean (a) the Persons listed on Schedule 2.01 (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance), (b) any Person that has become a party hereto pursuant to an Assignment and Acceptance and (c) any Person that has become a party hereto pursuant to an Incremental Term Loan Assumption Agreement or an Additional Revolving Credit Commitment Assumption Agreement. Unless the context otherwise requires, the term “Lenders” shall include the Swingline Lender.

“Letter of Credit” shall mean any standby letter of credit issued pursuant to Section 2.23.

“Leverage Ratio” shall mean, with respect to any Test Period, the ratio of (a) Total Debt as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period.

“LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being LIBOR01 page) for deposits (for delivery on the first day of such period), determined as of approximately 11:00 a.m. (London time), on the date that is two Business Days prior to the commencement of such Interest Period for a period equal to such Interest Period in dollars; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, encumbrance, collateral assignment, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party (other than any Loan Party) with respect to such securities; provided, that in no event shall Liens be deemed to include an operating lease or customary rights of first refusal and tag, drag and similar rights in joint venture agreements.

“Loan Documents” shall mean this Agreement, the Letters of Credit, the Security Documents, the Reaffirmation Agreement, each Incremental Term Loan Assumption Agreement, each Additional Revolving Credit Commitment Assumption Agreement, the Intermediate Borrower Novation and Assumption Agreement, US Borrower Novation and Assumption Agreement and the promissory notes, if any, executed and delivered pursuant to Section 2.04(e).

“Loan Parties” shall mean Holdings, the Borrower and the Subsidiary Guarantors.

“Loans” shall mean the Revolving Loans, the Term Loans and the Swingline Loans.

“Luxco Holdings” shall mean SSILuxCo II S.à r.l.

“Luxco Share Charge” shall mean the Irish law charge to be entered into by SSILuxCo II S.à r.l. on the Commitment Effective Date in favor of the Collateral Agent in form and substance reasonably satisfactory to Holdings and the Administrative Agent.

“Majority Facility Lenders” shall mean, with respect to any Facility, the holders of a majority of the aggregate unpaid principal amount of the Term Loans or the Aggregate Revolving Credit Exposure, as the case may be, outstanding under such Facility (or, in the case of the Revolving Credit Facility, prior to the termination of the Revolving Credit Commitments, the holders of a majority of the Total Revolving Credit Commitment).

“Mandatory Borrowing” shall have the meaning assigned to such term in Section 2.22(f).

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean a material adverse condition or material adverse change in or material adverse affect on (a) the business, assets, liabilities, operations or financial condition of Holdings and its subsidiaries, taken as a whole, (b) the ability of the Borrower or the

Loan Parties (taken as a whole) to perform any of their obligations under any Loan Document to which the Borrower or any of the Loan Parties is a party, or (c) the validity or enforceability of any of the Loan Documents or the rights and remedies of the Administrative Agent, the Collateral Agent or the Secured Parties thereunder.

“Material Acquisition” shall mean any Permitted Acquisition the aggregate consideration for which is in excess of $100,000,000.

“Material Indebtedness” shall mean Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of Holdings, the Borrower and the Restricted Subsidiaries in a principal amount exceeding $10,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Holdings, the Borrower or any Restricted Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings, such Borrower or such Restricted Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Material Subsidiary” shall mean, with respect to any Restricted Subsidiary to the extent that any such Restricted Subsidiary (a) individually either (i) contributed 3% or more of Consolidated Net Income for the period of four fiscal quarters most recently ended on or prior to the date of determination and/or (ii) has assets (excluding intercompany balances) representing 3% or more of total assets (excluding intercompany balances) for Holdings and its Restricted Subsidiaries on a consolidated basis on the last day of the most recent fiscal quarter ended on or prior to the date of determination, or (b) in the aggregate with other Restricted Subsidiaries, either (i) contributed 5% or more of Consolidated Net Income for the period of four fiscal quarters most recently ended on or prior to the date of determination and/or (ii) has assets (excluding intercompany balances) representing 5% or more of total assets (excluding intercompany balances) for Holdings and its Restricted Subsidiaries on a consolidated basis on the last day of the most recent fiscal quarter ended on or prior to the date of determination.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Minimum Extension Condition” shall have the meaning assigned to such term in Section 2.25(b).

“Moody’s” shall mean Moody’s Investors Service, Inc. and any successor thereto.

“Mortgaged Properties” shall mean each parcel of real property by a Loan Party, and the improvements thereto owned by a Loan Party with respect to which a Mortgage is granted pursuant to Section 5.09 or Section 5.10.

“Mortgages” shall mean the mortgages or deeds of trust, assignments of leases and rents and other security documents granting a Lien on any Mortgaged Property to secure the Obligations as are reasonably satisfactory to the Collateral Agent, as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with this Agreement.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” shall mean (a) with respect to any Disposition or Recovery Event, the proceeds thereof in the form of cash and Permitted Investments (including any such proceeds subsequently received (as and when received) in respect of noncash consideration initially received), net of (i) selling expenses (including reasonable broker’s fees or commissions, legal fees, transfer and similar taxes incurred by Holdings and the Restricted Subsidiaries in connection therewith and the Borrower’s good faith estimate of income taxes paid or payable in connection with such sale, without regard to any available tax credits, deductions and any tax sharing arrangements), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Disposition (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds) and (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by the asset sold in such Disposition and which is required to be repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset); (b) with respect to any issuance or disposition of Indebtedness or any sale or issuance of Equity Interests by Holdings or any of the Restricted Subsidiaries, the cash proceeds thereof, net of all taxes and reasonable and customary fees, commissions, costs and other expenses incurred by Holdings and the Restricted Subsidiaries in connection therewith; and (c) with respect to any sale or issuance of Equity Interests by any direct or indirect parent of the Borrower, the amount of cash from such sale or issuance contributed to the capital of the Borrower.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Non-Bank Certificate” shall have the meaning assigned to such term in Section 2.20(e)(ii)(c).

“Non-US Subsidiary” shall mean any Subsidiary that is not a US Subsidiary.

“Notice of Intent to Cure” shall have the meaning assigned to such term in Section 5.04(d).

“Obligations” shall mean all obligations defined as “Obligations” in the Guarantee and Collateral Agreement and the other Security Documents.

“Original Credit Agreement” shall have the meaning assigned to such term in the preamble.

“Other Financing” shall have the meaning assigned to such term in Section 6.09(a).

“Other Taxes” shall mean, in respect of any jurisdiction, any and all present or future stamp or documentary duties or taxes or any other excise, value added taxes or property taxes, charges or similar levies (including interest, fines, penalties and additions to tax) arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, except for any Excluded Taxes.

“Other Term Loans” shall have the meaning assigned to such term in Section 2.24(a).

“Paying Agent” shall have the meaning assigned to such term in Article VIII.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Benefits” shall have the meaning assigned to such term in Section 3.16(b).

“Perfection Certificate” shall mean the Perfection Certificate substantially in the form of Exhibit F or any other form approved by the Collateral Agent.

“Perfection Requirements” shall mean the making or the procuring of the appropriate registrations, filings, endorsements, notarizations, stampings and/or notifications of the Security Documents and/or the Liens purported to be created thereunder.

“Permits” shall mean any and all franchises, licenses, leases, permits, approvals, notifications, certifications, registrations, authorizations, exemptions, qualifications, easements, rights of way, Liens and other rights, privileges and approvals required under any Requirement of Law.

“Permitted Acquisition” shall mean the acquisition by any Loan Party of all or substantially all the assets of a Person or line of business of such Person, or all of the Equity Interests of a Person (referred to herein as the “Acquired Entity”); provided that (a) the Acquired Entity shall be in a similar or complementary and related line of business (or reasonably related extensions thereof) as that of the Loan Parties as conducted during the current and most recently concluded calendar year; (b) at the time of such transaction both immediately before and after giving effect thereto, no Event of Default or Default shall have occurred and be continuing; (c) Holdings and the Restricted Subsidiaries shall not incur or assume any Indebtedness in connection with such acquisition, except as permitted by Section 6.01; (d) the Loan Parties shall comply, and shall cause the Acquired Entity to comply, with the applicable provisions of Sections 5.09 and 5.10 and the Security Documents, unless such Acquired Entity would otherwise be an Excluded Subsidiary pursuant to clauses (a), (b), (c) or (e) of the definition of Excluded Subsidiary (it being understood and agreed that the applicable Loan Parties shall comply with the provisions of Section 5.09(e) even if such Acquired Entity is an Excluded Foreign Subsidiary).

“Permitted Investments” shall mean:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of issuance thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 and that issues (or the parent of which issues) commercial paper rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above;

(e) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above; and

(f) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.

“Permitted Refinancing Indebtedness” shall mean Indebtedness issued or incurred (including by means of the extension or renewal of existing Indebtedness) to refinance, refund, extend, renew or replace existing Indebtedness or Indebtedness assumed in connection with a Permitted Acquisition as permitted by Section 6.01 (“Refinanced Indebtedness”); provided that (a) the principal amount (or accreted value, if applicable) of such refinancing, refunding, extending, renewing or replacing Indebtedness is not greater than the principal amount (or accreted value, if applicable) of such Refinanced Indebtedness plus the amount of any premiums or penalties and accrued and unpaid interest paid thereon and reasonable fees and expenses, in each case associated with such refinancing, refunding, extension, renewal or replacement, (b) such refinancing, refunding, extending, renewing or replacing Indebtedness has a final maturity that is no sooner than, and a weighted average life to maturity that is no shorter than, such Refinanced Indebtedness, (c) if such Refinanced Indebtedness or any Guarantees thereof are subordinated to the Obligations, such refinancing, refunding, extending, renewing or replacing Indebtedness and any Guarantees thereof remain so subordinated on terms no less favorable to the Lenders in any material respect, (d) the obligors in respect of such Refinanced Indebtedness immediately prior to such refinancing, refunding, extending, renewing or replacing are the only obligors on such refinancing, refunding extending, renewing or replacing Indebtedness and (e) such refinancing, refunding, extending, renewing or replacing Indebtedness contains covenants and events of default and is benefited by Guarantees, if any, which, taken as a whole, are determined in good faith by a Financial Officer of the Borrower to be no less favorable to Holdings, the Borrower or the applicable Restricted Subsidiary and the Lenders in any material respect than the covenants and events of default or Guarantees, if any, in respect of such

Refinanced Indebtedness; provided that a certificate of a Financial Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or substantially final drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees).

“Person” shall mean any natural person, corporation, trust, business trust, joint venture, joint stock company, association, company, limited liability company, partnership, Governmental Authority or other entity.

“Platform” shall have the meaning assigned to such term in Section 9.01(a).

“Pledged Collateral” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement and in any other Security Documents.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Press Release” shall mean a press release in the form of Exhibit K as required by Rule 2.5 of Part B of the Takeover Code, or such other form as may be approved from time to time by the Administrative Agent, such approval not to be unreasonably withheld or delayed.

“Prime Rate” shall mean the rate of interest per annum published from time to time by The Wall Street Journal as the “prime rate” for the United States; each change in the Prime Rate shall be effective as of the opening of business on the date such change is announced as being effective (provided that if the Wall Street Journal is not published on a date for which the Prime Rate must be determined, reference shall be made to the prime rate published in the Wall Street Journal on the nearest-preceding date on which the Wall Street Journal was published). The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually available.

“Pro Rata Percentage” of any Revolving Credit Lender, at any time, shall mean the percentage of the Total Revolving Credit Commitment represented by such Lender’s Revolving Credit Commitment. In the event the Revolving Credit Commitments shall have expired or been terminated, the Pro Rata Percentages of any Revolving Credit Lender shall be determined on the basis of the Revolving Credit Commitments most recently in effect prior thereto.

“Public Lender” shall have the meaning assigned to such term in Section 9.01(a).

“Push Down Tax” shall have the meaning assigned to such term in Section 2.20(h)(i).

“Qualified Equity Interests” shall mean any Equity Interests that are not Disqualified Equity Interests.

“Qualified Public Offering” shall mean the issuance by Target or any direct or indirect parent of Target of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the Securities Exchange Commission in accordance with the Securities Act that results in at least $150,000,000 of gross proceeds to Target (whether alone or in connection with a secondary public offering).

“Qualifying Term Loans” shall have the meaning assigned to such term in Section 2.12(d)(ii).

“Rate” shall have the meaning set forth in the definition of “Type.”

“Reaffirmation Agreement” shall mean that certain agreement dated as of the Amendment and Restatement Effective Date, executed and delivered by a duly authorized officer of each of Holdings, the Initial Borrower and BidCo reaffirming each party’s obligations under the Loan Documents.

“Real Property” shall mean all Mortgaged Property and all other real property owned or leased from time to time by Holdings, the Borrower and the Subsidiaries or in which they have an interest.

“Receivables Facility” means any of one or more receivables financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to Holdings or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which Holdings or any of its Restricted Subsidiaries sells its accounts receivable to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Receivables Facilities and other activities reasonably related thereto.

“Recovery Event” shall mean any settlement of or payment in respect of any property or casualty insurance claim or any taking under power of eminent domain or by condemnation or similar proceeding of or relating to any property or asset of Holdings, the Borrower or any Subsidiary Guarantor.

“Reference Date” shall have the meaning set forth in the definition of “Available Basket Amount.”

“Refinanced Indebtedness” shall have the meaning set forth in the definition of “Permitted Refinancing Indebtedness.”

“Refinanced Term Loans” shall have the meaning assigned to such term in Section 9.08(e).

“Register” shall have the meaning assigned to such term in Section 9.04(d).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Fund” shall mean, with respect to any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is advised or managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” shall mean any release, spill, seepage, emission, leaking, pumping, injection, pouring, emptying, deposit, disposal, discharge, dispersal, dumping, escaping, leaching, or migration into, onto or through the environment or within or upon any building, structure, facility or fixture.

“Relevant Territory” shall have the meaning set forth in the definition of “Irish Qualifying Lender.”

“Repayment Date” shall have the meaning assigned to such term in Section 2.11(a)(i).

“Replacement Term Loans” shall have the meaning assigned to such term in Section 9.08(e).

“Required Lenders” shall mean, at any time, Lenders having Loans (excluding Swingline Loans), L/C Exposure, Swingline Exposure and unused Revolving Credit Commitments and Term Loan Commitments representing at least a majority of the sum of all Loans outstanding (excluding Swingline Loans), L/C Exposure, Swingline Exposure and unused Revolving Credit Commitments and Term Loan Commitments at such time.

“Required Prepayment Percentage” shall mean (a) in the case of any Disposition or Recovery Event, 100%; (b) in the case of any issuance or other incurrence of Indebtedness, 100%; and (c) in the case of any Excess Cash Flow, 50%; provided, that if, as of the last day of the most recently ended fiscal year, the Leverage Ratio (calculated after giving pro forma effect to any mandatory prepayment otherwise required under Section 2.13(d) assuming a Required Prepayment Percentage of 50%) is 3.50:1.00 or less but greater than 2.50:1.00, then the Required Prepayment Percentage shall be deemed to be 25%; provided, further, that if, as of the last day of the most recently ended fiscal year, the Leverage Ratio (calculated after giving pro forma effect to any mandatory prepayment otherwise required under Section 2.13(d) assuming a Required Prepayment Percentage of 25%) is 2.50:1.00 or less, then the Required Prepayment Percentage shall be deemed to be 0%.

“Requirement of Law” shall mean as to any Person, the governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority in any jurisdiction, in each case applicable to or binding upon such Person or any of its Real Property or personal property or to which such Person or any of its property of any nature is subject.

“Responsible Officer” of any Person shall mean any executive officer, president, treasurer, vice treasurer or Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.

“Restricted Indebtedness” shall mean Indebtedness of Holdings, the Borrower or any Subsidiary Guarantor, the payment, prepayment, repurchase or defeasance of which is restricted under Section 6.09(b).

“Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Holdings or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, defeasance, retirement, acquisition, cancellation or termination of any Equity Interests in Holdings, the Borrower or any Restricted Subsidiary or any option, warrant or other right to acquire any such Equity Interests in Holdings, the Borrower or any Restricted Subsidiary.

“Restricted Subsidiary” shall mean any Subsidiary of Holdings, unless the context requires otherwise, that is not an Unrestricted Subsidiary.

“Returns” shall mean, with respect to any Investment, any repayments, interest, returns, profits, distributions, proceeds, fees and similar amounts actually received in cash or Permitted Investments (or converted into cash or Permitted Investments by Holdings or any of the Subsidiaries).

“Revolving Credit Borrowing” shall mean a Borrowing comprised of Revolving Loans.

“Revolving Credit Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans (and to acquire participations in Letters of Credit and Swingline Loans) hereunder as set forth on Schedule 2.01, in the Assignment and Acceptance pursuant to which such Lender assumed its Revolving Credit Commitment or in the Additional Revolving Credit Commitment Assumption Agreement pursuant to which such Lender agreed to provide an additional Revolving Credit Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.

“Revolving Credit Exposure” shall mean, with respect to any Lenders, at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s L/C Exposure, plus the aggregate amount at such time of such Lender’s Swingline Exposure.

“Revolving Credit Facility” shall mean the Revolving Credit Commitments and the extensions of credit made thereunder.

“Revolving Credit Lender” shall mean a Lender with a Revolving Credit Commitment or an outstanding Revolving Loan.

“Revolving Credit Maturity Date” shall mean the fifth anniversary of the Initial Funding Date. In the event that one or more Extensions are effected in accordance with Section 2.25, then the Revolving Credit Maturity Date of each tranche of Revolving Loans or Revolving Credit Commitments shall be determined based on the respective Stated Maturity applicable thereto.

“Revolving Loans” shall mean the revolving loans made by the Lenders to the Borrower pursuant to clause (a)(ii) of Section 2.01.

“S&P” shall mean Standard & Poor’s Ratings Service, or any successor thereto.

“Scheme” shall mean the scheme of arrangement to be entered into pursuant to Section 201 of the Companies Act, by and between BidCo, Target and the holders of Target Shares and the related capital reduction in the Target pursuant to Sections 72 and 74 of the Companies Act, as outlined in the Press Release and the Scheme Circular, in each case as may be varied, amended, supplemented, or replaced in accordance with the terms of the Further Press Release and the Further Circular, respectively.

“Scheme Cancellation Date” shall mean the date of the earliest to occur of the following: (a) the Scheme lapses, is withdrawn or is rejected by the Court, or the shareholders of the Target fail (on a vote) to approve the shareholder’s resolutions regarding the implementation of the Scheme, (b) the Press Release for the Scheme is not issued within 5 days after the Commitment Effective Date, (c) the Scheme does not become effective within 180 days after the First Amendment Effective Date, (d) the Further Circular is not dispatched to the shareholders of the Target within 28 days of the issue of the Further Press Release (in the case of clause (d), as such period may be extended or reduced at the direction, or with the consent, of the Takeover Panel or the Court), or (e) the Further Press Release is not issued within 5 days after the First Amendment Effective Date (in the case of clause (e), as such period may be extended at the direction, or with the consent, of the Takeover Panel or the Court).

“Scheme Circular” shall mean the Scheme Circular issued by the Target to its shareholders dated March 12, 2010 and shall include, where the context so requires, any Further Circular.

“Scheme Covenants” shall mean the covenants of Holdings and the Borrower set out in Sections 5.15 and 6.15 hereof.

“Scheme Documents” shall mean the Scheme Circular, the Further Circular, the Press Release, the Further Press Release, the Scheme Transaction Agreement, the Expenses Reimbursement Agreement and any other documents issued, or to be issued, by or on behalf of the Target to its shareholders in respect of the Scheme.

“Scheme Effective Date” shall mean the date on which an office copy of the order of the Court sanctioning the Scheme and the associated minute on the reduction of the share capital of the Target is registered by the Registrar of Companies in Ireland for the purposes of section 201(5) of the Companies Act.

“Scheme Transaction Agreement” shall mean the agreed form of transaction agreement in respect of the Scheme entered into between BidCo and the Target in respect of the Scheme.

“SEC” shall mean the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal function.

“Secured Leverage Ratio” shall mean, with respect to any Test Period, the ratio of (a) Total Debt as of the last day of such Test Period that is secured by Liens to (b) Consolidated EBITDA for such Test Period

“Secured Parties” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Documents” shall mean the Guarantee and Collateral Agreement, the Mortgages, the Intellectual Property Security Agreements, the Cayman Security Documents, the Irish Security Documents, the UK Security Documents, the Canadian Security Documents and any documents executed and delivered in connection with Section 5.09 or Section 5.10.

“Senior Notes” shall mean the 11.125% Senior Notes due 2018 issued by the Initial Borrower and US Co-Issuer on the Initial Funding Date, the gross proceeds of which are in substitution for an equal principal amount of loans under the Bridge Credit Agreement.

“Senior Notes Documentation” shall mean the Senior Notes, and all documents executed and delivered in connection with the Senior Notes, including the Senior Notes Indenture.

“Senior Notes Indenture” shall mean the Indenture for the Senior Notes, dated on the Initial Funding Date.

“SPC” shall have the meaning assigned to such term in Section 9.04(i).

“Specified Covenants” shall mean the covenants of Holdings and the Borrower set forth in Sections 6.16 and 6.17(a).

“Specified Transaction” shall mean any Investment, any Permitted Acquisition or any Disposition, in each case whether by merger, consolidation, amalgamation or otherwise or any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary in accordance with the terms hereof.

“Sponsor” shall mean any of Berkshire Partners LLC, Bain Capital Partners, LLC, Advent International Corporation and any of their respective individual or joint Affiliates and funds or partnerships managed or advised by any of them or any of their respective Affiliates, but not including, however, any of their respective portfolio operating companies.

“Sponsor Management Agreement” shall mean the Management Agreement, dated May 26, 2010, among SSI Pooling, L.P, SSI Luxco S.a.r.l., Luxco Holdings, SSI Investments I, Initial Borrower, Bidco, Target, Target (USA) and the Sponsors, as amended, supplemented, waived or modified from time to time, in each case in accordance with this Agreement.

“Sponsor Termination Fees” shall mean the one-time payment under the Sponsor Management Agreement of a termination fee to one or more of the Sponsors and their Affiliates in the event of either a Change of Control or the completion of a Qualified Public Offering.

“SSI Investments I” shall mean SSI Investments I Limited, an Irish private limited company.

“Stated Maturity” shall mean the Revolving Credit Maturity Date; provided that, with respect to any tranche of Extended Revolving Credit Commitments, the Stated Maturity with respect thereto shall instead be the final maturity date as specified in the applicable Extension Offer accepted by the respective Lender.

“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D). Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Step Plan” shall mean the transaction step plan set forth on Schedule 1.01, as amended on the Initial Funding Date subject to the consent of the Administrative Agent, which is hereby provided.

“subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other entity (a) of which securities or other ownership interests representing more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean, unless otherwise specified, any subsidiary of Holdings. For the avoidance of doubt, prior to the Initial Funding Date, neither the Target nor any of its subsidiaries shall be deemed a Subsidiary of Holdings.

“Subsidiary Guarantor” shall mean (a) on the Commitment Effective Date, SSI Investments I and BidCo, (b) on and after the third Business Day (which may be extended in the Administrative Agent’s sole discretion) after the Initial Funding Date, BidCo and each Restricted Subsidiary (other than the Borrower) not organized under the laws of the Republic of Ireland, (c) on and after the tenth day (which may be extended in the Administrative Agent’s sole discretion) after the completion of the White Wash Requirements by Target and each Restricted Subsidiary organized under the laws of the Republic of Ireland, each Restricted Subsidiary referred to in clause (b) (including for the avoidance of doubt, the Initial Borrower and Target) and each other Restricted Subsidiary of Holdings (other than the Borrower), and (d) at any time thereafter, shall include each other Restricted Subsidiary that becomes a guarantor pursuant to Sections 5.09; provided, that the foregoing clauses (b), (c) and (d) shall not apply to any Excluded Subsidiary.

“Successor Borrower” shall have the meaning assigned to such term in Section 6.14(d).

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make loans pursuant to Section 2.22, as the same may be reduced from time to time pursuant to Section 2.09.

“Swingline Exposure” shall mean, at any time, the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Revolving Credit Lender at any time shall equal its Pro Rata Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” shall mean Morgan Stanley Senior Funding, Inc., acting in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” shall mean any loan made by the Swingline Lender pursuant to Section 2.22.

“Syndication Completion Date” shall mean the earlier to occur of (i) the date of Successful Syndication (as defined in the Fee Letter) and (ii) the date that is 90 days after the Initial Funding Date.

“Synthetic Purchase Agreement” shall mean any swap, derivative or other agreement or combination of agreements pursuant to which Holdings or any Restricted Subsidiary is or may become obligated to make (a) any payment in connection with a purchase by any third party from a Person other than Holdings or any Restricted Subsidiary of any Equity Interest or Restricted Indebtedness or (b) any payment (other than on account of a permitted purchase by it of any Equity Interest or Restricted Indebtedness) the amount of which is determined by reference to the price or value at any time of any Equity Interest or Restricted Indebtedness; provided that no phantom stock or similar plan providing for payments only to current or former directors, officers or employees of Holdings or the Restricted Subsidiaries (or to their heirs or estates) shall be deemed to be a Synthetic Purchase Agreement.

“Takeover Code” shall mean the Irish Takeover Panel Act 1997, Takeover Rules 2007 (as amended) and the Substantial Acquisition Rules, 2007.

“Takeover Panel” shall mean the Irish Takeover Panel.

“Takeover Panel Act” shall mean the Irish Takeover Panel Act 1997.

“Target” shall mean SkillSoft Public Limited Company, an Irish public limited company.

“Target Shares” shall mean the issued shares of the Target and shares of the Target that may be issued prior to the consummation of the Scheme.

“Target (USA)” shall mean SkillSoft Corporation, a Delaware corporation.

“Tax Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations related thereto, and any successor statute.

“Tax Confirmation” shall mean a confirmation, substantially in the form of Exhibit N, by each Lender, Issuing Bank and Administrative Agent in favor of the Borrower as to whether or not such Lender, Issuing Bank or Administrative Agent is an Irish Qualifying Lender with respect to interest payable to that Lender, Issuing Bank and Administrative Agent.

“Tax Credit” shall mean a credit against, relief or remission for, or repayment of, any Irish Tax or Irish Taxes.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties or similar charges or withholding (and interest, fines, penalties and additions related thereto) imposed by any Governmental Authority.

“TCA” shall mean the Taxes Consolidation Act 1997.

“Term Borrowing” shall mean a Borrowing comprised of Term Loans.

“Term Lender” shall mean a Lender with a Term Loan Commitment or an outstanding Term Loan.

“Term Loan Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make Term Loans hereunder as set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its Term Loan Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. Unless the context shall otherwise require, the term “Term Loan Commitments” shall include the Incremental Term Commitments.

“Term Loan Facility” shall mean the Term Loan Commitments and the Term Loans made thereunder.

“Term Loan Maturity Date” shall mean the seventh anniversary of the Initial Funding Date.

“Term Loan Prepayment Amount” shall have the meaning assigned to such term in Section 2.12(d)(i).

“Term Loan Voluntary Prepayment” shall have the meaning assigned to such term in Section 2.12(d).

“Term Loan Voluntary Prepayment Notice” shall have the meaning assigned to such term in Section 2.12(d)(i).

“Term Loans” shall mean the term loans made by the Lenders to the Borrower pursuant to clause (a)(i) of Section 2.01. Unless the context shall otherwise require, the term “Term Loans” shall include any Incremental Term Loans.

“Test Period” shall mean, for any determination under this Agreement, the four consecutive fiscal quarters of Holdings then last ended.

“Total Assets” means the total assets of Holdings and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of Holdings or such other Person as may be expressly stated.

“Total Debt” shall mean, as at any date of determination, an amount equal to (a) the sum of (1) the aggregate amount of all outstanding Indebtedness of Holdings and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, obligations in respect of Capitalized Lease Obligations and debt obligations evidenced by promissory notes and similar instruments (and excluding, for the avoidance of doubt, all obligations relating to Receivables Facilities and Hedging Obligations incurred pursuant to clause (h) of Section 6.01) and (2) the aggregate amount of all outstanding Disqualified Equity Interests of Holdings and all Preferred Stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Equity Interests and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP minus (b) the aggregate amount of cash and Permitted Investments (in each case, free and clear of all Liens, other than Liens permitted under Section 6.02) included in the consolidated balance sheet of Holdings and its Restricted Subsidiaries as such date; provided, that for purposes of determining the Leverage Ratio pursuant to the definition of Required Prepayment Percentage, the proviso to clause (a) of the definition of Available Basket Amount and Section 6.06(a)(xiii) and clause (Y) of Section 6.09(b)(i)(G) and for purposes of determining the Leverage Ratio pursuant to the first paragraph of Section 6.01 and the Secured Leverage Ratio pursuant to Section 2.24(c), Section 2.25(a) and Section 6.02(x), Total Debt shall be calculated without giving effect to the preceding clause (b); provided, further that Indebtedness of the Holdings and its Restricted Subsidiaries under any revolving credit facility as at any date of determination shall be determined using the Average Monthly Balance of such Indebtedness for the most recently ended four fiscal quarters for which internal financial statements are available as of such date of determination (the “Reference Period”). For purposes hereof, (a) the “maximum fixed repurchase price” of any Disqualified Equity Interests or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Equity Interests or Preferred Stock as if such Disqualified Equity Interests or Preferred Stock were purchased on any date on which Total Debt shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Equity Interests or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Borrower, (b) “Average Monthly Balance” means, with respect to any Indebtedness incurred by Holdings or its Restricted Subsidiaries under a revolving facility, the quotient of (x) the sum of each Individual Monthly Balance for each fiscal month ended on or prior to such date of determination and included in the Reference Period divided by (y) 12, and (c) “Individual Monthly Balance” means, with respect to any Indebtedness incurred by Holdings or its Restricted Subsidiaries under a revolving credit facility during any fiscal month of Holdings, the quotient of (x) the sum of the aggregate outstanding principal amount of all such Indebtedness at the end of each day of such fiscal month divided by (y) the number of days in such fiscal month.

“Total Revolving Credit Commitment” shall mean, at any time, the aggregate amount of the Revolving Credit Commitments, as in effect at such time. The initial Total Revolving Credit Commitment is $40,000,000.

“Total Term Loan Commitment” shall mean, at any time, the aggregate amount of the Term Loan Commitments, as in effect at such time. The initial Total Term Loan Commitment is $325,000,000.

“Transaction Expenses” shall mean any fees or expenses incurred or paid by Holdings or any Subsidiary (including Target and its subsidiaries) in connection with the Transactions, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Transactions” shall mean, collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party, (b) the borrowings hereunder, the issuance of Letters of Credit and the use of proceeds of each of the foregoing, (c) the execution, delivery and performance by Holdings, the Borrower and the Subsidiaries party thereto of the Bridge Loan Documents, (d) in lieu of any principal amount of loans under the Bridge Credit Agreement, the issuance of the Senior Notes, (e) the granting of Liens pursuant to the Security Documents, (f) the Acquisition (including the execution of the Scheme and payment of the Acquisition Consideration), (g) the Equity Contribution, (h) the repayment of the Existing Credit Agreement, (i) the Intermediate Debt Assumption, (j) the Final Debt Assumption, (k) any other transactions related to or entered into in connection with any of the foregoing (including the transactions specifically set forth in the Step Plan) and (l) the payment of the fees and expenses incurred in connection with any of the foregoing.

“Treasury Rate” shall mean, as of any date of prepayment (or repricing or effective repricing lower by a refinancing) or declaration, in each case as described in Section 2.12(e), the yield to maturity as of such date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such date to the first anniversary of the Initial Funding Date; provided, however, that if the period from such date to the first anniversary of the Initial Funding Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include the Adjusted LIBO Rate and the Alternate Base Rate.

“UCC” shall mean the Uniform Commercial Code.

“UK Debenture” shall mean the English law debenture entered into by the UK Guarantors in favor of the Collateral Agent in substance reasonably similar to the Guarantee and Collateral Agreement and reasonably satisfactory to Holdings and the Administrative Agent.

“UK Guarantors” shall mean each Restricted Subsidiary (and its permitted successors and assigns) incorporated under the laws of England and Wales in respect of which the Borrower is obligated to procure that it becomes a Subsidiary Guarantor.

“UK Security Documents” shall mean, collectively, (i) the UK Debenture and each of the other guarantees, security agreements, pledges, debentures and other documents and instruments executed and delivered by the UK Guarantors, and security agreements granted over Equity Interests of a UK Guarantor, in connection with this Agreement or pursuant to Sections 5.09 or 5.10.

“Uniform Customs” shall have the meaning assigned to such term in Section 9.07.

“Unrestricted Subsidiary” shall mean (a) any Subsidiary designated by the board of directors of Holdings as an Unrestricted Subsidiary pursuant to Section 5.18 subsequent to the Initial Funding Date and (b) any Subsidiary of an Unrestricted Subsidiary, in each case, until such Person ceases to be an Unrestricted Subsidiary in accordance with Section 5.18 or ceases to be a Subsidiary. Notwithstanding the foregoing, neither the Borrower, Target nor any direct or indirect parent of the Borrower or Target that is a Subsidiary shall be permitted to be an Unrestricted Subsidiary.

“US Borrower” shall mean a US Subsidiary of Target that shall become the Borrower under this Agreement after consummation of one of the three transactions involving US Borrower set out in the Step Plan as Alternatives A, B or C (or any similar transaction having an effect substantially similar to Alternatives A, B or C to the extent that such transaction is not adverse to the Lenders) and the substantially simultaneous execution and delivery to the Administrative Agent of the US Borrower Novation and Assumption Agreement by such US

Subsidiary; provided, further, that as set forth in the Step Plan, in the case of (A) Alternative A, US Borrower shall become the US Borrower upon consummation of the transaction set forth as 12A, (B) Alternative B, the continuing Person formed by the merger transactions involving US Borrower and two or more US Subsidiaries set forth as 12B and 12C shall be the US Borrower and (C) Alternative C, the continuing Person following the merger and conversion transactions involving US Borrower and another US Subsidiary set forth as 12C and 13C shall be the US Borrower.

“US Borrower Novation and Assumption Agreement” shall mean the novation and assumption agreement executed by Target and US Borrower, providing for the novation and assumption of the Loans and Commitments, along with all other rights and duties as a “Borrower” hereunder by Target to US Borrower, substantially in the form of Exhibit M or as otherwise mutually and reasonably acceptable to the Borrower and the Administrative Agent.

“US Subsidiaries” shall mean all Subsidiaries incorporated, formed or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Up-Front Closing Fees” shall have the meaning assigned to such term in Section 2.05(d).

“US Co-Issuer” shall mean SSI Co-Issuer, LLC, a Delaware corporation.

“White Wash Requirements” shall mean the requirements of section 60 of the Companies Act with respect to the provision of financial assistance.

“wholly owned subsidiary” of any Person shall mean a subsidiary of such Person of which securities (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable law) or other ownership interests representing 100% of the Equity Interests are, at the time any determination is being made, owned, controlled or held by such Person or one or more wholly owned subsidiaries of such Person or by such Person and one or more wholly owned subsidiaries of such Person; a “wholly owned Subsidiary” shall mean, unless the context otherwise requires, any wholly owned subsidiary of Holdings.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02 Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including”, and words of similar import, shall not be limiting and shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all rights and interests in tangible and intangible assets and properties of any kind whatsoever, whether real, personal or mixed, including cash, securities, Equity Interests, accounts and contract rights. The words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement unless the context shall otherwise require. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any definition of, or reference to, any Loan Document or any other agreement, instrument or document in this Agreement shall mean such Loan Document or other agreement, instrument or document as amended, restated, supplemented or otherwise modified from time to time (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein); (b) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI or any related definition to eliminate the effect of any change in GAAP occurring after the Commitment Effective Date on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI or any related definition for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders; (c) all references to statutes, laws and regulations shall include their respective amendments and restatements from time to time; and (d) any reference to a document in “agreed form” is a document which is previously agreed in writing by or on behalf of Holdings and the Administrative Agent.

Section 1.03 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).

Section 1.04 Pro Forma Calculations. (a) Notwithstanding anything to the contrary herein, the Leverage Ratio and the Secured Leverage Ratio shall be calculated in the manner prescribed by this Section 1.04.

(b) In the event that Holdings or any Restricted Subsidiary incurs, assumes, guarantees, redeems, repays, retires or extinguishes any Indebtedness included in the definitions of Total Debt, as the case may be (other than Indebtedness incurred or repaid under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Equity Interests or Preferred Stock subsequent to the end of the Test Period for which the Leverage Ratio or Secured Leverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of any such ratio is made, then the Leverage Ratio or Secured Leverage Ratio, as applicable, shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Equity Interests or Preferred Stock, as if the same had occurred on the beginning of the applicable Test Period.

(c) For purposes of calculating the Leverage Ratio and Secured Leverage Ratio, Specified Transactions that have been made by Holdings or any of the Restricted Subsidiaries during the applicable Test Period or subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the applicable Test Period. If since the beginning of any such Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into Holdings or any of the Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section, then the Leverage Ratio or the Secured Leverage Ratio, as applicable, shall be calculated giving pro forma effect thereto for such period as if such Specified Transaction occurred at the beginning of the applicable Test Period.

(d) [Reserved].

(e) [Reserved].

(f) Notwithstanding the foregoing, when calculating (i) the Secured Leverage Ratio for the purposes of Section 6.12 (other than a test in a Section of this Agreement, other than Section 6.12, which has as a condition compliance with such Sections), the events described in Sections 1.04(b), and 1.04(c) above that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

(g) Whenever pro forma effect is to be given to a Specified Transaction, (i) the pro forma calculations shall be made with respect to the most recently completed Test Period ending prior to such Specified Transaction for which the financial statements and certificates required by Section 5.04(a) or 5.04(b), as the case may be, and 5.04(d) have been delivered or for which comparable financial statements have been filed with the Securities and Exchange Commission or otherwise been provided to the Administrative Agent, after giving pro forma effect (as described in this Section 1.04) to such transaction, and (ii) the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower (and may include, for the avoidance of doubt, cost savings, operating expense reductions and synergies resulting from such Specified Transaction which is being given pro forma effect that have been or are expected to be realized, and any such adjustments included in the initial pro forma calculations shall continue to apply to subsequent calculations of the Leverage Ratio and Secured Leverage Ratio, including during any subsequent Test Period in which the effects thereof are expected to be realized); provided, that, (A) such amounts are projected by the Borrower in good faith to result from actions either taken or expected to be taken within 12 months after the end of such Test Period in which such Specified Transaction occurred and (B) no amounts shall be added pursuant to this clause to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA for such Test Period.

ARTICLE II.

The Credits

Section 2.01 Commitments. (a) Subject to the terms and conditions hereof, (i) each Term Lender agrees, severally and not jointly, to make a Term Loan to the Borrower on the Initial Funding Date in a principal amount not to exceed its Term Loan Commitment and (ii) each Revolving Credit Lender agrees, severally and not jointly, to make Revolving Loans to the Borrower, at any time and from time to time on and after the Initial Funding Date and until the earlier of the Revolving Credit Maturity Date and the termination of the Revolving Credit Commitment of such Revolving Credit Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Revolving Credit Lender’s Revolving Credit Exposure exceeding such Revolving Credit Lender’s Revolving Credit Commitment; provided that the aggregate principal amount of Revolving Loans made on the Initial Funding Date shall not exceed the lesser of (x) the sum of (A) $5,000,000 plus (B) the amount required to pay the Up-Front Closing Fees payable pursuant to Section 2.05(d) or otherwise, to pay any similar up-front closing fees payable under the Senior Notes or to account for any decrease in the net cash proceeds of the loans made under the Senior Notes as a result of original issue discount, and (y) $30,000,000. Within the limits set forth in clause (ii) of the preceding sentence and subject to the terms, conditions and limitations set forth herein, the Borrower may borrow, pay or prepay and reborrow Revolving Loans. The full amount of the Term Loan Commitment must be drawn in a single drawing on the Initial Funding Date and amounts paid or prepaid in respect of Term Loans may not be reborrowed.

(b) Each Lender having an Incremental Term Loan Commitment, severally and not jointly, hereby agrees, subject to the terms and conditions and relying upon the representations and warranties set forth herein and in the applicable Incremental Term Loan Assumption Agreement, to make Incremental Term Loans to the Borrower, in an aggregate principal amount not to exceed its Incremental Term Loan Commitment. Amounts paid or prepaid in respect of Incremental Term Loans may not be reborrowed.

Section 2.02 Loans. (a) Each Loan (other than Swingline Loans) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class; provided, however, that the failure of any Lender to make any Loan required to be made by it shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Except for Loans deemed made pursuant to Section 2.02(f) and subject to Section 2.22 relating to Swingline Loans, the Loans comprising any Borrowing shall be (i) in an aggregate principal amount that is an integral multiple of $500,000 and not less than $1,000,000 (except, with respect to any Incremental Term Borrowing, to the extent otherwise provided in the related Incremental Term Loan Assumption Agreement) or (ii) equal to the remaining available balance of the applicable Commitments.

(b) Subject to Section 2.08 and Section 2.15, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request pursuant to Section 2.03. Each Lender may, at its option, make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than ten Eurodollar Borrowings outstanding hereunder at any time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c) Except with respect to Loans made pursuant to Section 2.02(f) and subject to Section 2.22 relating to Swingline Loans, each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 12:00 (noon), New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account designated by the Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) of this Section and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have made funds available as contemplated in the preceding sentence, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender, severally with the Borrower, agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower to but excluding the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing or (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.

(e) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Revolving Credit Borrowing if the Interest Period requested with respect thereto would end after the Revolving Credit Maturity Date.

(f) If the Issuing Bank shall not have received from the Borrower the payment required to be made by Section 2.23(e) with respect to a Letter of Credit within the time specified in such Section, the Issuing Bank will promptly notify the Administrative Agent of the L/C Disbursement and the Administrative Agent will promptly notify each Revolving Credit Lender of such L/C Disbursement and its Pro Rata Percentage thereof. Each Revolving Credit Lender shall pay by wire transfer of immediately available funds to the Administrative Agent not later than 2:00 p.m., New York City time, on such date (or, if such Revolving Credit Lender shall have received such notice later than 12:00 (noon), New York City time, on any day, not later than 10:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Lender’s Pro Rata Percentage of such L/C Disbursement (it being understood that such amount shall be deemed to constitute an ABR Revolving Loan of such Lender and such payment shall be deemed to have reduced the L/C Exposure), and the Administrative Agent will promptly pay to the Issuing Bank amounts so received by it from the Revolving Credit Lenders. The Administrative Agent will promptly pay to the Issuing Bank any amounts received by it from the Borrower pursuant to Section 2.23(e) prior to the time that any Revolving Credit Lender makes any payment pursuant to this paragraph; any such amounts received by the Administrative Agent thereafter will be promptly remitted by the Administrative Agent to the Revolving Credit Lenders that shall have made such payments and to the Issuing Bank, as their interests may appear. If any Revolving Credit Lender shall not have made its Pro Rata Percentage of such L/C Disbursement available to the Administrative Agent as provided above, such Lender severally with the Borrower agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this paragraph to but excluding the date such amount is paid, to the Administrative Agent for the account of the Issuing Bank at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable to Revolving Loans pursuant to Section 2.06(a), and (ii) in the case of such Lender, for the first such day, the Federal Funds Effective Rate, and for each day thereafter, the Alternate Base Rate.

Section 2.03 Borrowing Procedure. In order to request a Borrowing (other than a Swingline Loan or a deemed Borrowing pursuant to Section 2.02(f), as to which this Section 2.03 shall not apply), the Borrower shall hand deliver or fax to the Administrative Agent a duly completed Borrowing Request (a) in the case of a Eurodollar Borrowing, not later than 12:00 (noon), New York City time, three Business Days before a proposed Borrowing (except for Loans made on the Initial Funding Date, in which case such Borrowing Request shall be delivered or faxed on the Initial Funding Date) and (b) in the case of an ABR Borrowing, not later than 12:00 (noon), New York City time, one Business Day before a proposed Borrowing (except for Loans made on the Initial Funding Date, in which case such Borrowing Request shall be delivered or faxed on the Initial Funding Date). Notwithstanding anything herein to the contrary, no Borrowing made prior to the Syndication Completion Date shall have an Interest Period in excess of one month unless agreed to by the Administrative Agent. Each Borrowing Request shall be irrevocable, shall be signed by or on behalf of the Borrower and shall specify the following information: (i) whether the Borrowing then being requested is to be a Term Borrowing, an Incremental Term Borrowing or a Revolving Credit Borrowing, and whether such Borrowing is to be a Eurodollar Borrowing or an ABR Borrowing; (ii) the date of such Borrowing (which shall be a Business Day); (iii) the number and location of the account to which funds are to be disbursed (which shall be an account that complies with the requirements of Section 2.02(c)); (iv) the amount of such Borrowing; and (v) if such Borrowing is to be a Eurodollar Borrowing, the initial Interest Period with respect thereto; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice given in accordance with this Section 2.03 (and the contents thereof), and of each Lender’s portion of the requested Borrowing.

Section 2.04 Repayment of Loans; Evidence of Debt. (a) The Borrower hereby jointly, severally and unconditionally promises to pay to the Administrative Agent for the account of each Lender (i) the principal amount of each Term Loan of such Lender made to the Borrower as provided in Section 2.11 and (ii) the then unpaid principal amount of each Revolving Loan of such Lender made to the Borrower on the Revolving Credit Maturity Date. The Borrower hereby unconditionally promises to pay to the Swingline Lender the then unpaid principal amount of each Swingline Loan made to the Borrower on the earlier of the Revolving Credit Maturity Date and the first date after such Swingline Loan is made that is the 15th day or the last day of a calendar month and is at least three Business Days after such Swingline Loan is made.

(b) Each Lender shall maintain, in accordance with its usual practice, an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender to the Borrower from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of the sum received by the Administrative Agent hereunder from the Borrower or any Guarantor and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans made to the Borrower in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it hereunder be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns in substantially the form of Exhibit J-1 or Exhibit J-2, as applicable. Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.

Section 2.05 Fees. (a) The Borrower agrees to pay to each Lender, through the Administrative Agent, on the last Business Day of March, June, September and December in each year and on each date on which any Commitment of such Lender shall expire or be terminated as provided herein, a commitment fee (a “Commitment Fee”) equal to the Commitment Fee Rate on the average daily unused amount of the Revolving Credit Commitments of such Lender (other than the Swingline Commitment) during the preceding quarter (or other period commencing with the Initial Funding Date or ending with the Revolving Credit Maturity Date or the date on which the Commitments of such Lender shall expire or be terminated); provided that any Commitment Fee owing to a Lender which is a Defaulting Lender may be withheld by the Administrative Agent in its sole discretion for so long as such Lender remains a Defaulting Lender; and provided, further that the first payment of such Commitment Fees shall not be due and payable until the second such date to occur after the Initial Funding

Date (or, in the event that the Initial Funding Date occurs on such a date, the first such date to occur after the Initial Funding Date). All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. The Commitment Fee due to each Lender shall commence to accrue on the Initial Funding Date and shall cease to accrue on the date on which the Revolving Credit Commitment of such Lender shall expire or be terminated as provided herein. For purposes of calculating Commitment Fees with respect to Revolving Credit Commitments only, no portion of the Revolving Credit Commitments shall be deemed utilized under Section 2.22 as a result of outstanding Swingline Loans.

(b) The Borrower agrees to pay to the Administrative Agent, for its own account, the fees in the amounts and at the times from time to time agreed to in writing by the Borrower (or any Affiliate) and the Administrative Agent, including pursuant to the Fee Letter (the “Administrative Agent Fees”).

(c) The Borrower agrees to pay (i) to each Revolving Credit Lender (which is not a Defaulting Lender), through the Administrative Agent, on the last Business Day of March, June, September and December of each year and on the date on which the Revolving Credit Commitment of such Lender shall be terminated as provided herein (each, an “L/C Fee Payment Date”) a fee (an “L/C Participation Fee”) calculated on such Lender’s Pro Rata Percentage of the daily aggregate L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements which are earning interim interest pursuant to Section 2.23(h)) during the preceding quarter (or shorter period commencing with the Initial Funding Date or ending with the Revolving Credit Maturity Date or the date on which all Letters of Credit have been canceled or have expired and the Revolving Credit Commitments of all Lenders shall have been terminated) at a rate per annum equal to the Applicable Margin used to determine the interest rate on Revolving Credit Borrowings comprised of Eurodollar Loans pursuant to Section 2.06; provided that any L/C Participation Fee owing to a Lender which is a Defaulting Lender may be withheld by the Administrative Agent in its sole discretion for so long as such Lender remains a Defaulting Lender, and (ii) to the Issuing Bank with respect to each outstanding Letter of Credit issued for the account of (or at the request of) the Borrower a fronting fee, which shall accrue at the rate of 1/4 of 1% per annum or such other rate as shall be separately agreed upon between the Borrower and the Issuing Bank, on the drawable amount of such Letter of Credit, payable quarterly in arrears on each L/C Fee Payment Date after the issuance date of such Letter of Credit, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit issued for the account of (or at the request of) the Borrower or processing of drawings thereunder (the fees in this clause (ii), collectively, the “Issuing Bank Fees”). All L/C Participation Fees and Issuing Bank Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(d) Holdings and the Borrower agree to pay on the Initial Funding Date to each of the Lenders party to this Agreement as Lenders on the Initial Funding Date, as fee compensation for the funding of such Lenders’ Term Loans and for the provision of such Lenders’ Revolving Commitments, closing fees (collectively, the “Up-Front Closing Fees”) in an amount equal to 1.00% of the aggregate principal amount of such Lender’s Revolving Credit Commitment and Term Loan Commitment, payable from the proceeds of the Loans as and when funded on the Initial Funding Date. Such Up-Front Closing Fees shall be allocated among the Lenders party to this Agreement as Lenders on the Initial Funding Date ratably in accordance with the stated

principal amount of each such Lender’s Term Loans and aggregate Revolving Credit Commitments as of the Initial Funding Date. Such Up-Front Closing Fees will be in all respects fully earned, due and payable on the Initial Funding Date and non-refundable and non-creditable thereafter.

(e) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that the Issuing Bank Fees shall be paid directly to the Issuing Bank. Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.06 Interest on Loans. (a) The Loans comprising each ABR Borrowing, including each Swingline Loan, shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be) at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin in effect from time to time.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.

(c) Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. The applicable Alternate Base Rate or Adjusted LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. Notwithstanding anything else to the contrary contained in this Agreement, (i) if the Interest Payment Date with respect to any ABR Loan would otherwise fall on a date on or prior to the date of the Final Debt Assumption, such Interest Payment Date shall be extended and any such interest shall accrue to the next succeeding Business Day after the date of the Final Debt Assumption and (ii) if the Interest Payment Date with respect to any Eurodollar Loan would otherwise fall on a date on or prior to the date of the Final Debt Assumption, (A) such Eurodollar Loan shall be automatically continued as a Eurodollar Loan with the same Interest Period and notice in accordance with the provisions of this Agreement shall be deemed to have been received and accepted with respect to such continuation and (B) no interest on such Eurodollar Loan shall be due and payable until the expiration of the second Interest Period; provided that if the date of the Final Debt Assumption is the date of expiration of such second Interest Period, such interest shall be due and payable on the next succeeding Business Day after the Final Debt Assumption.

Section 2.07 Default Interest. If (i) the Borrower shall default in the payment of any principal of or interest on any Loan or any other amount due hereunder or under any other Loan Document, by acceleration or otherwise or (ii) during the continuance of any Event of Default arising under clauses (g) or (h) of Section 7.01, the Borrower shall on demand from pay interest, to the extent permitted by law, on such defaulted amount to but excluding the date of actual payment (after as well as before judgment) (a) in the case of overdue principal, at the rate otherwise applicable to such Loan pursuant to Section 2.06 plus 2.00% per annum and (b) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when determined by reference to the Prime

Rate and over a year of 360 days at all other times) equal to the rate that would be applicable to an ABR Revolving Loan plus 2.00% per annum; provided, that no interest at such default rate shall accrue or be payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

Section 2.08 Alternate Rate of Interest. In the event, and on each occasion, that prior to the commencement of any Interest Period for a Eurodollar Borrowing (a) the Administrative Agent shall have determined that adequate and reasonable means do not exist for determining the Adjusted LIBO Rate for such Interest Period or (b) the Administrative Agent is advised by the Majority Facility Lenders in respect of the relevant Facility that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining Eurodollar Loans included in such Borrowing for such Interest Period, or that reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or fax notice of such determination to the Borrower and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any request by the Borrower for a Eurodollar Borrowing pursuant to Section 2.03 or Section 2.10 shall be deemed to be a request for an ABR Borrowing and (ii) any Interest Period election that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective. Each determination by the Administrative Agent under this Section 2.08 shall be conclusive absent manifest error.

Section 2.09 Termination and Reduction of Commitments. (a) Unless previously terminated in accordance with the terms hereof, (i) the Term Loan Commitments (other than any Incremental Term Loan Commitments, which shall terminate as provided in the related Incremental Term Loan Assumption Agreement) shall automatically terminate at 5:00 p.m., New York City time, on the last day of the Certain Funds Period and (ii) the Revolving Credit Commitments, the Swingline Commitment shall automatically terminate on the Revolving Credit Maturity Date. The L/C Commitment shall automatically terminate on the earlier to occur of (i) the termination of the Revolving Credit Commitments and (ii) the date 30 days prior to the Revolving Credit Maturity Date. Notwithstanding the foregoing, if the Initial Funding Date shall not have occurred by such time, all the Commitments shall automatically terminate on the occurrence of the termination of the Certain Funds Period.

(b) Upon at least three Business Days’ prior irrevocable written or fax notice to the Administrative Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Revolving Credit Commitments or the Swingline Commitment; provided, however, that (i) each partial reduction of the Revolving Credit Commitments or the Swingline Commitment shall be in an integral multiple of $500,000 and in a minimum amount of $1,000,000 and (ii) the Total Revolving Credit Commitment shall not be reduced to an amount that is less than the Aggregate Revolving Credit Exposure then in effect.

(c) Each reduction in the Revolving Credit Commitments or Swingline Commitment hereunder shall be made ratably among the applicable Lenders in accordance with their Pro Rata Percentages. The Borrower shall pay to the Administrative Agent for the account of the applicable Lenders, on the date of each termination or reduction, the Commitment Fees on the amount of the Commitments so terminated or reduced accrued to but excluding the date of such termination or reduction.

Section 2.10 Conversion and Continuation of Borrowings. The Borrower shall have the right at any time upon prior irrevocable notice to the Administrative Agent (a) not later than 12:00 (noon), New York City time, one Business Day prior to conversion, to convert any Eurodollar Borrowing of the Borrower into an ABR Borrowing, (b) not later than 12:00 (noon), New York City time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing of the Borrower into a Eurodollar Borrowing or to continue any Eurodollar Borrowing of the Borrower as a Eurodollar Borrowing for an additional Interest Period and (c) not later than 12:00 (noon), New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Borrowing of the Borrower to another permissible Interest Period, subject in each case to the following:

(i) each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;

(ii) if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Section 2.02(a) and Section 2.02(b) regarding the principal amount and maximum number of Borrowings of the relevant Type;

(iii) each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Eurodollar Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;

(iv) if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.16;

(v) any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Borrowing;

(vi) any portion of a Eurodollar Borrowing that cannot be converted into or continued as a Eurodollar Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing;

(vii) no Interest Period may be selected for any Eurodollar Term Borrowing that would end later than a Repayment Date occurring on or after the first day of such Interest Period if, after giving effect to such selection, the aggregate outstanding amount of (A) the Eurodollar Term Borrowings with Interest Periods ending on or prior to such Repayment Date and (B) the ABR Term Borrowings would not be at least equal to the principal amount of Term Borrowings to be paid on such Repayment Date; and

(viii) after the occurrence and during the continuance of a Default or Event of Default, the Borrower shall have the option to convert all or any part of any Term Borrowing or Revolving Credit Borrowing from an ABR Borrowing to a Eurodollar Borrowing in accordance with the provisions set forth above or to continue any Eurodollar Borrowing in accordance with the provisions set forth above, in each case, to the extent that (x) such converted or continued Eurodollar Borrowing shall not have an Interest Period longer than one month and (y) the Borrower shall only be permitted to exercise one such option during the continuance of any such Default or Event of Default (for the avoidance of doubt, no provision of this clause (viii) shall prevent any Eurodollar Borrowing from being converted into an ABR Borrowing at the end of the applicable Interest Period).

Each notice pursuant to this Section 2.10 shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall advise the Lenders of any notice given pursuant to this Section 2.10 and of each Lender’s portion of any converted or continued Borrowing. If the Borrower shall not have given notice in accordance with this Section 2.10 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be converted or continued into an ABR Borrowing.

Section 2.11 Repayment of Term Borrowings. (a) (i) On the last day of March, June, September and December of each year and on the Term Loan Maturity Date (or if any such date is not a Business Day, on the next preceding Business Day (each such date being called a “Repayment Date”)), commencing on the second such date to occur after the Initial Funding Date (or, in the event that the Initial Funding Date occurs on such a date, the first such date to occur after the Initial Funding Date), the Borrower shall pay to the Administrative Agent, for the account of the Term Lenders, a principal amount of the Term Loans (as adjusted from time to time pursuant to Section 2.11, Section 2.12 and Section 2.13(e)) equal to (x) for each Repayment Date prior to the Term Loan Maturity Date, 0.25% of the original outstanding principal amount thereof immediately after the funding on the Initial Funding Date, and (y) on the Term Loan Maturity Date, the entire remaining unpaid principal amount thereof, together in each case with accrued and unpaid interest on the amount to be paid to but excluding the date of such payment.

(ii) The Borrower shall pay to the Administrative Agent, for the account of the Incremental Term Lenders, on each Incremental Term Loan Repayment Date, a principal amount of the Other Term Loans (as adjusted from time to time pursuant to Sections 2.11(b), 2.12 and 2.13(e)) equal to the amount set forth for such date in the applicable Incremental Term Loan Assumption Agreement, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(b) To the extent not previously paid, all Term Loans and Other Term Loans shall be due and payable on the Term Loan Maturity Date and the Incremental Term Loan Maturity Date, respectively, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

(c) All repayments pursuant to this Section 2.11 shall be subject to Section 2.16, but shall otherwise be without premium or penalty.

Section 2.12 Prepayment. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon at least three Business Days’ prior written or fax notice (or telephone notice promptly confirmed by written or fax notice) in the case of Eurodollar Loans, or written or fax notice (or telephone notice promptly confirmed by written or fax notice) at least one Business Day prior to the date of prepayment in the case of ABR Loans, to the Administrative Agent before 12:00 (noon), New York City time; provided, however, that (i) each partial prepayment shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000, and (ii) at the Borrower’s election in connection with any prepayment of Revolving Loans pursuant to this Section 2.12(a), such prepayment shall not, so long as no Event of Default then exists, be applied to any Revolving Loan of a Defaulting Lender.

(b) Optional prepayments of Term Loans shall be applied as directed by the Borrower.

(c) Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein. All optional prepayments, including all optional prepayments under this Section 2.12 shall be subject to Section 2.16, but otherwise without premium (subject to Section 2.12(e)) or penalty. All prepayments under this Section 2.12 shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment. In connection with any voluntary prepayments by the Borrower pursuant to Section 2.12, any voluntary prepayment thereof shall be applied first to ABR Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.16.

(d) Notwithstanding anything to the contrary contained in this Section 2.12 or any other provision of this Agreement and without otherwise limiting the rights in respect of prepayments of the Loans of the Borrower, so long as no Default or Event of Default has occurred and is continuing and with the consent of the Administrative Agent, the Borrower may make voluntary prepayments of outstanding Term Loans (each, a “Term Loan Voluntary Prepayment”) pursuant to this Section 2.12(d) on the following basis:

(i) the Borrower shall notify the Term Lenders (the “Term Loan Voluntary Prepayment Notice”), not later than 12:00 (noon), New York City time, at least five Business Days in advance of a proposed consummation of such Term Loan Voluntary Prepayment, that it desires to prepay Term Loans with proceeds in an aggregate amount specified by the Borrower (which amount shall be not less than $10,000,000 in the aggregate in each case) (such amount or such lower amount constituting Qualifying Term Loans (as defined below) as contemplated by Section 2.12(d)(ii) hereof, each, a “Term Loan Prepayment Amount”) at a discount (which shall be expected to be within a range to be specified by the Borrower with respect to each Term Loan Voluntary Prepayment; the “Discount Range”) equal to a percentage of par of the principal amount of Term Loans; provided that (i) no proceeds of Revolving Loans shall be used to finance a Term Loan Voluntary Prepayment, (ii) no Incremental Term Loans may be requested by the Borrower for the purpose of financing a Term Loan Voluntary Prepayment, (iii) at the time the Borrower delivers the Term Loan Voluntary Prepayment Notice and after giving effect to the Term Loan Voluntary Prepayment, no Revolving Loans shall be outstanding, (iv) any Term Loan Voluntary Prepayment shall be offered to all Term Lenders on a pro rata basis, (v) the Borrower shall have delivered to the Administrative Agent a certificate stating that (A) no Default or Event of Default has occurred and is continuing or would result from the Term Loan Voluntary Prepayment (after giving effect to any related waivers or amendments obtained in connection with such Term Loan Voluntary Prepayment), and (B) each of the conditions to the Term Loan Voluntary Prepayment contained in this Section 2.12(d) has been satisfied, and (vi) at the Borrower’s request, any Term Lender participating in the Term Loan Voluntary Prepayment shall be required to deliver to the Borrower and the Administrative Agent a customary “big boy” letter acknowledging that as of the date of the applicable Term Loan Voluntary Prepayment Notice and the proposed date of the consummation of such Term Loan Voluntary Prepayment, (1) each Term Loan Voluntary Prepayment is a prepayment pursuant to Section 2.12(d) of the Credit Agreement and the terms set forth therein, (2) the Borrower currently may have information regarding a Loan Party, its ability to perform its Obligations or any other matter that may be material to a decision by any Term Lender to participate in any Term Loan Voluntary Prepayment or participate in any of the transactions contemplated thereby and that has not previously been disclosed to the Administrative Agent and the Lenders (“Excluded Information”), (3) the Excluded Information may not be available to it, the Administrative Agent or the other Lenders, (4) it has independently and without reliance on any other party made its own analysis and determined to enter into the Term Loan Voluntary Prepayment and to consummate the transactions contemplated thereby notwithstanding its lack of knowledge of the Excluded Information and (5) the Borrower shall have no liability to it (to the extent permitted by law) and it hereby waives and releases any claims it may have against the Borrower (under applicable laws or otherwise) with respect to the nondisclosure of the Excluded Information;

(ii) in connection with a Term Loan Voluntary Prepayment, the Borrower shall allow each Term Lender to specify a discount to par (the “Acceptable Discount”) within the Discount Range for a principal amount (subject to rounding requirements specified by the Administrative Agent) of Term Loans at which such Term Lender is willing to permit such Term Loan Voluntary Prepayment. Based on the Acceptable Discounts and principal amounts of Term Loans specified by Term Lenders, the applicable discount (the “Applicable Discount”) for the Term Loan Voluntary Prepayment shall be the lower of (A) the lowest Acceptable Discount at which the Borrower can complete the Term Loan Voluntary Prepayment for the Term Loan Prepayment Amount that is within the Discount Range specified by the Borrower and (B)

in the event the offers received from Term Lenders are insufficient to allow the Borrower to complete the Term Loan Voluntary Prepayment for the Term Loan Prepayment Amount, the highest Acceptable Discount specified by the Term Lenders that is within the Discount Range specified by the Borrower. The Borrower shall prepay Term Loans (or the respective portions thereof) offered by Term Lenders that specify an Acceptable Discount that is equal to or less than the Applicable Discount (“Qualifying Term Loans”) at the Applicable Discount; provided that if the aggregate proceeds required to prepay Qualifying Term Loans (disregarding any interest payable under Section 2.05(d)(iv)) would exceed the Term Loan Prepayment Amount for such Term Loan Voluntary Prepayment, the Borrower shall prepay such Qualifying Term Loans at the Applicable Discount ratably based on the respective principal amounts of such Qualifying Term Loans (subject to rounding requirements specified by the Administrative Agent);

(iii) each Term Loan Voluntary Prepayment shall be deemed to be an optional prepayments pursuant to this Section 2.12 in an amount equal to the aggregate principal amount of Term Loans being prepaid, provided that such Term Loan Voluntary Prepayments shall not be subject to the provisions of Section 2.12(a);

(iv) all Term Loans prepaid pursuant to this Section 2.12(d) shall be accompanied by payment of all accrued interest thereon;

(v) the scheduled principal payments of the Term Loans shall be reduced pro rata by the aggregate principal amount of Term Loans prepaid pursuant to this Section 2.12(d); and

(vi) to the extent not expressly provided for herein, each Term Loan Voluntary Prepayment shall be consummated pursuant to procedures (including as to timing of any issuance of a Term Loan Voluntary Prepayment Notice, response deadlines, rounding and minimum amounts, Type and Interest Period of accepted Term Loans, irrevocability of any Term Loan Voluntary Prepayment Notice and other notices by the Borrower and Term Lenders and calculation of Applicable Discount in accordance with Section 2.12(d)(ii) above) established by the Administrative Agent in its reasonable judgment and agreed to by the Borrower.

(e) In the event that (i) the Term Loans are prepaid in whole or in part pursuant to Section 2.12(a) (or repriced or effectively repriced lower through any amendment of this Agreement) on or prior to the third anniversary of the Initial Funding Date or (ii) the Administrative Agent declares the Term Loans to be due and payable on or prior to the third anniversary of the Initial Funding Date in whole or in part pursuant to Article VII, then if such prepayment (or repricing or effective repricing lower by a refinancing) or declaration shall have occurred on or prior to the first anniversary of the Initial Funding Date, the Borrower shall pay to the Lenders a premium on the amount so prepaid (or repriced or effectively repriced lower by a refinancing) or declared in an amount equal to the Applicable Premium, or if such prepayment (or repricing or effective repricing lower by a refinancing) or declaration shall have occurred after the first anniversary of the Initial Funding Date but on or prior to the third anniversary of the Initial Funding Date, the Borrower shall pay to the Lenders a premium on the amount so prepaid (or repriced or effectively repriced lower by a refinancing) or declared in an amount as follows:

Relevant Period	Prepayment premium as a percentage of the amount so prepaid (or repriced or effectively repriced lower by a refinancing) or declared
On or prior to the second anniversary of the Initial Funding Date, but after the first anniversary of the Initial Funding Date	2.0%
On or prior to the third anniversary of the Initial Funding Date, but after the second anniversary of the Initial Funding Date	1.0%

Section 2.13 Mandatory Prepayments. (a) In the event of any termination of all the Revolving Credit Commitments, the Borrower shall, on the date of such termination, repay or prepay all its outstanding Revolving Credit Borrowings and all its outstanding Swingline Loans and replace all its outstanding Letters of Credit and/or deposit an amount equal to the L/C Exposure in cash in a cash collateral account established with the Collateral Agent for the benefit of the Secured Parties. If as a result of any partial reduction of the Revolving Credit Commitments the Aggregate Revolving Credit Exposure would exceed the Total Revolving Credit Commitment after giving effect thereto, then the Borrower shall, on the date of such reduction, repay or prepay Revolving Credit Borrowings or Swingline Loans (or a combination thereof) and/or cash collateralize Letters of Credit in an amount sufficient to eliminate such excess. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, in the event the Swingline Lender notifies the Administrative Agent and the Borrower that a Lender has not funded its participation pursuant to Section 2.22(e) or its pro rata share of a Mandatory Borrowing pursuant to Section 2.22(f), the Borrower, shall upon demand by the Swingline Lender, pay to the Administrative Agent for the account of the Swingline Lender an amount equal to such Defaulting Lender’s unfunded participation or Pro Rata Percentage of the Loans required to be made pursuant to Mandatory Borrowing, as the case may be, which amount shall be applied by the Administrative Agent solely to reduce the aggregate principal amount of outstanding Swingline Loans; provided that no such payment by the Borrower shall change the status of a Defaulting Lender as such, or otherwise limit, reduce or qualify the obligations of any Lender with respect to its obligations under this Agreement or the other Loan Documents including without limitation to fund its Pro Rata Percentage of participations required by Section 2.22(e) or Loans made pursuant to a Mandatory Borrowing, in each case, after giving effect to any payments made by the Borrower pursuant to the terms of this sentence.

(b)

(i)(A) If (x) any Loan Party Disposes of any property or assets (other than any Disposition of any property or assets permitted by Section 6.05(a), (b), (c)(i), (d), (e), (g), (k), (l) or (m) and other than any Disposition resulting in less than $250,000 in Net Cash Proceeds) or (y) any Recovery Event occurs, which results in the realization or receipt by such Loan Party of Net Cash Proceeds (other than any Recovery Event resulting in the realization or receipt of less than $250,000 in Net Cash Proceeds), the Borrower shall apply the Required Prepayment Percentage of the Net Cash Proceeds received with respect thereto to prepay outstanding Loans in accordance with Section 2.13(e) on or prior to the date which is five Business Days after the date of the realization or receipt of such Net Cash Proceeds; provided, that no prepayment shall be required pursuant to this Section 2.13(b)(i)(A) with respect to such portion of such Net Cash Proceeds that the Borrower shall have, on or prior to such date, given written notice to the Administrative Agent of its intent to reinvest in accordance with Section 2.13(b)(i)(B).

(B) With respect to any Net Cash Proceeds realized or received with respect to any Disposition (other than any Disposition specifically excluded from the application of Section 2.13(b)(i)(A)) or any Recovery Event, so long as no Default or Event of Default shall have occurred and be continuing, at the option of the Borrower, the Borrower may reinvest all or any portion of such Net Cash Proceeds in assets useful for its business within 365 days following receipt of such Net Cash Proceeds (provided if prior to the expiration of such 365 day period, the Borrower enters into a legally binding commitment to reinvest such Net Cash Proceeds, such reinvestment period shall be extended by an additional 180 days); provided that if any Net Cash Proceeds are no longer intended to be or cannot be so reinvested at any time after delivery of a notice of reinvestment election, an amount equal to any such Net Cash Proceeds shall be applied within five Business Days after the Borrower reasonably determines that such Net Cash Proceeds are no longer intended to be or cannot be so reinvested to the prepayment of the Term Loans as set forth in this Section 2.13.

(c) In the event that any Loan Party or any subsidiary of a Loan Party shall receive Net Cash Proceeds from the issuance or other incurrence of Indebtedness of any Loan Party or any Restricted Subsidiary (other than Indebtedness permitted pursuant to Section 6.01), the Borrower shall, substantially simultaneously with (and in any event not later than the fifth Business Day (or not later than thirty days in the case of any Restricted Subsidiary organized outside of Ireland and the United States) next following) the receipt of such Net Cash Proceeds by such Loan Party or such Restricted Subsidiary, apply an amount equal to the Required Prepayment Percentage of such Net Cash Proceeds to prepay outstanding Loans in accordance with Section 2.13(e).

(d) No later than five Business Days after the financial statements with respect to such period are delivered pursuant to Section 5.04(a), the Borrower shall prepay outstanding Loans in accordance with Section 2.13(e), in an aggregate principal amount equal to the positive difference (if any) between (x) the Required Prepayment Percentage of Excess Cash Flow for the fiscal year then ended less (y) any prepayments of the Term Loans made under Section 2.12 in such fiscal year and any prepayments of the Revolving Loans made under Section 2.12 in such fiscal year to the extent accompanied by a permanent reduction in the Revolving Credit Commitments by the amount of such Revolving Loan prepayment pursuant to Section 2.09.

(e) Mandatory prepayments of outstanding Loans under this Agreement shall be applied:

(i) to Term Loans to reduce in direct order the scheduled amortization payments pursuant to Section 2.11. Any Term Lender may elect, by notice in writing to the Administrative Agent at least two Business Days or any shorter time period as the Administrative Agent may determine, prior to the applicable prepayment date, to decline all of any mandatory prepayments of its Term Loans pursuant to Section 2.13, in which case the aggregate amount of the prepayment that would have been applied to prepay such Term Loans but was so declined shall be promptly re-offered to prepay the Term Loans of those Term Lenders who have initially accepted such prepayment (such re-offer to be made to each such Term Lender based on the percentage which such Term Lender’s Term Loans represents of the aggregate Term Loans of all such Term Lenders who have initially accepted such prepayment); and

(ii) in the event of such a re-offer, the relevant Lenders may elect, by notice to the Administrative Agent within one Business Day of receiving notification of such re-offer, to decline all of the amount of such prepayment that is re-offered to them, in which case such amount shall be retained by the Borrower.

(f) The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.13, (i) a certificate signed by a Financial Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) to the extent practicable, (A) at least one day prior written notice of such prepayment for prepayment of ABR Loans and (B) at least three days prior written notice of such prepayment for prepayment of Eurodollar Rate Loans. Each notice of prepayment shall specify the prepayment date, the Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid. All prepayments of Borrowings pursuant to this Section 2.13 shall be subject to Section 2.16, but shall otherwise be without premium or penalty. In connection with any mandatory prepayments by the Borrower of the Term Loans pursuant to Section 2.13, such prepayments shall be applied on a pro rata basis to the then outstanding Term Loans being prepaid irrespective of whether such outstanding Term Loans are ABR Loans or Eurodollar Rate Loans; provided that if no Lenders exercise the right to waive a given mandatory prepayment of the Term Loans pursuant to Section 2.13(e), then, with respect to such mandatory prepayment, the amount of such mandatory prepayment shall be applied first to Term Loans that are ABR Loans to the full extent thereof before application to Term Loans that are Eurodollar Rate Loans in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.16.

(g) If any of the Loans would otherwise constitute an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Tax Code, on or before the end of the first accrual period following the fifth anniversary of the making of each Loan hereunder, and on each Interest Payment Date thereafter, the Borrower shall make a payment with respect to such Loan in an amount equal to the AHYDO Amount. For the purposes of this Section 2.13(g), “AHYDO Amount” means the amount sufficient to ensure that any of the Loans made hereunder will not be an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Tax Code. Each payment of the AHYDO Amount will be applied in full, notwithstanding any other provision of this Agreement to the contrary (including Section 2.13(e) above), to prepay the Loans made hereunder. It is the intention of this Section 2.13(g) that the Loans made hereunder will not be applicable high yield discount obligations.

Section 2.14 Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender, the Administrative Agent or the Issuing Bank (except any such reserve requirement which is reflected in the Adjusted LIBO Rate) or

(ii) impose on any Lender, the Administrative Agent or the Issuing Bank or the London interbank market any other condition (except any such reserve requirement which is reflected in the definition of Statutory Reserves) affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein, and the result of any of the foregoing shall be to increase the cost to such Lender or the Issuing Bank of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to any Lender, the Administrative Agent or the Issuing Bank of issuing or maintaining any Letter of Credit or purchasing or maintaining a participation therein or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender, the Administrative Agent or the Issuing Bank to be material, then the Borrower will pay to such Lender, the Administrative Agent or the Issuing Bank, as the case may be, upon demand such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered; provided, that such amount shall be determined in a manner consistent with the amount that such Lender or the Issuing Bank, as the case may be, would generally apply with respect to other similarly situated borrowers, if applicable, and shall not be duplicative of any amounts paid by the Borrower under any other provision of this Agreement, and provided further, that costs to which this Section 2.14 applies shall not include Excluded Taxes or costs relating to Indemnified Taxes or Other Taxes that are governed by Section 2.20.

(b) If any Lender, the Administrative Agent or the Issuing Bank shall have determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on such Lender’s, the Administrative Agent’s or the Issuing Bank’s capital or on the capital of such Lender’s, the Administrative Agent’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit purchased by, such Lender or the Letters of Credit issued by the Issuing Bank to a level below that which such Lender, the Administrative Agent or the Issuing Bank or such Lender’s, the Administrative Agent’s or the Issuing Bank’s holding company would have achieved but for such Change in Law (taking into consideration such Lender’s, the Administrative Agent’s or the Issuing Bank’s policies and the policies of such Lender’s, the Administrative Agent’s or the Issuing Bank’s holding company with respect to capital adequacy) by an amount deemed by such Lender, the Administrative Agent or the Issuing Bank to be material, then from time to time the Borrower shall pay to such Lender, the Administrative Agent or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender, the Administrative Agent or the Issuing Bank or such Lender’s, the Administrative Agent’s or the Issuing Bank’s holding company for any such reduction suffered; provided, that such amount shall be determined in a manner consistent with the amount that such Lender or the Issuing Bank, as the case may be, would generally apply with respect to other similarly situated borrowers, if applicable, and shall not be duplicative of any amounts paid by the Borrower under any other provision of this Agreement.

(c) A certificate of a Lender, the Administrative Agent or the Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender, the Administrative Agent or the Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive absent manifest error. The Borrower shall pay such Lender, the Administrative Agent or the Issuing Bank, as the case may be, the amount or amounts shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

(d) Failure or delay on the part of any Lender, the Administrative Agent or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s, the Administrative Agent’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be under any obligation to compensate any Lender, the Administrative Agent or the Issuing Bank under paragraph (a) or (b) above for increased costs or reductions with respect to any period prior to the date that is 180 days prior to such request if such Lender, the Administrative Agent or the Issuing Bank knew or could reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would or could reasonably have been expected to result in a claim for increased compensation by reason of such increased costs or reductions; provided further that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 180-day period. The protection of this Section shall be available to each Lender, the Administrative Agent and the Issuing Bank regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

Section 2.15 Change in Legality. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent:

(i) such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans), whereupon any request for a Eurodollar Borrowing (or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and

(ii) such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans. Any such conversion of a Eurodollar Loan under (i) above shall be subject to Section 2.16.

(b) For purposes of this Section 2.15, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

Section 2.16 Indemnity. The Borrower shall indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurodollar Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any Eurodollar Loan to an ABR Loan, or the conversion of the Interest Period with respect to any Eurodollar Loan, in each case other than on the last day of the Interest Period in effect therefor or (iii) any Eurodollar Loan to be made by such Lender (including any Eurodollar Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Loan shall have been given by the Borrower hereunder (any of the events referred to in this clause being called a “Breakage Event”) or (b) any default in the making of any payment or prepayment required to be made hereunder. In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Eurodollar Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive absent manifest error.

Section 2.17 Pro Rata Treatment. Except as provided in Section 2.13 and below in this Section 2.17 with respect to Swingline Loans, subject to the express provisions of this Agreement which require, or permit, differing payments to be made to non-Defaulting Lenders as opposed to Defaulting Lenders, and as required under Section 2.15, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Commitment Fees, each reduction of the Term Loan Commitments or the Revolving Credit Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans). For purposes of determining the available Revolving Credit Commitments of the Lenders at any time, each outstanding Swingline Loan shall be deemed to have utilized the Revolving Credit Commitments of the Lenders (including those Lenders which shall not have made Swingline Loans) pro rata in accordance with such respective Revolving Credit Commitments. Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount.

Section 2.18 Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower or any other Loan Party, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans or L/C Disbursement as a result of which the unpaid principal portion of its Loans and participations in L/C Disbursements shall be proportionately less than the unpaid principal portion of the Loans and participations in L/C Disbursements of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans and L/C Exposure of such other Lender, so that the aggregate unpaid principal amount of the Loans and L/C Exposure and participations in Loans and L/C Exposure held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans and L/C Exposure then outstanding as the principal amount of its Loans and L/C Exposure prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans and L/C Exposure outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that (i) if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest, and (ii) the provisions of this Section 2.18 shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to Holdings or any of its Affiliates (as to which the provisions of this Section 2.18 shall apply). The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Loan or L/C Disbursement deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.

Section 2.19 Payments. (a) The Borrower shall make each payment (including principal of or interest on any Borrowing or any L/C Disbursement or any Fees or other amounts) hereunder and under any other Loan Document not later than 12:00 (noon), New York City time, on the date when due in immediately available dollars, without setoff (except for setoff that is attributable to withholding taxes, which is governed by Section 2.20), defense or counterclaim. Each such payment (other than (i) Issuing Bank Fees, which shall be paid directly to the Issuing Bank, and (ii) principal of and interest on Swingline Loans, which shall be paid directly to the Swingline Lender except as otherwise provided in Section 2.22(e)) shall be made to the Administrative Agent at its offices at 1585 Broadway, New York, New York 10036 (or such other address from time to time specified in writing by the Administrative Agent to the Borrower). All payments hereunder and under each other Loan Document shall be made in dollars. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.

(b) Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

Section 2.20 Taxes. (a) Except as provided in this Section 2.20, any and all payments by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Taxes unless required by law; provided that if any Indemnified Taxes or Other Taxes are required to be withheld or deducted from such payments, then (i) the sum payable by the Borrower, or, as the case may be, the other Loan Party shall be increased as necessary so that after all required deductions or withholding (including deductions or withholdings applicable to additional sums payable under this Section), the Administrative Agent, the Issuing Bank or such Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or such other Loan Party shall make (or cause to be made) such deductions and (iii) the Borrower or such other Loan Party shall pay (or cause to be paid) the full amount deducted to the relevant Governmental Authority in accordance with applicable law. In addition, the Borrower or any other Loan Party hereunder shall pay (or cause to be paid) any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(b) The Borrower shall indemnify the Administrative Agent, the Issuing Bank and each Lender, within 10 days after written demand therefor, served upon the Borrower and/or the other Loan Party, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, the Issuing Bank or such Lender, as the case may be, or any of their respective Affiliates, on or with respect to any payment by or on account of any obligation of the Borrower or any Loan Party hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section), together with any penalties, interest and expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A reasonably detailed certificate as to the amount of such payment or liability shall be delivered to the Borrower by a Lender, or the Issuing Bank or by the Administrative Agent on its behalf or on behalf of a Lender or Issuing Bank. The Borrower shall not be under any obligation to compensate the Administrative Agent and each Lender and Issuing Bank for any penalties or interest, if the notice thereof has not been provided to the Borrower within 270 days after the payment of such taxes.

(c) As soon as practicable after any payment of Indemnified Taxes or Other Taxes pursuant to Section 2.20(a), and in any event within 30 days of any such payment (or, if receipts or evidence are not available within thirty (30) days, as soon as possible thereafter), the

Borrower shall deliver (or cause to be delivered) to the Administrative Agent the original or a copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) If the Borrower reasonably believes that such Indemnified Taxes or Other Taxes (which have been grossed-up pursuant to clause (a) above or indemnified for pursuant to clause (b) above) were not correctly or reasonably asserted, the Administrative Agent, Issuing Bank or Lender will use their reasonable efforts to cooperate with the Borrower, and shall procure that reasonable assistance is provided to the Borrower, to obtain a refund of such Indemnified Taxes or Other Taxes (which shall be repaid to Borrower in accordance with this Section 2.20(d) net of any expenses and other costs reasonably incurred by the Lender, the Issuing Bank or the Administrative Agent) so long as such efforts would not, in the sole good faith determination of such Administrative Agent, the Issuing Bank or Lender, result in any additional costs, expenses or risks or be otherwise disadvantageous to it. If any Lender, the Issuing Bank or the Administrative Agent (i) obtains a refund in respect of an amount paid by the Borrower to any Governmental Authority and a gross up has been paid pursuant to Section 2.20(a) or for an amount for which indemnification was received by any Lender, the Issuing Bank or the Administrative Agent pursuant to Section 2.20(b), then such Lender, Issuing Bank or the Administrative Agent shall promptly pay to Borrower the amount of the refund (and any interest paid by the Governmental Authority with respect thereto), net of all reasonable and allocable out-of-pocket expense of such Lender, Issuing Bank or the Administrative Agent incurred in obtaining such refund as is determined by the Administrative Agent, the Issuing Bank or such Lender, as the case may be, in its reasonable discretion, and as will leave the Administrative Agent, the Issuing Bank, or such Lender in no worse position than it would be in if no such Taxes had been imposed or (ii) determines that it is entitled to receive a refund in respect of any amount paid by the Borrower to any Governmental Authority pursuant to Section 2.20(a) or for an amount for which indemnification was received by any Lender, Issuing Bank or the Administrative Agent pursuant to Section 2.20(b), then such Lender, Issuing Bank or the Administrative Agent shall use its commercially reasonable efforts to receive such refund and upon receipt of any such refund shall promptly remit such refund as provided in Section 2.20(d)(i); provided that the Borrower, upon the request of the Administrative Agent, the Issuing Bank or such Lender agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority), net of any reasonable incremental additional costs, to the Administrative Agent, the Issuing Bank or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This section shall not be construed to require any Lender, Issuing Bank or the Administrative Agent to make available its Tax returns (or any other information it deems confidential) to the Borrower or any other Person.

(e) Notwithstanding any other provision of this clause (e), a Lender, Issuing Bank, or Administrative Agent shall not be required to deliver any form pursuant to this clause (e) that such Lender, Issuing Bank, or Administrative Agent is not legally able to deliver. Without limiting the foregoing:

(i) Each Lender, Issuing Bank, and Administrative Agent that is a United States person, as defined in Section 7701(a)(30) of the Tax Code, shall deliver to the

Borrower and the Administrative Agent, on or before the date it becomes a party to this Agreement, and at such times as are reasonably requested by the Borrower or the Administrative Agent, two properly completed and duly signed original copies of Internal Revenue Service Form W-9, or any successor form, certifying that such Lender, Issuing Bank, and Administrative Agent is exempt from United States federal back-up withholding.

(ii) Each Foreign Lender shall deliver to the Borrower and the Administrative Agent, on or before the date it becomes a party to this Agreement and at such times as are reasonably requested by the Borrower or the Administrative Agent, whichever of the following is applicable:

(a) two properly completed and duly signed original copies of Internal Revenue Service Form W-8BEN (or any successor forms) claiming eligibility for the benefits of an income tax treaty to which the United States is a party, and such other documentation as required under the Tax Code,

(b) two properly completed and duly signed original copies of Internal Revenue Service Form W-8ECI (or any successor forms),

(c) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Tax Code, (i) a “Non-Bank Certificate” in the form of Exhibit G and (ii) two properly completed and duly signed original copies of Internal Revenue Service Form W-8BEN, or

(d) to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership), or is a participant holding a participation granted by a participating Lender, Internal Revenue Service Form W-8IMY (or any successor forms) of the Foreign Lender, accompanied by a Form W-8ECI, Form W-8BEN, Non-Bank Certificate, Form W-9, Form W-8IMY or any other required information from each beneficial owner, as applicable (provided that, if one or more beneficial owners are claiming the portfolio interest exemption, the Non-Bank Certificate may be provided by such Foreign Lender on behalf of such beneficial owner). Each Foreign Lender shall deliver to the Borrower and the Administrative Agent two further original copies of any previously delivered form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete or inaccurate and promptly after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower or the Administrative Agent, or promptly notify the Borrower and the Administrative Agent that it is unable to do so. Each Foreign Lender shall promptly notify the Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered form or certification to the Borrower or the Administrative Agent.

(f) To the extent legally able to do so, each Lender, Issuing Bank and Administrative Agent shall deliver the Tax Confirmation (substantially in the form attached hereto as Exhibit N) to the Borrower and the Administrative Agent, on or before the date of the first interest payment pursuant to this Agreement, and at such times as are reasonably requested by the Borrower or the Administrative Agent. Each Lender shall promptly notify the Borrower and the Administrative Agent if there is any change in the position from that set out in the Tax Confirmation, provided, however, that no such Tax Confirmation shall be required with respect to any Lender that becomes a party to this Agreement after the Final Debt Assumption has been completed. Each Lender and Issuing Bank acknowledges that the Borrower and the Administrative Agent will be relying upon the valid and subsisting Tax Confirmation provided by each Lender, Issuing Bank, and Administrative Agent. For the avoidance of doubt, if a Lender is not an Irish Qualifying Lender and provides a Tax Confirmation with respect to its status as such in accordance with this clause (f), the Lender shall be entitled to the benefits of clause (a) and clause (b) above with respect to any Irish withholding taxes imposed on any payments hereunder.

(g) Each Lender, Issuing Bank, and Administrative Agent shall, whenever a lapse in time or change in circumstances renders the documentation provided pursuant to Section 2.20(e) obsolete or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent of its inability to do so.

(h)

(i) Notwithstanding anything to the contrary in this Agreement, the Borrower agrees to indemnify on the terms and conditions described below on an after-tax basis each Lender that gives proper notice as described below from and against any U.S. federal income Taxes imposed on such Lender that are attributable to the Intermediate Debt Assumption and/or the Final Debt Assumption (the “Push Down Tax”), provided, however, that if the Initial Borrower shall have received an opinion of Ernst & Young (which opinion shall be reasonably satisfactory to the Administrative Agent) prior to the Initial Funding Date to the effect that it is more likely than not that the Intermediate Debt Assumption and the Final Debt Assumption, either alone or together, will not result in an exchange (or a deemed exchange) of any of the Loans for U.S. federal income tax purposes, then the Borrower shall only be required to indemnify a Lender for the Push Down Tax in the event that such Lender files its U.S. federal income Tax returns on the basis that the Intermediate Debt Assumption and the Final Debt Assumption do not result in the recognition of taxable income or gain for U.S. federal income tax purposes (unless a contrary position is required as a result of an audit or similar proceeding). Nothing in this Agreement shall require any Lender to take a position on any specific basis, and each Lender shall determine its tax position with respect to the Intermediate Debt Assumption and the Final Debt Assumption in its discretion.

(ii) The amount of the Push Down Tax shall equal the excess, if any, of (i) U.S. federal income Taxes imposed on such Lender for the taxable year of the Intermediate Debt Assumption and/or the Final Debt Assumption over (ii) the amount of U.S. federal income Taxes that would have been imposed on such Lender for such taxable year had the Intermediate Debt Assumption and/or the Final Debt Assumption not taken place. If the Lender is entitled to an indemnity pursuant to Section 2.20(h)(i), then any and all reasonable expenses incurred by a Lender in connection with defending its tax return position associated with the Push Down Tax shall be borne by the Borrower, so long as the Borrower is given a proper notice and opportunity to participate and control the resolution of any disputes relating to the Push Down Tax; provided that in the event the direct control by the Borrower may significantly interfere with other tax matters relating to the relevant Lender, the Lender may control the process with consultation with the Borrower, with the Lender and the Borrower each bearing their own respective expenses (other than any reasonable expenses incurred by the Lender in carrying out specific actions at the request of the Borrower, which shall be borne by the Borrower); provided, further, that the Lender shall not settle any dispute relating to the Push Down Tax without the Borrower’s consent, which shall not be unreasonably withheld.

(iii) A Lender seeking payment under clause (h) shall give written notice to the Borrower setting forth in reasonable detail (i) the basis for seeking such payment and (ii) the computation of the amount of the Push Down Tax for which an indemnity is sought pursuant to this clause (h).

(iv) In the event a Lender that has received a payment under this clause (h) actually realizes a refund, credit or other tax benefit (whether by way of reduction in otherwise taxable income, deduction, allocation or apportionment of income or otherwise) that it would not otherwise have realized without the Intermediate Debt Assumption and/or the Final Debt Assumption, it shall promptly pay to the Borrower an amount equal to such benefit, provided that the determination that a Lender has realized any such refund, credit or other benefit shall be made in the Lender’s reasonable judgment and in good faith. In addition, nothing herein shall require any Person to disclose any of its tax returns to the Borrower or any agent of the Borrower.

(i) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.20 shall survive the payment in full of all amounts due hereunder.

(j) An Irish Treaty Lender and the Borrower which makes a payment to which that Irish Treaty Lender is entitled shall reasonably co-operate in completing any procedural formalities necessary for the Borrower to obtain authorization to make that payment without any Irish withholding Tax that would otherwise be imposed; provided, however, that an Irish Treaty Lender shall not be obligated to provide any cooperation or comply with any procedural formalities if doing so would be more onerous or burdensome than the procedure normally required for a United States person (within the meaning of Section 7701(a)(30) of the Tax Code) in connection with providing Internal Revenue Service Form 6166.

(k) If the Borrower pays an additional amount or makes an indemnity payment pursuant to clause (a) or (b) above with respect to Irish Taxes and the relevant Lender determines that:

(i) a Tax Credit is attributable to such additional amount or indemnity payment; and

(ii) the relevant Lender has obtained, utilized or retained the Tax Credit,

the relevant Lender shall pay an amount to the Borrower which that Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the additional amount or indemnity payment not been required to be made by the Borrower.

Section 2.21 Assignment of Commitments Under Certain Circumstances; Duty to Mitigate. (a) In the event (i) any Lender or the Issuing Bank delivers a certificate requesting compensation pursuant to Section 2.14, (ii) any Lender or the Issuing Bank delivers a notice described in Section 2.15, (iii) the Borrower is required to pay any additional amount to any Lender or the Issuing Bank or any Governmental Authority on account of any Lender or the Issuing Bank pursuant to Section 2.20 or (iv) any Lender does not consent to a proposed amendment, modification or waiver of this Agreement requested by the Borrower which requires the consent of all of the Lenders, each affected Lender or all of the Lenders under any Facility to become effective (and which is approved by at least the Required Lenders), the Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender or the Issuing Bank and the Administrative Agent, require such Lender or the Issuing Bank to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement in respect of its Term Loans and/or its Revolving Loans (including its Revolving Credit Commitment) to an assignee that shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) solely with respect to replacements of Lenders pursuant to clauses (i), (ii) or (iii) of this Section, the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Credit Commitment is being assigned, of the Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld or delayed, and (z) the Borrower or such assignee shall have paid to the affected Lender or the Issuing Bank in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans or L/C Disbursements of such Lender or the Issuing Bank, respectively, with respect to its interests being assigned hereunder plus all Fees and other amounts accrued for the account of such Lender or the Issuing Bank hereunder (including any amounts under Section 2.14 and Section 2.16); provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s or the Issuing Bank’s claim for compensation under Section 2.14 or notice under Section 2.15 or the amounts paid pursuant to Section 2.20, as the case may be, cease to cause such Lender or the Issuing Bank to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.15, or cease to result in amounts being payable under Section 2.20, as the case may be (including as a result of any action taken by such Lender or the Issuing Bank pursuant to paragraph (b) below), or if such Lender or the Issuing Bank shall waive its right to claim further compensation under Section 2.14 in respect of such circumstances or event or shall withdraw its notice under Section 2.15 or shall waive its right to further payments under Section 2.20 in respect of such circumstances or event, as the case may be, then such Lender or the Issuing Bank shall not thereafter be required to make any such transfer and assignment hereunder. In connection with any such replacement, upon receipt by such replaced Lender of all amounts specified above in connection with its assigned interests, such replaced Lender shall be deemed to have executed and delivered an Assignment and Acceptance and the assignment by such replaced Lender shall be automatically effective.

(b) If (i) any Lender, the Administrative Agent or the Issuing Bank shall request compensation under Section 2.14, (ii) any Lender or the Issuing Bank delivers a notice described in Section 2.15 or (iii) the Borrower is required to pay any additional amount to any Lender, the Administrative Agent or the Issuing Bank or any Governmental Authority on account of any Lender or the Issuing Bank, pursuant to Section 2.20, then such Lender or the Issuing Bank shall use reasonable efforts (which shall not require such Lender or the Issuing Bank to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.14 or enable it to withdraw its notice pursuant to Section 2.15 or would reduce amounts payable pursuant to Section 2.20, as the case may be, in the future. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the Issuing Bank in connection with any such filing or assignment, delegation and transfer.

Section 2.22 Swingline Loans. (a) Swingline Commitment. Subject to the terms and conditions hereof and relying upon the representations and warranties set forth herein, the Swingline Lender agrees to make loans to the Borrower, at any time and from time to time after the Initial Funding Date, and until the earlier of the Revolving Credit Maturity Date and the termination of the Revolving Credit Commitments in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of all Swingline Loans exceeding $5,000,000 in the aggregate or (ii) the Aggregate Revolving Credit Exposure, after giving effect to any Swingline Loan, exceeding the Total Revolving Credit Commitment. Each Swingline Loan shall be in a principal amount that is an integral multiple of $100,000. The Swingline Commitment may be terminated or reduced from time to time as provided herein. Within the foregoing limits, the Borrower may borrow, pay or prepay and reborrow Swingline Loans hereunder, subject to the terms, conditions and limitations set forth herein.

(b) Swingline Loans. The Borrower shall notify the Administrative Agent by fax, or by telephone (confirmed by fax), not later than 10:00 a.m., New York City time, on the day of a proposed Swingline Loan to be made to it. Such notice shall be delivered on a Business Day, shall be irrevocable and shall refer to this Agreement and shall specify the requested date (which shall be a Business Day) and amount of such Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any notice received from the Borrower pursuant to this paragraph (b). The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower as directed in such notice of proposed Swingline Loan from Borrower to Administrative Agent by 3:00 p.m., New York City time, on the date such Swingline Loan is so requested.

(c) Prepayment. The Borrower shall have the right at any time and from time to time to prepay any Swingline Loan, in whole or in part, upon giving written or fax notice (or telephone notice promptly confirmed by written or fax notice) to the Swingline Lender and to the Administrative Agent before 12:00 (noon), New York City time, on the date of prepayment at the Swingline Lender’s address for notices specified in the Administrative Questionnaire delivered by the Swingline Lender. All principal payments of Swingline Loans shall be accompanied by accrued interest on the principal amount being repaid to the date of payment.

(d) Interest. Each Swingline Loan shall be an ABR Loan and, subject to the provisions of Section 2.07, shall bear interest as provided in Section 2.06(a).

(e) Participations. The Swingline Lender may, by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day, require the Revolving Credit Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Credit Lenders will participate. The Administrative Agent will, promptly upon receipt of such notice, give notice to each Revolving Credit Lender, specifying in such notice such Lender’s Pro Rata Percentage of such Swingline Loan or Loans. In furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Revolving Credit Lender’s Pro Rata Percentage of such Swingline Loan or Loans. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance, whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Credit Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.02(c) with respect to Loans made by such Lender (and Section 2.02(c) shall apply, mutatis mutandis, to the payment obligations of the Lenders under this Section) and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower (or other party liable for obligations of the Borrower) of any default in the payment thereof.

(f) Mandatory Borrowings. The Swingline Lender may by written notice given to the Administrative Agent not later than 1:00 p.m., New York City time, on any Business Day, in its sole discretion, require that the Swingline Lender’s outstanding Swingline Loans shall be funded with one or more Borrowings of Revolving Loans; provided that such notice shall be deemed to have been automatically given upon the occurrence of a Default or an Event of Default under Section 7.01(g) or (h) or upon the exercise of any of the remedies provided in the last paragraph of Section 7.01, in which case one or more Borrowings of Revolving Loans constituting ABR Loans (each such Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day by all Revolving Credit Lenders based on their Pro Rata Percentage and the proceeds thereof shall be applied directly by the Administrative Agent to repay the Swingline Lender for such outstanding Swingline Loans. Each Revolving Credit Lender hereby irrevocably, absolutely and unconditionally, agrees to make Revolving Loans upon one Business Day’s notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by the Swingline Lender. Each Revolving Credit Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.02(c) with respect to Loans made by such Lender (and Section 2.02(c) shall apply, mutatis mutandis, to the payment obligations of the Lenders) and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any Mandatory Borrowing made pursuant to this paragraph. Any amounts received by the Swingline Lender from the Borrower (or other Person on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a Mandatory Borrowing shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Credit Lenders that shall have funded their obligations pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The refinancing of a Swingline Loan with a Mandatory Borrowing pursuant to this paragraph shall not relieve the Borrower (or other Person liable for obligations of the Borrower) of any default in the payment of such Mandatory Borrowing. Mandatory Borrowings shall be made upon the notice specified in above, with the Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of the Mandatory Borrowings as set forth in this Section 2.22(f).

(g) Extensions. If the Revolving Credit Maturity Date shall have occurred in respect of any tranche of Revolving Credit Commitments at a time when another tranche or tranches of Revolving Credit Commitments is or are in effect with a longer Revolving Credit Maturity Date, then on the earliest occurring Revolving Credit Maturity Date all then outstanding Swingline Loans shall be repaid in full on such date (and there shall be no adjustment to the participations of the Revolving Credit Lenders therein as a result of the occurrence of such Revolving Credit Maturity Date); provided, however, that if on the occurrence of such earliest Revolving Credit Maturity Date (after giving effect to any repayments of Revolving Loans and any reallocation of Letter of Credit participations as contemplated in Section 2.24(l)), there shall exist sufficient unutilized Extended Revolving Credit Commitments so that the respective outstanding Swingline Loans could be incurred pursuant the Extended Revolving Credit Commitments which will remain in effect after the occurrence of such Revolving Credit Maturity Date, then there shall be an automatic adjustment on such date of the participations in such Swingline Loans and the same shall be deemed to have been incurred solely pursuant to the relevant Extended Revolving Credit Commitments, and such Swingline Loans shall not be so required to be repaid in full on such earliest Revolving Credit Maturity Date.

Section 2.23 Letters of Credit. (a) General. Subject to the terms and conditions hereof, the Borrower may request the issuance of a Letter of Credit at any time and from time to time after the Initial Funding Date while the Revolving Credit Commitments remain in effect (but no later than 30 days prior to the Revolving Credit Maturity Date) for its own account or for the account of any Restricted Subsidiary (in which case the Borrower and such Restricted Subsidiary shall be co-applicants with respect to such Letter of Credit), in a form reasonably acceptable to the Administrative Agent and the Issuing Bank. This Section shall not be construed to impose an obligation upon the Issuing Bank to issue any Letter of Credit that is inconsistent with the terms and conditions of this Agreement. Letters of Credit shall be denominated in dollars. Notwithstanding anything else to the contrary in any Letter of Credit application, in the event of any conflict between the terms hereof and the terms of any Letter of Credit application, the terms hereof shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. In order to request the issuance of a Letter of Credit (or to amend, renew or extend an existing Letter of Credit), the Borrower shall hand deliver or fax to the Issuing Bank and the Administrative Agent (no less than three Business Days (or such shorter period of time acceptable to the Issuing Bank) in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension, the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) below), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare such Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if, and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that, after giving effect to such issuance, amendment, renewal or extension (i) the L/C Exposure shall not exceed $20,000,000 and (ii) the Aggregate Revolving Credit Exposure shall not exceed the Total Revolving Credit Commitment.

(c) Expiration Date. Each Letter of Credit shall expire at the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit and (ii) the date that is five Business Days prior to the Revolving Credit Maturity Date, unless such Letter of Credit expires by its terms on an earlier date; provided, however, that a Letter of Credit may, upon the request of the Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of 12 months or less (but not beyond the date that is five Business Days prior to the Revolving Credit Maturity Date) unless the Issuing Bank notifies the beneficiary thereof at least 30 days prior to the then-applicable expiration date that such Letter of Credit will not be renewed.

(d) Participations. By the issuance of a Letter of Credit and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Revolving Credit Lender, and each such Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit, effective upon the issuance of such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Pro Rata Percentage of each L/C Disbursement made by the Issuing Bank and not reimbursed by the Borrower (or, if applicable, another party pursuant to its obligations under any other Loan Document) forthwith on the date due as provided in Section

2.02(f). Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the Borrower shall pay to the Administrative Agent an amount equal to such L/C Disbursement within one (1) Business Day after the Borrower shall have received notice from the Issuing Bank that payment of such draft will be made, or, if the Borrower shall have received such notice later than 10:00 a.m., New York City time, on any Business Day, not later than 10:00 a.m., New York City time, on the immediately following Business Day.

(f) Obligations Absolute. The Borrower’s joint and several obligations to reimburse L/C Disbursements as provided in paragraph (e) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, and irrespective of:

(i) any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;

(ii) any amendment or waiver of, or any consent to departure from, all or any of the provisions of any Letter of Credit or any Loan Document;

(iii) the existence of any claim, setoff, defense or other right that the Borrower, any other party guaranteeing, indemnifying or otherwise obligated with, the Borrower, any subsidiary or other Affiliate thereof or any other Person may at any time have against the beneficiary under any Letter of Credit, the Issuing Bank, the Administrative Agent or any Lender or any other Person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;

(iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; and

(vi) any other act or omission to act or delay of any kind of the Issuing Bank, any Lender, the Administrative Agent or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrower’s obligations hereunder.

Without limiting the generality of the foregoing, it is expressly understood and agreed that the absolute and unconditional obligation of the Borrower hereunder to reimburse L/C Disbursements will not be excused by the gross negligence or willful misconduct of the Issuing

Bank. However, the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s gross negligence or willful misconduct in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof; it is understood that the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit (i) the Issuing Bank’s exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (ii) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute willful misconduct or gross negligence of the Issuing Bank.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall as promptly as possible give telephonic notification, confirmed by fax, to the Administrative Agent and the Borrower of such demand for payment and whether the Issuing Bank has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the applicable Lenders with respect to any such L/C Disbursement. The Administrative Agent shall promptly give each Revolving Credit Lender notice thereof.

(h) Interim Interest. If the Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, then, unless the Borrower shall reimburse such L/C Disbursement in full on such date, the unpaid amount thereof shall bear interest for the account of the Issuing Bank, for each day from and including the date of such L/C Disbursement to but excluding the earlier of the date of payment by the Borrower or the date on which interest shall commence to accrue thereon as provided in Section 2.02(f), at the rate per annum that would apply to such amount if such amount were an ABR Revolving Loan.

(i) Resignation or Removal of the Issuing Bank. The Issuing Bank may resign at any time by giving 30 days’ prior written notice to the Administrative Agent, the Lenders and the Borrower. In addition, the Issuing Bank shall be required to resign upon thirty (30) days’ prior notice from the Required Lenders and the Borrower to the Administrative Agent. Subject to the next succeeding paragraph, upon the acceptance of any appointment as the Issuing Bank hereunder by a Lender that shall agree to serve as successor Issuing Bank, such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring or removed Issuing Bank and the retiring or removed Issuing Bank shall be discharged from its obligations to issue additional Letters of Credit hereunder. At the time such removal or resignation shall become effective, the Borrower shall pay all accrued and unpaid fees pursuant to Section 2.05(c)(ii). The acceptance of any appointment as the Issuing Bank hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the Borrower and the Administrative Agent, and, from and after the effective date of such agreement, (i) such successor Lender shall have all the rights and obligations of the previous Issuing Bank under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the resignation or removal of the Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation or removal, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, the Borrower shall, on the Business Day the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Credit Lenders representing greater than 50% of the total L/C Exposure) thereof and of the amount to be deposited, deposit in an account with the Collateral Agent, for the ratable benefit of the Revolving Credit Lenders, an amount in cash equal to the L/C Exposure as of such date. Such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits in Permitted Investments, which investments shall be made at the option and sole discretion of the Collateral Agent, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall (i) automatically be applied by the Administrative Agent to reimburse the Issuing Bank for L/C Disbursements for which it has not been reimbursed, (ii) be held for the satisfaction of the reimbursement obligations of the Borrower for the L/C Exposure at such time and (iii) if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Credit Lenders representing greater than 50% of the total L/C Exposure), be applied to satisfy the Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived. If any Letter of Credit is outstanding on the Revolving Credit Maturity Date, the Borrower shall either cause such Letter of Credit to be returned to the Issuing Bank on the Revolving Credit Maturity Date or cash collateralize such Letter of Credit in a manner reasonably satisfactory to the Issuing Bank.

(k) Additional Issuing Banks. The Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld) and such Lender, designate one or more additional Lenders to act as an issuing bank under the terms of the Agreement. Any Lender designated as an issuing bank pursuant to this paragraph shall be deemed to be an “Issuing Bank” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Bank and such Lender.

(l) Extensions. If the Revolving Credit Maturity Date in respect of any tranche of Revolving Credit Commitments occurs prior to the expiration of any Letter of Credit, then (i) if one or more other tranches of Revolving Credit Commitments in respect of which the Revolving Credit Maturity Date shall not have occurred are then in effect, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Credit Lenders to purchase participations therein) under (and ratably participated in by Revolving Credit Lenders pursuant to) the Revolving Credit Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolving Credit Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i) and unless provisions reasonably satisfactory to the applicable Issuing Bank for the treatment of such Letter of Credit as a letter of credit under a successor credit facility have been agreed upon, the Borrower shall, on or prior to the Revolving Credit Maturity Date, cause all such Letters of Credit to be replaced and returned to the applicable Issuing Bank undrawn and marked “cancelled” or to the extent that the Borrower is unable to so replace and return any Letter(s) of Credit, such Letter(s) of Credit shall be secured by a “back to back” letter of credit reasonably satisfactory to the applicable Issuing Bank, or cash collateralized in an amount equal to the face amount of such Letter(s) of Credit by the deposit by the Borrower of cash in such amount into an account with the Collateral Agent, for the ratable benefit of the Revolving Credit Lenders. Such cash shall be remitted to the Borrower upon the expiration, cancellation or other termination or satisfaction of all Obligations hereunder. Except to the extent of reallocations of participations pursuant to clause (i) above, the occurrence of a Revolving Credit Maturity Date with respect to a given tranche of Revolving Credit Commitments shall have no effect upon (and shall not diminish) the percentage participations of the Revolving Credit Lenders in any Letter of Credit issued before such Revolving Credit Maturity Date.

Section 2.24 Increase in Commitments.

(a) The Borrower may, by written notice to the Administrative Agent from time to time, request Incremental Term Loan Commitments from one or more Incremental Term Lenders, all of which must be Eligible Assignees; provided that each Incremental Term Lender, if not already a Lender hereunder, shall be subject to the approval of the Borrower and the Administrative Agent (in each case not to be unreasonably withheld or delayed). Such notice shall set forth (i) the amount of the Incremental Term Loan Commitments being requested (which shall be in minimum increments of $1,000,000 and a minimum amount of $5,000,000), (ii) the date on which such Incremental Term Loan Commitments are requested to become effective (which shall not be less than 10 Business Days nor more than 60 days after the date of such notice), and (iii) whether such Incremental Term Loan Commitments are commitments to make additional Term Loans or commitments to make term loans with terms different from the Term Loans (“Other Term Loans”). The Borrower may, by written notice to the Administrative Agent from time to time, request additional Revolving Credit Commitments from one or more Persons, all of which must be Eligible Assignees; provided that each Person providing an additional Revolving Credit Commitment, if not already a Lender hereunder, shall be subject to the approval of the Swingline Lender, the Issuing Bank, the Borrower and the Administrative Agent (in each case not to be unreasonably withheld or delayed). Such notice shall set forth (i) the amount of the additional Revolving Credit Commitments being requested (which shall be in minimum increments of $1,000,000 and a minimum amount of $5,000,000), (ii) the date on which such additional Revolving Credit Commitments are requested to become effective (which shall not be less than 10 Business Days nor more than 60 days after the date of such notice) and (iii) whether such additional Revolving Credit Commitments are to be treated as an increase to the original Revolving Credit Commitments or as a new separate tranche of Revolving Credit Commitments. The Borrower may seek additional Revolving Credit Commitments from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other institutional lenders who will become Revolving Credit Lenders in connection therewith. The Borrower and each Person providing an additional Revolving Credit Commitment shall execute and deliver to the Administrative Agent an Additional Revolving Credit Commitment Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the additional Revolving Credit Commitment of each such Person. Except as to amount, interest rates and fees, the terms and provisions of additional Revolving Loans made under such Additional Revolving Credit Commitments shall be identical to those of the original Revolving Loans and original Revolving Credit Commitments hereunder (in each case, such additional Revolving Credit Commitments and Revolving Loans made thereunder with different terms and provision than the original Revolving Loans and original Revolving Credit Commitments hereunder being an additional “tranche” and an additional “Facility” hereunder).

(b) The Borrower may seek Incremental Term Loan Commitments from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other institutional lenders who will become Incremental Term Lenders in connection therewith. The Borrower and each Incremental Term Lender shall execute and deliver to the Administrative Agent an Incremental Term Loan Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Term Loan Commitment of each Incremental Term Lender. The terms and provisions of the Incremental Term Loans shall be identical to those of the Term Loans except as otherwise set forth herein or in the Incremental Term Loan Assumption Agreement. Without the prior written consent of the Required Lenders, (i) the final maturity date of any Other Term Loans shall be no earlier than the Term Loan Maturity Date and (ii) the average life to maturity of the Other Term Loans shall be no shorter than the average life to maturity of the Term Loans. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Term Loan Assumption Agreement and each Additional Revolving Credit Commitment Assumption Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Term Loan Assumption Agreement or Additional Revolving Credit Commitment Assumption Agreement, notwithstanding anything to the contrary in Section 9.08, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loan Commitment and the Incremental Term Loans evidenced thereby or the additional Revolving Credit Commitment and the additional Revolving Loans evidenced thereby, as applicable, and the Administrative Agent and the Borrower may revise this Agreement to evidence such amendments.

(c) Notwithstanding the foregoing, no Incremental Term Loan Commitment or additional Revolving Credit Commitment shall become effective under this Section 2.24 unless (i) on the date of such effectiveness, the conditions set forth in paragraphs (b) and (c) of Section 4.01 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Borrower, (ii) except as otherwise specified in the applicable Incremental Term Loan Assumption Agreement or Additional Revolving Credit Commitment Assumption Agreement, the Administrative Agent shall have received (with sufficient copies for each of the Incremental Term Lenders or Persons providing additional Revolving Credit Commitments, as applicable) legal opinions, board resolutions and other closing certificates reasonably requested by the Administrative Agent and consistent with those delivered on the Commitment Effective Date under Section 4.02, (iii) no Event of Default or Default shall have occurred and be continuing, and (iv) the Secured Leverage Ratio shall not exceed 3.25:1.00, and after giving pro forma effect to such Incremental Term Loan Commitment or additional Revolving Credit Commitment, as applicable.

(d) Each of the parties hereto hereby agrees that the Administrative Agent may, in consultation with the Borrower, take any and all action as may be reasonably necessary to ensure that all Incremental Term Loans (other than Other Term Loans), when originally made, are included in each Borrowing of outstanding Term Loans on a pro rata basis. This may be accomplished by requiring each outstanding Eurodollar Term Borrowing to be converted into an ABR Term Borrowing on the date of each Incremental Term Loan, or by allocating a portion of each Incremental Term Loan to each outstanding Eurodollar Term Borrowing on a pro rata basis. Any conversion of Eurodollar Term Loans to ABR Term Loans required by the preceding sentence shall be subject to Section 2.16. If any Incremental Term Loan is to be allocated to an existing Interest Period for a Eurodollar Term Borrowing, then the interest rate thereon for such Interest Period and the other economic consequences thereof shall be as set forth in the applicable Incremental Term Loan Assumption Agreement. In addition, to the extent any Incremental Term Loans are not Other Term Loans, the scheduled amortization payments under Section 2.11(a)(i) required to be made after the making of such Incremental Term Loans shall be ratably increased by the aggregate principal amount of such Incremental Term Loans and shall be further increased for all Lenders on a pro rata basis to the extent necessary to avoid any reduction in the amortization payments to which the Term Lenders were entitled before such recalculation. Each of the parties hereto hereby agrees that the Administrative Agent may, in consultation with the Borrower, take any and all action (including pursuant to amendments as specified in Section 2.24(b)) as may be reasonably necessary to ensure that, upon the effectiveness of each additional Revolving Credit Commitment, (i) all Borrowings under Revolving Credit Commitments (including additional Revolving Credit Commitments) and repayments thereunder shall be made on a pro rata basis (except for payments of interest and fees at different rates, if applicable, on additional Revolving Credit Commitments) and (ii) all Swingline Loans and Letters of Credit shall be participated in on a pro rata basis by all Lenders with Revolving Credit Commitments (including additional Revolving Credit Commitments) in accordance with their Pro Rata Percentages.

Section 2.25 Extension of Revolving Credit Commitments.

(a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders with Revolving Credit Commitments with a like Stated Maturity, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the Revolving Credit Commitments with the same Stated Maturity) and on the same terms to each such Lender, the Borrower may from time to time following the Initial Funding Date request that such Lenders extend the maturity date of such Revolving Credit Commitments (each, an “Extension”, and each group of Revolving Credit Commitments, in each case as so extended, as well as the original Revolving Credit Commitments (in each case not so extended), being a “tranche” and an additional “Facility” hereunder; any Extended Revolving Credit Commitments shall constitute a separate tranche (and separate “Facility” hereunder) of Revolving Credit Commitments from the tranche of Revolving Credit Commitments (and “Facility” hereunder) from which they were converted), so long as the following terms are satisfied: (i) on the date of the effectiveness of any such Extension, the conditions set forth in paragraphs (b) and (c) of Section 4.01 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Borrower, (ii) the Administrative Agent shall have received legal opinions, board resolutions and other closing certificates reasonably requested by the Administrative Agent and consistent with those delivered on the Commitment Effective Date under Section 4.02, (iii) no Default or Event of Default shall have occurred and be continuing, (iv) the Secured Leverage Ratio after giving pro forma effect to such Extension shall not exceed 3.25:1.00, (v) except as to amount, interest rates, fees and final maturity, the Revolving Credit Commitment of any Revolving Credit Lender (an “Extending Revolving Credit Lender”) extended pursuant to an Extension (an “Extended Revolving Credit Commitment”), and the related Revolving Credit Exposure, shall be a Revolving Credit Commitment (or related Revolving Credit Exposure, as the case may be) with the same terms as the original Revolving Credit Commitments (and related Revolving Credit Exposure); provided that (I) subject to the provisions of Section 2.22(g) and 2.23(l) to the extent dealing with Swingline Loans and Letters of Credit which mature or expire after a Revolving Credit Maturity Date when there exist Extended Revolving Credit Commitments with a longer Stated Maturity, all Swingline Loans and Letters of Credit shall be participated in on a pro rata basis by all Lenders with Revolving Credit Commitments in accordance with their Pro Rata Percentages (and except as provided in Sections 2.22(g) and 2.23(l), without giving effect to changes thereto on an earlier Revolving Credit Maturity Date with respect to Swingline Loans and Letters of Credit theretofore incurred or issued) and all Borrowings under Revolving Credit Commitments and repayments thereunder shall be made on a pro rata basis (except for (A) payments of interest and fees at different rates on Extended Revolving Credit Commitments (and related Revolving Credit Exposure) and (B) repayments required upon the Stated Maturity of the non-extending Revolving Credit Commitments) and (II) at no time shall there be Revolving Credit Commitments hereunder (including Extended Revolving Credit Commitments and any original Revolving Credit Commitments) which have more than three different Stated Maturities, (vi) if the aggregate principal amount of Revolving Credit Commitments in respect of which Revolving Credit Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Revolving Credit Commitments offered to be extended by the Borrower pursuant to such Extension Offer, then the Revolving Credit Commitments and Revolving Loans of such Revolving Credit Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Revolving Credit Lenders have accepted such Extension Offer, (vii) all documentation in respect of such Extension shall be consistent with the foregoing, and all written communications by the Borrower generally directed to the Lenders in connection therewith shall be in form and substance consistent with the foregoing and otherwise reasonably satisfactory to the Administrative Agent, and (viii) any applicable Minimum Extension Condition shall be satisfied.

(b) With respect to all Extensions consummated by the Borrower pursuant to this Section 2.25, no Extension Offer is required to be in any minimum amount or any minimum increment, provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s discretion) of Revolving Credit Commitments of any or all applicable tranches be extended. The Administrative Agent and the Lenders hereby consent to the Extensions and the other transactions contemplated by this Section 2.25 and hereby waive the requirements of any provision of this Agreement or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.20.

(c) The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension. Each of the parties hereto hereby agrees that, upon the effectiveness of any Extension, notwithstanding anything to the contrary in Section 9.08, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of such Extension (including the establishment of new tranches and Facilities) and the Administrative Agent and the Borrower may revise this Agreement to evidence such amendments.

(d) In connection with any Extension, the Borrower shall provide the Administrative Agent at least ten Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.25.

ARTICLE III.

Representations and Warranties

In order to induce the Administrative Agent and the Lenders to (A) enter into this Agreement on the Commitment Effective Date, each of Holdings and the Borrower represents and warrants to the Administrative Agent and the Lenders that, on the Commitment Effective Date the statements set forth below in Section 3.01, 3.02, 3.03, 3.04(a), 3.08, 3.10, 3.11, 3.12, 3.13, 3.15, 3.19 (but only with respect to such Security Documents that are to be executed and delivered on the Commitment Effective Date) and 3.26 are true and correct, and (B) make each Loan or other extension of credit to be made hereunder on each applicable Credit Event, each of Holdings and the Borrower represents and warrants to the Administrative Agent and Lenders that, after giving effect to the Transactions, on the Initial Funding Date and on the date of each other Credit Event that each of the following statements are true and correct:

Section 3.01 Organization; Powers. Holdings, the Borrower and each of the other Loan Parties (a) is duly organized or formed, validly existing and in good standing (to the extent applicable in such jurisdiction) under the laws of the jurisdiction of its organization or formation, (b) has all requisite power and authority, and the legal right, to own and operate its property and assets, to lease the property it operates as lessee and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in, and is in good standing (to the extent applicable in such jurisdiction) in, every jurisdiction where such qualification is required, except where the failure to so qualify in a jurisdiction (other than its jurisdiction of incorporation) could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (d) has the power and authority, and the legal right, to execute, deliver and perform its obligations under this Agreement, each of the other Loan Documents, the Acquisition Documentation and each other agreement or instrument contemplated hereby or thereby to which it is or will be a party, including, in the case of the Borrower, to borrow hereunder, in the case of each Loan Party, to grant the Liens contemplated to be granted by it under the Security Documents and, in the case of Holdings and each Subsidiary Guarantor, to Guarantee the Obligations as contemplated by the Guarantee and Collateral Agreement or any other Loan Documents to which it is a party.

Section 3.02 Authorization; No Conflicts. The Transactions (a) have been duly authorized by all requisite corporate, partnership, public limited liability company or limited liability company and, if required, stockholder, shareholder, partner or member action on behalf of the Loan Parties and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the memorandum or articles of association, certificate or articles of incorporation or other constitutive documents or by-laws of any Loan Party, (B) any order of any Governmental Authority or arbitrator applicable to any Loan Party or (C) any provision of any indenture, agreement or other instrument to which any Loan Party is a party or by which any of them or any of their property is or may be bound, except to the extent that such violation of clauses (A), (B) or (C) could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument, except to the extent that such conflict, breach or default could not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by any Loan Party, other than Liens created under the Security Documents and liens permitted by Section 6.02 hereof.

Section 3.03 Enforceability. This Agreement has been duly executed and delivered by each of Holdings and the Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, court protection, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law.

Section 3.04 Governmental Approvals. (a) Prior to or on the Initial Funding Date, no action, consent or approval of, registration or filing with, Permit from, notice to, or any other action by, any Governmental Authority is required in connection with the Loan Documents, except for (i) the filing of UCC financing statements, filings with the United States Patent and Trademark Office and the United States Copyright Office, and other recordings and filings in connection with the Liens granted to the Collateral Agent under the Security Documents, (ii) recordation of the Mortgages, if any, (iii) such as have been made or obtained and are in full force and effect or which will be made or obtained by the time required by law (including the Perfection Requirements) and (iv) those actions, consents, approvals, registrations, filings, Permits, notices or actions, the failure of which to obtain or make could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) On or after the Initial Funding Date, no action, consent or approval of, registration or filing with, Permit from, notice to, or any other action by, any Governmental Authority is required in connection with the Transactions, except for (a) the filing of UCC financing statements, filings with the United States Patent and Trademark Office and the United States Copyright Office, and other recordings and filings in connection with the Liens granted to the Collateral Agent under the Security Documents, (b) recordation of the Mortgages, if any, (c) such as have been made or obtained and are in full force and effect or which will be made or obtained by the time required by law (including the Perfection Requirements) and (d) those actions, consents, approvals, registrations, filings, Permits, notices or actions, the failure of which to obtain or make could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.05 Financial Statements. Holdings and the Borrower have heretofore furnished to the Lenders (i) the publicly available consolidated balance sheets and statements of income, stockholder’s equity and cash flows for the Target as of and for the fiscal years ended January 31, 2007, January 31, 2008 and January 31, 2009, and to the extent furnished to the Lenders pursuant to Section 5.16(a), January 31, 2010, in each case audited by and accompanied by the opinion of Ernst & Young LLP, independent public accountants or an independent public accounting firm of recognized national standing, (ii) the publicly available unaudited consolidated balance sheets and related statements of income and cash flows of the Target for each fiscal quarter ended between January 31, 2009 and the Commitment Effective Date and (iii) the publicly available unaudited consolidated balance sheets and related statements of income and cash flows of the Target for each fiscal quarter ended after January 31, 2010 to the extent furnished to the Lenders pursuant to Section 5.16(a). Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of the Target as of the dates thereof, all in accordance with GAAP. Such financial statements were prepared in accordance with GAAP applied on a consistent basis, (A) except as otherwise expressly noted therein, and (B) subject, in the case of quarterly financial statements, to changes resulting from normal year end adjustments and the absence of footnotes.

Section 3.06 No Material Adverse Effect. Except as set forth in the Target's publicly available filings made in compliance with the reporting requirements of Section 13 or 15(d) of the Exchange Act prior to the Commitment Effective Date, no event, change or condition has occurred since January 31, 2009 that has caused, or could reasonably be expected to cause, a Material Adverse Effect.

Section 3.07 Properties. (a) Each Loan Party and each other Restricted Subsidiary has, subject to Liens permitted under Section 6.02, (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold or licensed interests in (in the case of leased or licensed interests in real or personal property) and (iii) good title to (in the case of all other personal property), all of their respective properties and assets except where the failure to have such title, leasehold interests or licensed rights could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except for Liens permitted under Section 6.02, all such properties and assets are free and clear of Liens except for defects or irregularities in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes or materially impact the value of such assets, and except where the failure to have such title, leasehold interests or licensed rights could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of Holdings and the Restricted Subsidiaries has complied with all obligations under all leases to which it is a party in all respects and all such leases are legal, valid, binding and in full force and effect and are enforceable in all respects in accordance with their terms. None of the material owned Real Property is subject to any lease, sublease, license or other agreement granting to any Person (other than Holdings, the Restricted Subsidiaries and their Affiliates) any right to the use, occupancy, possession or enjoyment of such material owned Real Property or any portion thereof, except for any such lease, sublease, license or other agreement permitted under the terms of Section 6.02 or similar rights which do not materially detract from the value of the property subject thereto.

(c) None of Holdings or any of the Restricted Subsidiaries is obligated under any right of first refusal, option or other contractual right or statutory or legal order to sell, assign or otherwise dispose of any owned Real Property or any interest therein that could, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 3.08 Restricted Subsidiaries. The shares of capital stock or other Equity Interests of the Restricted Subsidiaries are fully paid and non-assessable and are owned by Holdings or the Borrower, directly or indirectly, free and clear of all Liens (other than Liens created under the Security Documents or, after the Initial Funding Date, permitted under Section 6.02).

Section 3.09 Litigation; Compliance with Laws. (a) There are no actions, suits or proceedings at law or in equity or by or before any arbitrator or Governmental Authority now pending or, to the knowledge of Holdings or the Borrower, threatened against or affecting Holdings or any Restricted Subsidiary or any business, property or rights of any such Person (i) that involve any Loan Document or the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, other than any proceedings or actions which are frivolous and/or vexatious and where the relevant proceeding or action is dismissed or permanently stayed, set aside, revoked or terminated within one Business Day of the commencement of the relevant court hearing.

(b) None of Holdings or any of the Restricted Subsidiaries or any of their respective material properties or assets is in violation of, nor will the continued operation of their material properties and assets as currently conducted violate, any law, rule or regulation (including any zoning, building, Environmental Law, ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting the Mortgaged Property, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

Section 3.10 Agreements. (a) None of Holdings or any of the Restricted Subsidiaries is a party to any agreement or instrument that, individually or in the aggregate, has resulted or could reasonably be expected to result in a Material Adverse Effect.

(b) None of Holdings or any of the Restricted Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound where such default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

Section 3.11 Federal Reserve Regulations. (a) None of Holdings or any of the Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b) No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for purchasing or carrying Margin Stock. No Indebtedness being reduced or retired out of the proceeds of any Loans or Letters of Credit was or will be incurred for the purpose of purchasing or carrying any Margin Stock or any other purpose that violates Regulation U. None of the transactions contemplated by this Agreement will violate or result in the violation of any of the provisions of the Regulations of the Board, including Regulation T, U or X. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U.

Section 3.12 Investment Company Act. None of Holdings or any of the Restricted Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 3.13 Irish Financial Assistance. Neither the execution, delivery and the performance of any of the Loan Documents nor the incurrence of any obligations or liabilities thereunder by Holdings, the Initial Borrower or any Irish Guarantor constitutes unlawful financial assistance for the purposes of section 60 of the Companies Act.

Section 3.14 Tax Returns. Except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (a) each of Holdings and each of the Restricted Subsidiaries have filed or caused to be filed all Federal (and foreign national equivalent) and all state, provincial and local income and Revenue Commissioner (whichever applicable) tax and other tax returns or materials required to have been filed by it, and, as of the Initial Funding Date, all such tax returns are correct and complete, (b) each of Holdings and each of the Restricted Subsidiaries have paid or caused to be paid all Taxes due and payable by it and all assessments received by it, except Taxes that are being contested in good faith by appropriate proceedings and for which Holdings or such Restricted Subsidiary, as applicable, shall have set aside on its books adequate reserves to the extent required by GAAP and (c) as of the Initial Funding Date, to the knowledge of Holdings and each of the Restricted Subsidiaries, no claim is being asserted or audit being conducted, with respect to any Tax relating to Holdings or any of the Restricted Subsidiaries.

Section 3.15 No Material Misstatements. No information, report, financial statement, exhibit or schedule (including, after delivery, any Confidential Information Memoranda) furnished by or on behalf of any Loan Party to the Arrangers, any Agent or any Lender for use in connection with the Transactions or in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein (taken as a whole), in the light of the circumstances under which they were delivered, not materially misleading; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes pro forma financial information, forecasts, projections, or information of a general economic or general industry nature, each of Holdings and the Borrower represent only that it acted in good faith based upon assumptions believed by it to be reasonable at the time of preparation, it being understood that such projections may vary from actual results and that such variances may be material. Notwithstanding the foregoing, prior to the Initial Funding Date, this Section 3.15 shall only be applicable to written information provided by, or on behalf of, Holdings and the Borrower and is further qualified by being to the best of each of Holdings’ and Borrower’s knowledge.

Section 3.16 Employee Benefit Plans. (a) Each of US Borrower and Holdings and each of its ERISA Affiliates is in compliance in all respects with the applicable provisions of ERISA and the Tax Code and the regulations and published interpretations thereunder, except such noncompliance as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. No ERISA Event has occurred in the last five years or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in liability of US Borrower or any of its ERISA Affiliates in an aggregate amount exceeding $10,000,000. The accumulated benefit obligation (as defined for purposes of Statement of Financial Accounting Standards No. 87) under each Benefit Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the last annual valuation date applicable thereto, exceed by more than $2,000,000 the fair market value of the assets of such Benefit Plan, and the present value of all accumulated benefit obligations of all underfunded Benefit Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the last annual valuation dates applicable thereto, exceed by more than $2,000,000 the fair market value of the assets of all such underfunded Benefit Plans. For purposes of this Section 3.16, a Benefit Plan is underfunded if the accumulated benefit obligation of such Benefit Plan, as of the last annual valuation date applicable thereto (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87), is greater than the fair market value of the assets of such Benefit Plan.

(b) There are no liabilities associated with or arising from the UK Guarantor or any other Restricted Subsidiary that is a Non-US Subsidiary participating in, providing, or contributing to, either currently or in the past, or ceasing to provide or contribute to, or in respect of, any scheme or arrangement for the provision of any pension, superannuation, retirement (including on early retirement) or death benefits (including in the form of a lump sum)

(the benefits together referred to as “Pension Benefits”) or providing, or being obligated to provide or failing to provide any Pension Benefits, which are neither fully funded, insured nor provided for on a generally accepted basis either through a separate trust, insurance policy or as an accrual or provision in the accounts of the relevant Non-US Subsidiary.

Section 3.17 Environmental Matters. (a) Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of Holdings or any of the Restricted Subsidiaries:

(i) has failed to comply with any Environmental Law or to take, in a timely manner, all actions reasonably necessary to obtain, maintain, renew and comply with any Environmental Permit, and all such Environmental Permits are in full force and effect and not subject to any administrative or judicial appeal;

(ii) has become a party to any governmental, administrative or judicial proceeding under Environmental Law or possesses knowledge of any such proceeding that has been threatened under Environmental Law;

(iii) has received notice of, become subject to, or is aware of any facts or circumstances that could reasonably be expected to form the basis for, any Environmental Liability other than those which have been fully and finally resolved and for which no obligations remain outstanding;

(iv) possesses knowledge that any Mortgaged Property contains or previously contained Hazardous Materials of a form or type or in a quantity or location that could reasonably be expected to result in any Environmental Liability for Holdings, the Borrower or any of the Restricted Subsidiaries;

(v) possesses knowledge that there has been a Release or threat of Release of Hazardous Materials at or from the Mortgaged Properties (or from any facilities or other properties formerly owned, leased or operated by Holdings, the Borrower or any of the Restricted Subsidiaries) in violation of, or in amounts or in a manner that could reasonably be expected to give rise to liability under, any Environmental Law for Holdings, the Borrower or any of the Restricted Subsidiaries;

(vi) has generated, treated, stored, transported, or Released Hazardous Materials from the Mortgaged Properties (or from any facilities or other properties formerly owned, leased or operated by Holdings or any of the Restricted Subsidiaries) in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law for Holdings or any of the Restricted Subsidiaries;

(vii) is aware of any facts, circumstances, conditions or occurrences in respect of any of the facilities and properties owned, leased or operated by Holdings, the Borrower or any of the Restricted Subsidiaries that could reasonably be expected to (A) form the basis of any action, suit, claim or other judicial or administrative proceeding relating to liability under or noncompliance with Environmental Law on the part of Holdings, the Borrower or any of the Restricted Subsidiaries or (B) materially interfere with or prevent continued compliance with Environmental Laws by Holdings, the Borrower or the Restricted Subsidiaries; or

(viii) has pursuant to any agreement by which it is bound or has assumed the Environmental Liability of any other Person.

Section 3.18 Insurance. As of the Initial Funding Date, the insurance maintained by the Loan Parties is in full force and effect. Holdings and the Restricted Subsidiaries are insured by financially sound and reputable insurers and such insurance is in such amounts and covering such risks and liabilities as are in accordance with normal and prudent industry practice.

Section 3.19 Security Documents. All filings and other actions necessary or desirable to perfect and protect the Liens in the Collateral created under the Security Documents (except for such actions that the Security Documents or this Agreement specifically excepts the Loan Parties from performing) have been, within the required time periods specified under both the Security Documents and this Agreement, duly made or taken or otherwise provided for and are in full force and effect, and the Security Documents create in favor of the Collateral Agent for the benefit of the Secured Parties a valid, and, together with such filings and other actions, perfected Liens in the Collateral to the extent and with the priority required by such Security Documents, securing the payment of the Obligations, subject only to, after the Initial Funding Date, Liens expressly permitted under Section 6.02.

Section 3.20 UK Financial Assistance. Neither the execution, delivery and the performance of any of the Loan Documents nor the incurrence of any obligations or liabilities thereunder by any UK Guarantor constitutes or will constitute unlawful financial assistance for the purposes of sections 151 to 158 (inclusive) of the United Kingdom Companies Act of 1985 (as amended or otherwise re-enacted from time to time).

Section 3.21 Labor Matters. Except as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, as of the Initial Funding Date, (a) there are no strikes, lockouts or slowdowns against the Holdings or any Restricted Subsidiary pending or, to the knowledge of Holdings or the Borrower, threatened, (b) the hours worked by and payments made to employees of the Holdings and the Restricted Subsidiaries have not been in violation, to the extent applicable, of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters, (c) all payments due from Holdings or any Restricted Subsidiary, or for which any claim may be made against Holdings or any Restricted Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Holdings or such Restricted Subsidiary consistent with applicable law in all material respects and (d) the consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Holdings or any Restricted Subsidiary is bound.

Section 3.22 UK Pensions. Neither the UK Guarantor nor any other Restricted Subsidiary incorporated in England and Wales has ever participated in a UK defined benefit pension plan or been associated or connected with the employer in relation to a UK defined benefit pension plan.

Section 3.23 Intellectual Property. Each of Holdings and each of the Restricted Subsidiaries owns, is licensed to use or possess the right to use, all trademarks, tradenames, copyrights, patents and other intellectual property reasonably necessary as currently conducted in its business, and the use thereof by Holdings and the Restricted Subsidiaries does not infringe upon the rights of any other Person, except to the extent such failure to own, license or possess, or such conflicts, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.24 Solvency. Immediately after the consummation of the Transactions to occur on the Initial Funding Date, (a) the fair value of the assets of Holdings and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the assets of Holdings and its Subsidiaries on a consolidated basis, will be greater than the amount that will be required to pay the probable liability of Holdings and its Subsidiaries on a consolidated basis, respectively, on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) Holdings and its Subsidiaries on a consolidated basis will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) Holdings and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Initial Funding Date.

Section 3.25 Permits. (a) Except to the extent it would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) Each Loan Party has obtained and holds all Permits required in respect of all Real Property and for any other property otherwise operated by or on behalf of, or for the benefit of, such Person and for the operation of each of its businesses as presently conducted and as proposed to be conducted, (b) all such Permits are in full force and effect, and each Loan Party has performed and observed all requirements of such Permits and (c) no event has occurred that allows or results in, or after notice or lapse of time would allow or result in, revocation or termination by the issuer thereof or in any other impairment of the rights of the holder of any such Permit.

Section 3.26 Anti-Terrorism Laws. (a) None of Holdings, the Borrower or any of the Subsidiaries are in violation of any laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 23, 2001 (the “Executive Order”), and the Patriot Act.

(b) None of Holdings, the Borrower or any of the Subsidiaries acting or benefiting in any capacity in connection with the Loans are any of the following:

(i) A Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) A Person or entity owned or controlled by, or acting for or on behalf of, any Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) A Person or entity with which any of the Lenders are prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) A Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v) A Person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website or any replacement website or other replacement official publication of such list.

(c) None of Holdings, the Borrower or any of the Subsidiaries acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in clause (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

ARTICLE IV.

Conditions of Lending

Section 4.01 All Credit Events. Subject to Sections 4.02, 4.03 and 4.04 hereof, the obligations of the Lenders to make Loans and the obligations of the Issuing Bank to issue Letters of Credit are subject to the satisfaction of the following conditions on the date of each Borrowing, including each Borrowing of a Swingline Loan, and on the date of each issuance, amendment, extension or renewal of a Letter of Credit (each such event being called a “Credit Event”):

(a) The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit as required by Section 2.23(b) or, in the case of the Borrowing of a Swingline Loan, the Swingline Lender and the Administrative Agent shall have received a notice requesting such Swingline Loan as required by Section 2.22(b).

(b) All representations and warranties to be made on such date and set forth in each Loan Document shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date; provided, however, that, any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects on such respective dates.

(c) At the time of and immediately after such Credit Event, no Event of Default or Default shall have occurred and be continuing.

(d) At the time of and immediately after such Credit Event, the making of any Loans or extension of any credit by the Lenders under such Credit Event will not violate any Requirement of Law.

(e) If Holdings and the Borrower are not in compliance with the covenant set forth in Section 6.12 as of the last day of any Test Period and no Revolving Loans or Swingline Loans are outstanding as of the last day of such Test Period, with respect to the first Credit Event consisting of the making of a Revolving Loan or a Swingline Loan to be made in the fiscal quarter of Holdings immediately following the last fiscal quarter of such Test Period, Holdings and the Borrower shall be in pro forma compliance with the covenant set forth in Section 6.12, after giving effect to such Credit Event.

Subject to Section 4.04 hereof, each Credit Event shall be deemed to constitute a joint and several representation and warranty by each of Holdings and the Borrower on the date of such Credit Event as to the matters specified in paragraphs (b) (if applicable) and (c) of this Section 4.01.

Section 4.02 Commitment Effective Date. The effectiveness of the Commitments of the Lenders are subject to the satisfaction of the following conditions precedent:

(a) Execution. The Administrative Agent shall have received (i) the Original Credit Agreement, executed and delivered by a duly authorized officer of each of Luxco Holdings and the Initial Borrower, (ii) the Guarantee and Collateral Agreement, executed and delivered by a duly authorized officer of each of Luxco Holdings, SSI Investments I, the Initial Borrower and BidCo, (iii) the Irish Debenture executed and delivered by a duly authorized officer of each of SSI Investments I, the Initial Borrower and BidCo and (iv) the Luxco Share Charge executed and delivered by a duly authorized officer of Luxco Holdings;

(b) Organizational Documents and Necessary Consents. The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation or other formation documents, including all amendments thereto, of each Loan Party, certified (to the extent available in any non-U.S. jurisdiction) as of a recent date by the Secretary of State of the state of its organization (or similar Governmental Authority in any foreign jurisdiction with respect to any Loan Party organized outside the United States), and a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State (or similar Governmental Authority in any foreign jurisdiction with respect to any Loan Party organized outside the United States); (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Commitment Effective Date and certifying (A) that attached thereto is a true and complete copy of the by-laws (or similar governing documentation) of such Loan Party as in effect on the Commitment Effective Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors or similar governing body of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party, in the case of the Borrower, the borrowings hereunder, in the case of each Loan

Party, the granting of the Liens contemplated to be granted by it under the Security Documents and, in the case of each Guarantor, the Guaranteeing of the Obligations as contemplated by the Guarantee and Collateral Agreement and other Loan Documents, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation or other formation documents of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to (ii) above; and (iv) such other documents as the Administrative Agent, the Issuing Bank or the Lenders may reasonably request;

(c) Financial Statements. The Administrative Agent shall have received (i) publicly available GAAP audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Target (prepared in accordance with Regulation S-X under the Securities Act) for the fiscal years ending January 31, 2007, January 31, 2008 and January 31, 2009 all audited by independent public accountants of recognized national standing and reasonably acceptable to the Administrative Agent and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Target on a consolidated basis in accordance with GAAP consistently applied and (ii) publicly available GAAP unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Target for each subsequent fiscal quarter ended 45 days before the Commitment Effective Date, in each case under clauses (i) and (ii) above;

(d) Patriot Act. The Initial Borrower shall have provided the documentation and other information to the Lenders that are required by regulatory authorities under the applicable “know-your-customer” rules and regulations and anti-money laundering rules and regulations, including the Patriot Act;

(e) Guarantees; Collateral. (i) The guarantee with respect to Luxco Holdings, SSI Investments I and BidCo shall have been executed and be in full force and effect, and (ii) all documents and instruments required to perfect the Collateral Agent’s security interest in all of the issued and outstanding Equity Interests of SSI Investments I and the stock and assets of the Initial Borrower, SSI Investments I and BidCo (in each case, to the extent included in the Collateral) (collectively, the “Commitment Effective Date Collateral”) shall have been executed and delivered and, if applicable, be in proper form for filing. The Collateral Agent, for the ratable benefit of the Secured Parties, shall have been granted on the Commitment Effective Date first priority perfected Liens on the Commitment Effective Date Collateral (subject, in the case of all Collateral other than Pledged Collateral, only to Liens expressly permitted by Section 6.02) and shall have received such other reports, documents and agreements as the Collateral Agent shall reasonably request. The Pledged Collateral and all equity securities of the Initial Borrower, SSI Investments I and BidCo, in each case that are Commitment Effective Date Collateral, shall have been duly and validly pledged under the applicable Security Documents to the Collateral Agent, for the ratable benefit of the Secured Parties, and certificates representing such Pledged Collateral and equity securities in the Initial Borrower, SSI Investments I and BidCo, accompanied by instruments of transfer and stock powers endorsed in blank, shall be in the actual possession of the Collateral Agent or as otherwise required under applicable law;

(f) No Litigation. There shall be no actions, suits or proceedings at law or in equity or by or before any arbitrator or Governmental Authority pending or, to the knowledge of Holdings or the Borrower, threatened against or affecting Holdings or any Restricted Subsidiary or any business, property or rights of any such Person (i) that involve any Loan Document or the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect;

(g) Opinions of Counsel. The Administrative Agent shall have received, on behalf of itself, Collateral Agent, the Arrangers, the Lenders and the Issuing Bank, a written opinion of (i) Ropes and Gray LLP, counsel for Luxco Holdings, the Initial Borrower, SSI Investments I and BidCo, substantially in the form set forth in Exhibit H, (ii) Mason Hayes + Curran, counsel for Luxco Holdings, the Initial Borrower, SSI Investments I and BidCo, substantially in the form set forth in Exhibit I, and (iii) Loyens & Loeff, counsel for Luxco Holdings, the Initial Borrower, SSI Investments I and BidCo, substantially in the form set forth on Exhibit O, in each case (A) dated the Commitment Effective Date, (B) addressed to the Administrative Agent, the Collateral Agent, the Issuing Bank, the Arrangers and the Lenders, and in each case, each of their permitted assigns, and (C) Luxco Holdings, the Initial Borrower, SSI Investments I and BidCo hereby request such counsel to deliver such opinions;

(h) Officer’s Certificate. The Administrative Agent shall have received a certificate, dated the Commitment Effective Date and signed by a Financial Officer of the Borrower, confirming compliance with the conditions precedent set forth in paragraph (f) of this Section 4.02 and certifying that (A) no Event of Default or Default has occurred and is continuing and (B) all representations and warranties to be made as of the Commitment Effective Date set forth in each Loan Document are true and correct in all material respects on and as of the Commitment Effective Date; provided, however, that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects on such date;

(i) Bridge Loan Documents. The Bridge Loan Documents shall have been executed by the parties thereto on terms and conditions satisfactory to the Administrative Agent;

(j) Acquisition Consideration. The Administrative Agent shall have received evidence that the Takeover Panel has consented to use of dollars as the currency for the Acquisition Consideration; and

(k) Step Plan. The Administrative Agent shall have received the Step Plan.

On the Commitment Effective Date, the Administrative Agent shall deliver to Luxco Holdings and the Initial Borrower a certificate in form and substance reasonably satisfactory to Luxco Holdings and the Initial Borrower confirming the satisfaction of all the foregoing conditions set forth in clauses (a) through (k) above.

Section 4.03 Initial Funding Date and Certain Funds Period. The obligations of the Lenders to extend Loans in respect of the Commitments on the date of the first Credit Event hereunder and during each Credit Event during the Certain Funds Period are subject to the satisfaction of the following conditions precedent on or before the date of such Credit Event:

(a) Press Release and Scheme. The Administrative Agent shall have received a certified copy of the Scheme Documents and the other Acquisition Documentation corresponding in all material respects to the terms and conditions set out in the Press Release, save to the extent otherwise required by the Takeover Panel, the Court or the SEC;

(b) Scheme Sanctioned. The Administrative Agent shall have received (i) evidence that the Court has sanctioned the Scheme and the relevant order or orders of the Court has been duly delivered to the Registrar of Companies in Ireland for registration pursuant to Section 201(5) of Companies Act and the filed Court order has been duly registered along with the associated minute on the reduction of capital of the Target by the Registrar of Companies in Ireland (collectively, the “Filed Court Order”), (ii) a certificate signed by two duly authorized officers of the Borrower certifying that the Scheme Effective Date has occurred and that there has been no breach of the Scheme Covenants and (iii) copies of the Filed Court Order sanctioning the Scheme certified by two duly authorized signatories of the Borrower;

(c) Press Release. The Administrative Agent shall have received the Press Release;

(d) Limited Representations and Warranties. The representations and warranties contained in Sections 3.01, 3.02, 3.03 and 3.04(a) solely as they relate to Luxco Holdings, BidCo, SSI Investments I and the Initial Borrower, shall be true and correct in all material respects on and as of each Credit Event during the Certain Funds Period; provided, however, that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects on and as of each such Credit Event;

(e) No Certain Funds Default. No Certain Funds Default shall be continuing unremedied or unwaived on and as of the date on which the Certain Funds Advances are made under the Facilities, or would result from such proposed Certain Fund Advances being made or from the application of the proceeds therefrom;

(f) Competition Law. The Administrative Agent shall have received evidence that any conditions contained in paragraph 2(a)(i) of Appendix I of the Press Release shall have been satisfied or waived;

(g) Certain Funds Period. The date on which the applicable advance is made is within the Certain Funds Period;

(h) Extensions of Credit Lawful. As at the date on which the Credit Event is made, it is not unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated herein or to fund or maintain its participation in any such advance;

(i) Fees. Luxco Holdings and the Initial Borrower shall have complied with all of their obligations under, and the terms of, the Fee Letter. All accrued costs, reasonable fees and out-of-pocket expenses (including, to the extent invoiced in advance, reasonable legal fees and out-of-pocket expenses and the reasonable fees and out-of-pocket expenses of any other advisors) and other compensation payable to the Administrative Agents, the Arrangers and the Lenders shall have been paid;

(j) Senior Notes. Luxco Holdings shall have received not less than $310,000,000 in gross cash proceeds from the issuance of the Senior Notes by the Initial Borrower, and such aggregate proceeds shall have been contributed to BidCo;

(k) Equity Contribution. The Administrative Agent shall have received evidence that the Sponsors have made a cash equity investment, in an amount equal to at least $510,000,000, which shall have been contributed as common equity in Holdings, which will be further contributed by Holdings to SSI Investments I as common equity on the Initial Funding Date, further contributed by SSI Investments I to the Initial Borrower as common equity on the Initial Funding Date, and further contributed by the Initial Borrower to BidCo as common equity on the Initial Funding Date. (the “Equity Contribution”); and

(l) Pro Forma Balance Sheet. The Administrative Agent shall have received an unaudited pro forma consolidated balance sheet of Holdings, prepared giving effect to the Transactions on the Initial Funding Date as if they had occurred on April 30, 2010. Such pro forma financial statements shall have been prepared in good faith by Holdings based on assumptions believed by Holdings to be reasonable as of the Initial Funding Date, and present fairly on a pro forma basis the estimated consolidated financial position of Holdings and its consolidated Restricted Subsidiaries (including Target and its subsidiaries) as of such date, assuming that the Transactions had actually occurred at such date.

Section 4.04 Certain Funds.

During the Certain Funds Period, and notwithstanding any provision of any Loan Document to the contrary, each Certain Funds Advance shall be made notwithstanding the non-satisfaction of any conditions specified in Section 4.01 (other than Section 4.01(a)) but shall be subject to the satisfaction of the conditions specified in Sections 4.01(a), 4.02 and 4.03. For the avoidance of doubt, during the Certain Funds Period (other than as referred to above) no Lender shall be entitled to (nor shall any Lender be entitled to request the Administrative Agent to):

(a) cancel any of its Commitments to the extent to do so would prevent or limit the making of a Certain Funds Advance;

(b) rescind, terminate or cancel this Agreement or any of the Commitments or exercise any similar right or remedy or make or enforce any claim under the Loan Documents it may have to the extent to do so would prevent or limit the making of a Certain Funds Advance;

(c) refuse to participate in the making of a Certain Funds Advance;

(d) exercise any right of set-off or counterclaim in respect of Certain Funds Advance to the extent to do so would prevent or limit the making of a Certain Funds Advance (other than set-off in respect of fees, costs and expenses as agreed in the funds flow document); or

(e) cancel, accelerate or cause repayment or prepayment of any amounts owing hereunder or under any other Loan Document to the extent to do so would prevent or limit the making of a Certain Funds Advance;

provided that immediately upon the end of the Certain Funds Period, subject to the express provisions of the Loan Documents, all such rights, remedies and entitlements shall be available to the Administrative Agent or the Lenders notwithstanding that such rights, remedies and entitlements may not have been used or been available for use during the Certain Funds Period.

Section 4.05 Amendment and Restatement Effective Date. The effectiveness of the amendment and restatement of the Original Credit Agreement in the form of this Agreement is subject to the satisfaction of the following conditions precedent:

(a) Execution. The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of each of Luxco Holdings, Holdings and the Initial Borrower, (ii) the Reaffirmation Agreement, executed and delivered by a duly authorized officer of each of Holdings, the Initial Borrower and BidCo, and (iii) any amendments to the Security Documents reasonably necessary to maintain first priority security interests in the Collateral, and completion of all filings and other actions as are necessary to maintain perfection of such lien;

(b) Organizational Documents and Necessary Consents. The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation or other formation documents, including all amendments thereto, of each Loan Party, certified (to the extent available in any non-U.S. jurisdiction) as of a recent date by the Secretary of State of the state of its organization (or similar Governmental Authority in any foreign jurisdiction with respect to any Loan Party organized outside the United States), and a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State (or similar Governmental Authority in any foreign jurisdiction with respect to any Loan Party organized outside the United States); (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Amendment and Restatement Date and certifying (A) that attached thereto is a true and complete copy of the by-laws (or similar governing documentation) of such Loan Party as in effect on the Amendment and Restatement Effective Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors or similar governing body of such Loan Party authorizing the execution, delivery and performance of the Agreement, the Reaffirmation Agreement and any amendments provided pursuant to Section 4.05(a) above, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation or other formation documents of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above and that the resolutions provided as of the Commitment Effective Date pursuant to Section 4.02(b) have not been amended as of the Amendment and Restatement Effective Date and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to (ii) above; and (iv) such other documents as the Administrative Agent, the Issuing Bank or the Lenders may reasonably request;

(c) Opinions of Counsel. The Administrative Agent shall have received, on behalf of itself, Collateral Agent, the Arrangers, the Lenders and the Issuing Bank, a written opinion of (i) Ropes and Gray LLP, counsel for Holdings, the Initial Borrower, and BidCo, substantially similar to the opinion provided on of the Commitment Effective Date, and (ii) Mason Hayes + Curran, counsel for Holdings, the Initial Borrower, and BidCo, substantially similar to the opinion provided on of the Commitment Effective Date, in each case (A) dated the Commitment Effective Date, (B) addressed to the Administrative Agent, the Collateral Agent, the Issuing Bank, the Arrangers and the Lenders, and in each case, each of their permitted assigns, and (C) Holdings, the Initial Borrower and BidCo hereby request such counsel to deliver such opinions; and

(d) No Certain Funds Default; Representations and Warranties. No Certain Funds Default has occurred and is continuing as of the Amendment and Restatement Effective Date and each of the representations and warranties contained in Sections 3.01, 3.02, 3.03 and 3.04(a) of the Credit Agreement solely as they relate to Holdings, BidCo, SSI Investments I and the Borrower is true and correct in all material respects on and as of the Amendment and Restatement Effective Date; provided, however, that any such representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” is true and correct in all respects on and as of the Amendment and Restatement Date. The Administrative Agent shall have received a certificate, dated the Amendment and Restatement Effective Date and signed by a Financial Officer of the Borrower, confirming compliance with the conditions precedent set forth in this Section 4.05(d).

ARTICLE V.

Affirmative Covenants

Each of Holdings and the Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, each of Holdings and the Borrower will, and will cause each of the Restricted Subsidiaries to (it being understood and agreed that the only covenants set forth in this Article V that shall be effective prior to the Initial Funding Date are the covenants set forth in Sections 5.01, 5.03, 5.05, 5.08, 5.10, 5.13, 5.14, 5.15, 5.16 and 5.19, and that on and after the Initial Funding Date all of the covenants set forth in this Article V shall be effective):

Section 5.01 Existence; Businesses and Properties. (a) Do or cause to be done all reasonable things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05.

(b) Do or cause to be done all things reasonably necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to or necessary for the conduct of its business; maintain and operate such business in substantially the manner in which it is presently conducted and operated; comply with all applicable laws, rules, regulations and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except where the failure to comply could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and at all times maintain and preserve all property material to or necessary for the conduct of such business and keep such property in good repair, working order and condition (ordinary wear and tear and damage by fire, casualty or eminent domain excepted) and consistent with past practices in order that the business carried on in connection therewith may be properly conducted at all times; provided however, that nothing in this Section 5.01(b) shall prevent (i) sales of assets, consolidations or mergers by or involving Holdings, the Borrower or any Restricted Subsidiaries to the extent permitted under Section 6.05 or (ii) the abandonment by Holdings, the Borrower or any Restricted Subsidiaries of any rights, franchises, licenses and patents that Holdings, the Borrower or any Restricted Subsidiaries reasonably determine are not useful to its business.

Section 5.02 Insurance. Keep its insurable properties adequately insured (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower or otherwise consistent with past practices) at all times by companies that are financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks (and with such deductibles, retentions and exclusions), including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; maintain such other insurance as may be required by law; and maintain such other insurance as otherwise required by the Security Documents (and comply with all covenants in the Security Documents with respect thereto).

Section 5.03 Taxes. Except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (a) pay and discharge promptly when due and payable all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, may be reasonably expected to give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and Holdings, the Borrower or the applicable Restricted Subsidiary shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend any collection action of the contested obligation, tax, assessment or charge and enforcement of a Lien and (b) without prejudice to the foregoing, pay and procure that each Restricted Subsidiary incorporated under the laws of the Republic of Ireland promptly pay all debts which, pursuant to the provisions of sections 98 and/or 285 of the Companies Act or analogous provision of law or by-laws or rules applicable to it, are to be paid in priority to all other debts in the winding up of a company and upon the appointment of a receiver under or the taking of possession of property comprised in a debenture secured by a floating charge; provided, however, that the payment of such debts shall not be required with respect to any such debts so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and Holdings or the applicable Restricted Subsidiary shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend any collection action with respect to such debts.

Section 5.04 Financial Statements, Reports, etc. In the case of Holdings and the Borrower, furnish to the Administrative Agent (for distribution to the Lenders):

(a) within 90 days after the end of each fiscal year, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of Holdings and its consolidated Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries during such year, together with comparative figures for the immediately preceding fiscal year, all audited by Ernst & Young LLP or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present in all material respects the financial condition and results of operations of Holdings and its consolidated Restricted Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) commencing with the fiscal quarter ending July 31, 2010, within 45 days after the end of each of the first three fiscal quarters of each fiscal year, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of Holdings and its consolidated Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, and comparative figures for the same periods in the immediately preceding fiscal year, all certified by one of its Financial Officers as fairly presenting the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 5.04(a) and 5.04(b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements;

(d) concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate of the Financial Officer certifying such statements (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenant contained in Section 6.12, and, in the case of a certificate delivered with the financial statements required by paragraph (a) above, setting forth the Borrower’s calculation of Excess Cash Flow; provided, that if such certificate demonstrates a breach of Section 6.12, the Borrower may deliver, prior to or together with such certificate, notice of the intent to cure (a “Notice of Intent to Cure”) such breach pursuant to Section 7.02 (provided, that except as otherwise expressly set forth herein, the delivery of a Notice of Intent to Cure shall in no way affect or alter the occurrence, existence or continuation of any such breach, Event of Default or the rights, benefits, powers and remedies of the Administrative Agent and the Lenders under any Loan Document);

(e) concurrently with any delivery of financial statements under clause (a) above, use commercially reasonable efforts to procure a certificate of the accounting firm that reported on such statements (which certificate may be limited to accounting matters and disclaim responsibility for legal interpretations) certifying either that (A) (1) their audit examination has included a review of the terms of Section 6.12 of this Agreement and the related definitions, and (2) whether, in connection therewith, any condition or event that constitutes a Default or Event of Default under Section 6.12 has come to their attention and, if such condition or event has come to their attention, specifying the nature and period of existence thereof or (B) covering alternative appropriate agreed upon procedures reasonably acceptable to the Administrative Agent to address compliance with the terms of Section 6.12;

(f) within 90 days after the end of each fiscal year of Holdings, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flows as of the end of and for such following fiscal year and setting forth the summary of material underlying assumptions used for purposes of preparing such budget) and, promptly when available, any material revisions of such budget;

(g) promptly after the same become publicly available, copies of all periodic and special reports, proxy statements and other materials filed by Holdings, and the Borrower or any Restricted Subsidiary with the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be;

(h) promptly after the receipt thereof by any Loan Party, a copy of any “management letter” (whether in final or draft form) received by any such Person from its certified public accountants and the management’s response thereto;

(i) promptly after the request by any Lender, Issuing Bank or Agent, all documentation and other information that such Lender, Issuing Bank or Agent reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; and

(j) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any Restricted Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent may reasonably request.

Documents required to be delivered pursuant to this Section 5.04 may be delivered by electronic mail; provided, that the Borrower shall deliver paper copies of such documents to the Administrative Agent upon request.

Section 5.05 Litigation and Other Notices. Furnish to the Administrative Agent written notice of the following promptly after a Responsible Officer of any Loan Party obtains knowledge thereof:

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b) the filing or commencement of, or any written notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any arbitrator or Governmental Authority, against Holdings, the Borrower or any Restricted Subsidiary that could reasonably be expected to result in a Material Adverse Effect; and

(c) the occurrence and continuation of any ERISA Event, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of Holdings, the Borrower and the Restricted Subsidiaries in an aggregate amount exceeding $10,000,000; and

(d) any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

Section 5.06 Information Regarding Collateral. (a) Furnish to each of the Administrative Agent and the Collateral Agent prompt written notice of any change (i) in any Loan Party’s corporate name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (ii) in the location of any Loan Party’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (iii) in any Loan Party’s identity or corporate structure or (iv) in any Loan Party’s Federal Taxpayer Identification Number. Each of Holdings and the Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC, any similar perfection scheme or otherwise and all other actions have been taken that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. Each of Holdings and the Borrower also agrees promptly to notify each of the Administrative Agent and the Collateral Agent if any material portion of the Collateral is damaged or destroyed.

(b) In the case of the Borrower, each year, at the time of delivery of the annual financial statements with respect to the preceding fiscal year pursuant to Section 5.04(a), deliver to the Administrative Agent a certificate of a Financial Officer setting forth the information required pursuant to Section 2 of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered pursuant to Section 5.09(a) or the date of the most recent certificate delivered pursuant to this Section 5.06.

Section 5.07 Maintaining Records; Access to Properties and Inspections; Environmental Assessments. (a) Keep proper books of record and account in which full, true and correct entries in conformity with GAAP are made of all material transactions in relation to its business and activities. Each of Holdings and the Borrower will, and will cause each of the Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent on behalf of the Lenders to visit and inspect the financial records and the properties of Holdings or the Borrower, as the case may be, or any of its Restricted Subsidiaries at reasonable times and as often as reasonably requested upon reasonable advanced notice to the Borrower and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances and condition of Holdings or the Borrower, as the case may be, or any of its Restricted Subsidiaries with the officers thereof and independent accountants therefor (provided that officers of Holdings or the Borrower may be present at and participate in any such discussion); provided that such inspection rights shall be limited to one such visit per fiscal year so long as no Default or Event of Default has occurred or is continuing.

Section 5.08 Use of Proceeds. The Borrower shall (a) use the proceeds of the Term Loans solely (i) to pay the Acquisition Consideration, and (ii) to pay the Transaction Expenses, and (b) use the proceeds of Incremental Term Loans only for the purposes specified (to the extent so specified) in the applicable Incremental Term Loan Assumption Agreement. The Borrower shall (except with respect to amounts set forth in the proviso below as being available on the Initial Funding Date) use the proceeds of the Revolving Loans solely for working capital and other general corporate purposes of the Borrower and the Restricted Subsidiaries, including the financing of Permitted Acquisitions; provided, that, no more than the lesser of (x) the sum of (A) $5,000,000 plus (B) the amount required to pay the Up-Front Closing Fees payable pursuant to Section 2.05(d) or otherwise, to pay any similar up-front closing fees payable under the Senior Notes or to account for any decrease in the net cash proceeds of the loans made under the Senior Notes as a result of original issue discount, and (y) $30,000,000, in Revolving Loans may be drawn on the Initial Funding Date, which Revolving Loans shall be used by the Borrower to pay the Transaction Expenses (provided that the proceeds of up to $5,000,000 of such Revolving Loans may be used to fund an increase in the Acquisition Consideration). The Borrower shall use the proceeds of Swingline Loans and shall request the issuance of Letters of Credit solely for general corporate purposes of the Borrower and the Restricted Subsidiaries.

Section 5.09 Additional Collateral, etc. (a) Within three Business Days (which may be extended by the Administrative Agent in its sole discretion) of the Initial Funding Date, the Borrower shall procure that (i) each Restricted Subsidiary not organized under the laws of the Republic of Ireland (other than an Excluded Subsidiary) (x) execute and deliver to the Administrative Agent and the Collateral Agent such amendments to the Security Documents or such new Security Documents as the Collateral Agent deems necessary or advisable in its reasonable determination to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in such Collateral consistent with the provisions hereof and the other Loan Documents and (y) take all actions necessary or advisable in its reasonable determination to grant to, or continue on behalf of, the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such Collateral to the extent required by the Security Documents, subject to Liens permitted under Section 6.02 hereof, including the filing of UCC financing statements in such jurisdictions as may be required by the Guarantee and Collateral

Agreement or by law or as may be reasonably requested by the Administrative Agent or the Collateral Agent, (ii) without limiting the provisions of the preceding clause(i)(x), each UK Guarantor, Canadian Guarantor, and Cayman Guarantor to (x) execute and deliver to the Administrative Agent and the Collateral Agent such Guarantees, UK Security Documents, Canadian Security Documents, Cayman Security Documents or such new Security Documents (and provide Guarantees of the Obligations) as the Collateral Agent deems necessary or advisable in its reasonable determination to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in such Collateral, to the extent required by the Security Documents consistent with the provisions hereof and the other Loan Documents and for such entity to Guarantee the Obligations in substance similar to the Guarantee and Collateral Agreement and reasonably satisfactory to the Administrative Agent and Collateral Agent and (y) take all actions necessary or advisable in its reasonable determination to grant to, or continue on behalf of, the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such Collateral to the extent required by the Security Documents, subject to Liens permitted under Section 6.02 hereof, including the filing of financing statements in such jurisdictions as may be required by the UK Security Documents, Canadian Security Documents or Cayman Security Documents or by any applicable law or as may be reasonably requested by the Administrative Agent or the Collateral Agent and (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent and the Collateral Agent legal opinions relating to the matters described in clauses (i) and (ii) above, which opinions, if required, shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent and the Collateral Agent. Within the tenth day (which may be extended in the Administrative Agent’s sole discretion) after the completion of the White Wash Requirements by Target and each Subsidiary organized under the laws of the Republic of Ireland, the Borrower shall procure each Irish Guarantor (including, without limitation, the Target) to (X) execute and deliver to the Administrative Agent and the Collateral Agent such Guarantees, Security Documents or such new Security Documents (and provide Guarantees of the Obligations) as the Collateral Agent deems necessary or advisable in its reasonable determination to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in such Collateral consistent with the provisions hereof and the other Loan Documents and for such entity to Guarantee the Obligations in substance similar to the Guarantee and Collateral Agreement and reasonably satisfactory to the Administrative Agent and Collateral Agent and (Y) take all actions necessary or advisable in its reasonable determination to grant to, or continue on behalf of, the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such Collateral, to the extent required by the Security Documents, subject to Liens permitted under Section 6.02 hereof, including compliance with the White Wash Requirements, the filing of financing statements in such jurisdictions as may be required by the Irish Security Documents or by any applicable law or as may be reasonably requested by the Administrative Agent or the Collateral Agent and (Z) if requested by the Administrative Agent, deliver to the Administrative Agent and the Collateral Agent legal opinions relating to the matters described in clauses (X) and (Y) above, which opinions, if required, shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent and the Collateral Agent. Within 20 days after the Initial Funding Date (which may be extended by the Administrative Agent in its sole discretion), the Borrower shall deliver to the Administrative Agent and the Collateral Agent a duly executed and delivered Perfection Certificate relating to Holdings, the Borrower, Target and the Subsidiary Guarantors. Within three Business Days after the Initial Funding Date, Holdings shall procure the delivery to the Collateral Agent by BidCo of original share certificates and undated stock transfer forms relating to all Target Shares acquired by BidCo in the Acquisition pursuant to and in accordance with the terms of the Irish Debenture executed and delivered by BidCo.

(b) With respect to any Collateral (other than Real Property) acquired after the Initial Funding Date or, in the case of any material Collateral moved after the Commitment Effective Date (or for which ownership has been transferred to another Loan Party) by the Borrower or any other Loan Party (other than any Collateral described in paragraphs (c) or (d) of this Section) as to which the Collateral Agent, for the benefit of the Secured Parties, does not have a first priority perfected security interest (other than due to prior Liens expressly permitted under Section 6.02), promptly (and, in any event, within 45 days following the date of such acquisition or transfer) (i) execute and deliver to the Administrative Agent and the Collateral Agent such Guarantees, amendments to the Security Documents or such new Security Documents as the Collateral Agent deems necessary or advisable in its reasonable determination to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in such Collateral, consistent with the provisions hereof and the other Loan Documents and (ii) take all actions as reasonably requested by the Collateral Agent to grant to, or continue on behalf of, the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such Collateral to the extent required by the Security Documents subject to Liens permitted under Section 6.02 hereof, including the filing of UCC financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent or the Collateral Agent.

(c) With respect to any fee interest in any Collateral consisting of Real Property having a value in excess of $2,000,000 acquired after the Initial Funding Date by the Borrower or any other Loan Party, promptly (and, in any event, within 60 days following the date of such acquisition or such longer period as the Administrative Agent may agree in its sole discretion) (i) execute and deliver a first priority Mortgage (subject to Liens permitted by Section 6.02) in favor of the Collateral Agent, for the benefit of the Secured Parties, covering such owned Real Property and complying with the provisions herein and in the Security Documents, (ii) provide the Secured Parties with extended coverage (if available in the jurisdiction in which such owned Real Property is located) and title insurance in an amount at least equal to the purchase price of such owned Real Property (or such other amount as the Administrative Agent shall reasonably specify), together with such endorsements as are reasonably required by the Administrative Agent and the Collateral Agent and are obtainable in the jurisdiction in which such owned Real Property is located, as well as a current ALTA survey thereof and flood insurance, if applicable, all in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, and only to the extent it is customary to receive or obtain the foregoing in connection with a Mortgage in such jurisdiction, (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent and the Collateral Agent legal opinions relating to the matters described above, and only to the extent it is customary to receive or obtain the foregoing in connection with a Mortgage in such jurisdiction, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent and the Collateral Agent and (iv) deliver to the Administrative Agent a notice identifying, and upon the Administrative Agent’s request, provide a copy of, the consultant’s reports, environmental site assessments or other documents relied upon by the Borrower or any other Loan Party, if any, to determine that any such owned Real Property included in such Collateral does not contain Hazardous Materials of a form or type or in a quantity or location that could reasonably be expected to result in a material Environmental Liability; provided, however, that notwithstanding the terms of this Section 5.09(c) or any other provision of this Agreement, no Loan Party shall be required to grant a Mortgage, or take any other action required under this Section 5.09(c), with respect to any owned Real Property if, in the reasonable judgment of the Administrative Agent the burden, cost or consequences (including any tax consequences) of granting such Mortgage or taking such other action is excessive in relation to the benefits to be obtained therefrom by the Lenders under the Loan Documents.

(d) With respect to any Restricted Subsidiary (other than an Excluded Subsidiary) created or acquired after the Initial Funding Date by Holdings (which, for purposes of this paragraph, shall include any existing Restricted Subsidiary that ceases to be an Excluded Subsidiary at any time following the Initial Funding Date), the Borrower or any of the Restricted Subsidiaries, promptly (and, in any event, within 45 days following such creation or the date of such acquisition) (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments to the existing Security Documents or enter into new Security Documents as the Administrative Agent or the Collateral Agent deems necessary or advisable in its reasonable determination to grant to the Collateral Agent, for the benefit of the Secured Parties, a valid, perfected first priority security interest the Equity Interests in such new Restricted Subsidiary that are owned by Holdings, the Borrower or any of the Restricted Subsidiaries, (ii) deliver to the Collateral Agent the certificates, if any, representing such Equity Interests, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of Holdings, the Borrower or such Restricted Subsidiary, as the case may be, (iii) cause such new Restricted Subsidiary (A) to become a party to the existing Security Documents or enter into the new Security Documents (and provide Guarantees of the Obligations) and (B) to take such actions necessary or advisable in its reasonable determination to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Collateral to the extent required by the Security Documents, subject to Liens permitted under Section 6.02 hereof, with respect to such new Restricted Subsidiary, including the recording of instruments in the United States Patent and Trademark Office and the United States Copyright Office and the filing of UCC financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement, the Intellectual Property Security Agreement or by law or as may be requested by the Administrative Agent or the Collateral Agent, only to the extent it is customary to receive or obtain the foregoing in such jurisdiction and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent and the Collateral Agent legal opinions relating to the matters described above, only to the extent it is customary to receive or obtain the foregoing in such jurisdiction, which opinions, if required, shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent and the Collateral Agent.

(e) With respect to any Excluded Foreign Subsidiary created or acquired after the Initial Funding Date by US Borrower or any of its US Subsidiaries, promptly (and, in any event, within 45 days following such creation or the date of such acquisition) (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent or the Collateral Agent deems necessary or advisable in its reasonable determination in order to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Equity Interests in such new Excluded Foreign Subsidiary that is directly owned by the US Borrower or any of its US Subsidiaries that are Loan Parties (provided that in no event shall more than 65% of the total outstanding voting Equity Interests in any such new Excluded Foreign Subsidiary be required to be so pledged), (ii) deliver to the Collateral Agent the certificates representing such Equity Interests, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of US Borrower or such US Subsidiary of US Borrower, as the case may be, and take such other action as may be necessary or, in the opinion of the Administrative Agent or the Collateral Agent, advisable in its reasonable determination to perfect the security interest of the Collateral Agent thereon and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent and the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent and the Collateral Agent.

Section 5.10 Further Assurances. From time to time duly authorize, execute and deliver, or cause to be duly authorized, executed and delivered, such additional instruments, certificates, financing statements, agreements or documents, and take all such actions (including filing UCC and other financing statements), as the Administrative Agent or the Collateral Agent may reasonably request, for the purposes of implementing or effectuating the material provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent, the Collateral Agent and the Secured Parties with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds or products thereof or with respect to any other property or assets hereafter acquired by Holdings, the Borrower or any Restricted Subsidiary which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Administrative Agent, the Collateral Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, each of Holdings and the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent, the Collateral Agent or such Lender may be required to obtain from Holdings, the Borrower or any of the Restricted Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

Section 5.11 Interest Rate Protection. Enter into as promptly as practicable (and in any event no later than the 180th day after the Initial Funding Date), and maintain at all times thereafter until the date that is 2 years after the Initial Funding Date, protection against fluctuations in interest rates pursuant to, as of such time, one or more interest rate Hedge Agreements in form and substance reasonably satisfactory to the Administrative Agent in order to ensure that no less than 50% of the aggregate outstanding principal amount of the Term Loans and Senior Notes then outstanding is either (i) subject to such Interest Rate Agreements and/or (ii) Indebtedness that bears interest at a fixed rate.

Section 5.12 Maintenance of Ratings. The Borrower will at all times use commercially reasonable efforts to maintain a public rating of the Facilities and a public corporate rating for the Borrower, in each case issued by Moody’s Investors Services, Inc. and Standard & Poor’s Ratings Services.

Section 5.13 Centre of Main Interest. In the case of the Borrower or Guarantor incorporated in a Member State of the European Union, maintain its centre of main interest (as that term is used in Article 3(1) of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “Regulation”)) in its jurisdiction of incorporation and ensure that it has no “establishment” (as that term is used in Article 2(h) of the Regulation) in any other jurisdiction.

Section 5.14 Irish and UK Data Protection. In the case of any UK Guarantor, comply with the UK Data Protection Act 1998 and/or any analogous law, and, in the case of any Loan Party organized under the laws of the Republic of Ireland, comply with the Irish Data Protection Acts 1988 - 2003 and/or any analogous law, except, in each case, where the failure to comply could not reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect.

Section 5.15 Scheme Affirmative Covenants. At all times during the Certain Funds Period and, to the extent applicable under the Scheme, at all times thereafter (other than with respect to clauses (a) through (f) below),

(a) Ensure that the Press Release, the Further Press Release, Scheme Circular, the resolutions referred to in the Scheme Circular, the Scheme Transaction Agreement, the other Scheme Documents and the implementation of the Scheme comply in all material respects with all Requirements of Law (including, without limitation, the Companies Acts, 1963-2009 of Ireland, the United Kingdom Financial Services and Markets Act 2000, the Investment Intermediaries Act, 1995 of Ireland, the Takeover Panel Act and the Takeover Code subject to any applicable waivers by the Takeover Panel); provided, that no act or omission solely on the part of an Arranger in connection with the syndication of the Facilities, the Senior Notes or the Bridge Credit Agreement shall be the basis for a breach of this clause (a);

(b) Within (i) 5 days of the date of signing the Original Credit Agreement, issue the Press Release and (ii) issue the Further Press Release within 5 days of the First Amendment Effective Date as such period may be extended at the direction of the Takeover Panel or the Court;

(c) Use reasonable efforts to procure that the Target dispatches (i) the Scheme Circular to shareholders of the Target as soon as reasonably practicable after the publication of the Press Release, and, in any event, within 28 days after the publication of the Press Release or on or before such later date as the Takeover Panel or the Court may direct or permit (in which case, Holdings and the Borrower shall promptly notify the Administrative Agent of such other date) and (ii) any required Further Circular to shareholders of the Target as soon as reasonably practicable after the publication of the Further Press Release and, in any event, within 28 days after the publication of the Further Press Release or on or before such other date as the Takeover Panel or the Court may direct or permit (in which case, Holdings and the Borrower shall promptly notify the Administrative Agent of such other date);

(d) Propose the Scheme in the Scheme Circular on the terms and conditions set out in the Press Release and the Scheme Documents to reflect such terms and conditions in all material respects or, where the Further Press Release has been issued, propose the Scheme in the Further Circular on the terms and conditions set out in the Further Press Release and the Scheme Documents to reflect such terms and conditions in all material respects, in each case save as required by the Takeover Panel, the Court or the SEC;

(e) Deliver to the Administrative Agent and the Lenders, (i) upon the reasonable request by the Administrative Agent, updates on the status of and progress with respect to the Scheme, (ii) any updated financial information on Target and each Restricted Subsidiary of Target which becomes available to Holdings and its Subsidiaries or the Sponsors, (iii) copies of all press and other announcements made by the Target, Holdings or the Borrower in connection with the Scheme and any documents or statements issued by the Takeover Panel or any other regulatory authority in connection with the Scheme which has been received by Holdings, BidCo or the Borrower and (iv) such other information concerning the Scheme or otherwise relevant to the Scheme as the Administrative Agent may reasonably request;

(f) Notify the Administrative Agent promptly upon becoming aware of any circumstance or event which would entitle withdrawal from or lapse of the Scheme (other than a failure to satisfy any of the conditions specified in paragraphs 2(a)(v) or 2(e)(excluding subclause (i)) of Appendix I of the Press Release), and in such circumstance, if the Required Lenders reasonably request, and if a waiver of, or failure to invoke, the breached term or unfulfilled condition of the Scheme Documents or other Acquisition Documentation would be material and prejudicial to the interests of the Lenders, the Borrower shall make such representations to the Takeover Panel, or the Court, as applicable, on behalf of the Lenders as the Required Lenders shall request in order to obtain the consent of the Takeover Panel or the Court, as applicable, to permit it to invoke such relevant condition;

(g) Use reasonable efforts to procure the registration by the Target, within 5 Business Days of the sanction of the Scheme by the Court, of an office copy of the order of the Court sanctioning the Scheme and the associated minute on the reduction of the share capital of the Target with the Registrar of Companies in Ireland for the purposes of section 201(5) of the Companies Act; and

(h) After the Scheme has become effective, procure that the Target is de-listed and re-registered as a private limited company as soon as reasonably practicable and in any event within 50 days after the Scheme Effective Date.

Section 5.16 Specified Affirmative Covenants. Immediately after the Commitment Effective Date, until the Syndication Completion Date (provided that the certificate described in clause (g) below shall be required to be delivered within 2 Business Days after the Initial Funding Date), the following affirmative covenants, shall be applicable to each of Holdings and the Borrower:

(a) prior to the Initial Funding Date, Holdings and the Borrower shall furnish to the Administrative Agent, promptly after receipt from Target (and in no event later than five days after Target has made publicly available, in compliance with the reporting requirements of Section 13 or 15(d) of the Exchange Act (including any extensions permitted under the Exchange Act)), (i) the consolidated balance sheets and statements of income, stockholder’s equity and cash flows for the Target as of and for the fiscal year ended January 31, 2010, in each case audited by and accompanied by the opinion of an independent public accountant of recognized national standing and (ii) the unaudited consolidated balance sheets and related statements of income and cash flows of the Target for each fiscal quarter ended after January 31, 2010;

(b) Holdings and the Borrower (1) shall provide (and shall cause the Sponsors to provide), (2) shall use commercially reasonable efforts to cause the Target and its subsidiaries to provide, and (3) shall use commercially reasonable efforts (including requesting Target and its subsidiaries to use their commercially reasonable efforts) to cause each of Holdings’, the Borrower’s, the Sponsors’ and Target’s advisors to provide, the Arrangers and the other relevant syndicate members upon request with all information reasonably requested by the Arrangers, including but not limited to the projections and financial and other information, reports, memoranda and evaluations prepared by, on behalf or at the direction of the Sponsors, Holdings, the Borrower or the Restricted Subsidiaries;

(c) Holdings and the Borrower (1) shall assist (and shall cause the Sponsors to assist), (2) shall use commercially reasonable efforts to cause the Target and its subsidiaries to assist and (3) shall use commercially reasonable efforts (including requesting Target and its subsidiaries to use their commercially reasonable efforts) to cause each of Holdings’, the Borrower’s, the Sponsors’ and Target’s advisors to assist, in the preparation of the Confidential Information Memoranda;

(d) Holdings and the Borrower shall use (and shall cause the Sponsors to use) commercially reasonable efforts to ensure that the syndication efforts of the Arrangers benefit materially from the existing lending and banking relationships of the Sponsors, Holdings, and the Borrower;

(e) Holdings and the Borrower shall use (and shall cause the Sponsors to use) and shall use commercially reasonable efforts to cause the Target to use, commercially reasonable efforts to obtain public corporate credit and family ratings of the Borrower after giving effect to the Transactions and public credit ratings for each of the Facilities and the Senior Notes, in each case, from Moody’s and S&P;

(f) Holdings and the Borrower shall assist (and shall cause the Sponsors to assist) and shall use commercially reasonable efforts to cause the Target to assist, the Arrangers in their syndication efforts, including by making available the officers and representatives of Holdings and the Borrower and using commercially reasonable efforts to make available the Sponsors’ and the Target’s respective officers and representatives, and to attend and make presentations regarding the business and prospects of the Borrower at one or more meetings of Lenders, in each case from time to time at such times and places as mutually agreed; and

(g) Holdings shall cause the Chief Financial Officer of Holdings to deliver a solvency certificate executed by such officer in form and substance reasonably satisfactory to the Administrative Agent confirming the solvency of Holdings and the Subsidiaries (including the Target and its Restricted Subsidiaries) on a consolidated basis after giving effect to the Transactions.

Notwithstanding the foregoing provisions of Section 5.16(b) through (f), Holdings and the Borrower shall not be in breach of such clauses (b) through (f) to the extent that compliance by any Person (including requirements to request actions or inactions by the Target, its subsidiaries, or any of their officers, representatives or advisors) could reasonably be expected to result in a violation of applicable law.

Section 5.17 White Wash Requirements and Final Debt Pushdown. Cause (a) the White Wash Requirements to have been completed by the Target and the Irish Guarantors within 50 days after the Initial Funding Date and (b) the Intermediate Debt Assumption and the Final Debt Assumption to have been completed within 60 days after the Initial Funding Date. Holdings and Borrower shall notify the Administrative Agent promptly (and in no event later than three Business Days) after the completion of the Final Debt Assumption, provided, however, that, if the Final Debt Assumption has not been completed within 60 days of the Initial Funding Date, Holdings and Borrower shall promptly notify the Administrative Agent regarding the status of the Final Debt Assumption as of such date and the expected date of completion of the Final Debt Assumption.

Section 5.18 Designation of Subsidiaries. The board of directors of Holdings may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) no Default or Event of Default shall have occurred or be continuing or result therefrom, (ii) no Subsidiary may be designated as an Unrestricted Subsidiary if, after such designation, it would be a “Restricted Subsidiary” for the purpose of the documentation related to the Senior Notes (or any documentation related to any Permitted Refinancing Indebtedness in respect thereof) or any Other Financing (as defined in Section 6.09(a)) or any other Indebtedness of any Loan Party and (iii) Holdings and the Restricted Subsidiaries may Guarantee Indebtedness incurred by an Unrestricted Subsidiaries only to the extent permitted pursuant to Section 6.04(r). The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by parent of such Subsidiary therein at the date of designation in an amount equal to the fair market value of the parent’s investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Loan Parties in Unrestricted Subsidiaries pursuant to the preceding sentence in the amount equal to the fair market value at the date of such designation of the Loan Parties’ (as applicable) Investment in such Subsidiary. Notwithstanding the foregoing, neither the Borrower nor any direct or indirect parent of the Borrower that is a Subsidiary shall be permitted to be an Unrestricted Subsidiary.

Section 5.19 Step Plan Transactions. Notwithstanding anything else to the contrary in this Agreement, the Lenders hereby acknowledge and agree that the Transactions, including all related transactions and actions specifically set forth in the Step Plan, shall not constitute any Default or Event of Default on account of any breach of Section 5.01.

Section 5.20 Corporate Separateness. (a) Cause each Unrestricted Subsidiary to satisfy customary corporate and other formalities, including the maintenance of corporate and business records.

(b) Ensure that (i) no bank account of any Unrestricted Subsidiary shall be commingled with any bank account of Holdings or any Restricted Subsidiary, and (ii) any financial statements distributed to any creditors of any Unrestricted Subsidiary shall clearly establish or indicate the corporate separateness of such Unrestricted Subsidiary from Holdings and the Restricted Subsidiaries.

ARTICLE VI.

Negative Covenants

Each of Holdings and the Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other reasonable expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been cancelled or have expired and all amounts drawn thereunder have been reimbursed in full, neither Holdings nor the Borrower will, nor will it cause or permit any of the Restricted Subsidiaries to (it being understood and agreed that the only covenants set forth in this Article VI that shall be effective prior to the Initial Funding Date are the covenants set forth in Sections 6.09, 6.15, 6.16, 6.17(a) and 6.18, and that on and after the Initial Funding Date all of the covenants set forth in this Article VI shall be effective):

Section 6.01 Indebtedness, Disqualified Equity Interests and Preferred Stock. Incur, create or assume any Indebtedness (including Acquired Indebtedness) or issue any Disqualified Equity Interests or Preferred Stock, provided, that Holdings, the Borrower and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness) or issue Disqualified Equity Interests or Preferred Stock, in each case if on the date of the incurrence of such Indebtedness (including Acquired Indebtedness) or issuance of such Disqualified Equity Interests or Preferred Stock, after giving pro forma effect to the incurrence or issuance thereof, the Leverage Ratio would have been no greater than 5.50:1.00; provided that the amount of Indebtedness (including Acquired Indebtedness), Disqualified Equity Interests or Preferred Stock that may be incurred or issued, as applicable, pursuant to the foregoing by Restricted Subsidiaries other than the US Co-Issuer or any Guarantor shall not exceed $30,000,000 at any one time outstanding.

The foregoing limitations will not apply to:

(a) Indebtedness of Target and its subsidiaries existing on the Initial Funding Date and any Permitted Refinancing Indebtedness in respect of any such Indebtedness;

(b) Indebtedness created hereunder and under the other Loan Documents;

(c) unsecured intercompany Indebtedness of Holdings, the Borrower and the Restricted Subsidiaries to the extent permitted by Section 6.04(a) so long as such Indebtedness is, in the case of the Subordinated Note (as defined in the Guarantee and Collateral Agreement) or of borrowed money that is owed by a Loan Party to a Restricted Subsidiary that is not a Loan Party, subordinated to the Obligations pursuant to an Affiliate Subordination Agreement; provided that in the case of the Subordinated Note, such subordination will not be necessary until the Collateral Completion Date;

(d) Capitalized Lease Obligations and obligations in connection with purchase money financing in an aggregate principal amount of all Indebtedness incurred pursuant to this Section 6.01(d), not exceeding at any time outstanding the greater of (A) $10,000,000 and (B) 2% of Total Assets;

(e) Indebtedness, Disqualified Equity Interests or Preferred Stock of any Person that becomes a Restricted Subsidiary in connection with a Permitted Acquisition after the Commitment Effective Date hereof (and any Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any such Indebtedness, Disqualified Equity Interests or Preferred Stock); provided that (i) such Indebtedness, Disqualified Equity Interests or Preferred Stock exists at the time such Person becomes a Restricted Subsidiary and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary, (ii) immediately before and after such Person becomes a Restricted Subsidiary, no Default or Event of Default shall have occurred and be continuing and (iii) the aggregate principal amount of Indebtedness, Disqualified Equity Interests or Preferred Stock permitted by this Section 6.01(e) shall not exceed $20,000,000 at any time outstanding;

(f) Indebtedness in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of the Restricted Subsidiaries and Indebtedness incurred by the Borrower or any of the Restricted Subsidiaries in respect of bankers’ acceptances, warehouse receipts or similar instruments, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims, in each case in the ordinary course of business and consistent with past practice;

(g) Cash Management Obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements in the ordinary course of business and any Guarantees thereof;

(h) Indebtedness under Hedging Agreements required by Section 5.11 or otherwise entered into to hedge against interest rates or foreign exchange rates and not for speculative purposes;

(i) Guarantees of Indebtedness under this Section 6.01;

(j) Indebtedness representing deferred compensation to employees of the Borrower or any of the Restricted Subsidiaries incurred in the ordinary course of business;

(k) Indebtedness, Disqualified Equity Interests or Preferred Stock incurred by Restricted Subsidiaries that are not Loan Parties to any Persons (other than to Holdings or any Restricted Subsidiary); provided that the aggregate amount of such Indebtedness, Disqualified Equity Interests or Preferred Stock shall not exceed $10,000,000 in the aggregate at any time outstanding for all such Restricted Subsidiaries;

(l) [Reserved];

(m) [Reserved];

(n) Indebtedness of Holdings and the Restricted Subsidiaries in an aggregate principal amount not exceeding $310,000,000 at any time outstanding created under the Senior Notes Documentation, and in each case any Permitted Refinancing Indebtedness in respect of all or a portion of any such Indebtedness;

(o) Indebtedness to current or former officers, directors, managers, consultants and employees, their Controlled Investment Affiliates or Immediate Family Members to finance the purchase or redemption of Equity Interests of the Borrower (or any direct or indirect parent thereof) permitted by Section 6.06;

(p) Indebtedness incurred by Holdings or any of the Restricted Subsidiaries in a Permitted Acquisition or any Disposition, in each case to the extent constituting indemnification obligations or obligations in respect of purchase price (including earn-outs) or other similar adjustments;

(q) Indebtedness consisting of obligations of Holdings and the Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with the Transactions or any Permitted Acquisitions;

(r) Guarantees incurred in the ordinary course of business in respect of obligations to suppliers, customers, franchisees, lessors and licensees of any Restricted Subsidiary;

(s) Indebtedness incurred in the ordinary course of business in respect of obligations of any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services;

(t) shares of Preferred Stock of a Restricted Subsidiary issued to the Borrower or another Restricted Subsidiary, provided that any subsequent issuance or transfer of any Equity Interests or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Borrower or another Restricted Subsidiary or any pledge of such Equity Interests constituting a Lien permitted by Section 6.02) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause (t); and

(u) Indebtedness, Disqualified Equity Interests or Preferred Stock of the Borrower or a Restricted Subsidiary incurred or issued to finance or assumed in connection with a Permitted Acquisition in an aggregate principal amount not to exceed, together with all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness, Disqualified Equity Interests and Preferred Stock permitted under this clause (u), $200,000,000 at any one time outstanding (it being understood that any Indebtedness, Disqualified Equity Interests or Preferred Stock incurred pursuant to this clause (u) shall cease to be deemed incurred or outstanding for purposes of this clause (u) but shall be deemed incurred for the purposes of the first paragraph of this Section 6.01 from and after the first date on which the Borrower or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Equity Interests or Preferred Stock under the first paragraph of this Section 6.01 without reliance on this clause (u));

provided, that, notwithstanding anything to the contrary in this Agreement, the exception to this Section 6.01 listed in clause (u) above shall not apply at any time prior to the Collateral Completion Date.

Notwithstanding anything to the contrary, the incurrence of any Incremental Term Loans or extensions of credit under additional Revolving Credit Commitments obtained pursuant to Section 2.24 shall only be permitted to the extent such debt would otherwise be permitted to be incurred pursuant to this Section 6.01, other than pursuant to clause (b) of this Section 6.01.

The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 6.01. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Borrower dated such date prepared in accordance with GAAP.

Section 6.02 Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests or other securities of any Person, including any Restricted Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:

(a) Liens on property or assets of Target and its subsidiaries existing on the Initial Funding Date; provided that such Liens shall secure only those obligations which they secure on the Initial Funding Date and refinancings, extensions, renewals and replacements thereof permitted hereunder;

(b) any Lien created under the Loan Documents (other than Liens securing Incremental Term Loans or extensions of credit under additional Revolving Credit Commitments obtained pursuant to Section 2.24);

(c) any Lien existing on any property or asset prior to the acquisition thereof by Holdings or any Restricted Subsidiary and the replacement, extension or renewal of any Lien permitted by this clause (c) upon or in the same property previously subject thereto in connection with the replacement, extension or renewal (without increase in the amount or any change in any direct or contingent obligor) of the Indebtedness secured thereby; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition, (ii) such Lien does not apply to any other property or assets of Holdings, the Borrower or any Restricted Subsidiary and (iii) such Liens secure Indebtedness permitted under Section 6.01(e);

(d) Liens for Taxes not yet due, which are being contested in compliance with Section 5.03 and for which an adequate reserve to the extent required by GAAP has been established on its books;

(e) Liens in respect of property or assets of Holdings or any Restricted Subsidiary imposed by operation of law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and securing obligations that, in the case of material obligations, are not due and payable or which are being contested in good faith by appropriate actions, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(f)(i) pledges, deposits or security made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance, employers’ health tax and other social security laws or regulations and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Restricted Subsidiary;

(g) deposits to secure (A) the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capitalized Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and (B) stay and appeal bonds;

(h) zoning restrictions (and other building, entitlement or other land use regulations by Governmental Authorities), easements, rights-of-way, restrictions on use of real property and other similar encumbrances that, in the aggregate, do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of Holdings or any of the Restricted Subsidiaries or the ability of Holdings or any of the Restricted Subsidiaries to utilize such property for its intended purpose or prejudice the Liens under the Security Documents;

(i) purchase money security interests (including Liens arising from precautionary UCC financing statements covering assets subject to a Capitalized Lease Obligation) in real property, improvements thereto or other fixed or capital assets hereafter acquired (or, in the case of improvements, constructed) by Holdings or any Restricted Subsidiary and all products, accessions, improvements and proceeds thereof; provided that (i) such security interests secure Indebtedness permitted by Section 6.01(d), (ii) such security interests are incurred, and the Indebtedness secured thereby is created, within 270 days after such acquisition (or construction) and (iii) such security interests do not apply to any other property or assets of Holdings or any Restricted Subsidiary;

(j) judgment Liens securing judgments not constituting an Event of Default under Section 7.01;

(k) any interest or title of a lessor, sublessor, licensee, licensor or sublicensor under any lease or license entered into by Holdings or any Restricted Subsidiary in the ordinary course of business or in connection with intellectual property transferred between Loan Parties and covering only the assets so leased or licensed;

(l) Liens (i) of a collection bank arising under Section 4-208 of the Uniform Commercial Code on the items in the course of collection and (ii) in favor of a banking or other financial institution arising as a matter of law or under customary contractual provisions encumbering deposits or other funds maintained with such banking or other financial institution (including the right of set off and grants of security interests in deposits and/or securities held by such banking or other financial institution) and that are within the general parameters customary in the banking industry;

(m) [Reserved];

(n) leases, licenses, subleases or sublicenses granted to others that do not (i) interfere in any material respect with the business of any Loan Party and (ii) secure any Indebtedness;

(o) ground leases and master leases incurred in the ordinary course of business in respect of Real Property on which facilities owned or leased by any Loan Party are located;

(p) Liens arising from precautionary Uniform Commercial Code financing statement or similar filings;

(q) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(r) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(s) Liens deemed to exist in connection with reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts maintained in the ordinary course of business and not for speculative purposes;

(t) Liens solely on any cash earnest money deposits made by the Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(u) Liens solely with respect to the assets of Restricted Subsidiaries that are not Loan Parties in connection with Indebtedness permitted pursuant to clause (k) of Section 6.01;

(v) Liens to the extent attaching to properties and assets with an aggregate fair value at the time of attachment not in excess of, and securing liabilities not in excess of, $3,000,000 in the aggregate at any time outstanding;

(w) Liens on accounts receivable and related assets incurred in connection with a Receivables Facility; and

(x) Liens incurred to secure obligations in respect of any Indebtedness permitted to be incurred pursuant to Section 6.01 (including, to the extent permitted to be so incurred, Incremental Term Loans and extensions of credit under additional Revolving Credit Commitments obtained pursuant to Section 2.24), in each case if on the date of the incurrence of such Liens and after giving pro forma effect to the incurrence thereof, the Secured Leverage Ratio would have been no greater than 3.25:1.00; provided that any Indebtedness (other than additional Indebtedness incurred under this Agreement or the other Loan Documents) that is secured by Liens on the Collateral incurred pursuant to this clause (x) shall be subject to a customary intercreditor agreement (to be entered into by the Loan Parties, the Administrative Agent, the Collateral Agent and the agent or trustee with respect to such Indebtedness) in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent;

; provided, that, notwithstanding anything to the contrary in this Agreement, the exception to this Section 6.02 listed in clause (x) above shall not apply at any time prior to the Collateral Completion Date.

Section 6.03 Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal or mixed, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred unless (a) the sale of such property is permitted by Section 6.05 and (b) any Capitalized Lease Obligations or Liens arising in connection therewith are permitted by Section 6.01 and Section 6.02, as applicable.

Section 6.04 Investments, Loans and Advances. Purchase, hold or acquire any Equity Interests, evidences of indebtedness or other securities of, make or permit to exist any loans or advances or capital contributions to, or make or permit to exist any investment or any other interest in, any other Person, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other Person (all of the foregoing, “Investments”), except:

(a)(i) Investments by Holdings and the Restricted Subsidiaries existing on the Initial Funding Date in or to Holdings and the Restricted Subsidiaries and (ii) additional Investments by Holdings and the Restricted Subsidiaries in or to Holdings and the Restricted Subsidiaries; provided that (A) any such Investment in Equity Interests held by a Loan Party shall be pledged pursuant to the Security Documents subject to any applicable limitations set forth therein, (B) the aggregate amount of Investments after the Initial Funding Date by Loan Parties in Restricted Subsidiaries that are not Subsidiary Guarantors shall not exceed $5,000,000 in cash or tangible property at any time outstanding (net of Returns) and (C) if such Investment shall be in the form of a loan or advance, such loan or advance made to any Loan Party by a Restricted Subsidiary that is not a Loan Party shall be unsecured and subordinated to the Obligations pursuant to an Affiliate Subordination Agreement and, if such loan or advance shall be made by a Loan Party and is evidenced by a promissory note, such promissory note shall be pledged to the Collateral Agent for the ratable benefit of the Secured Parties pursuant to the Security Documents subject to any applicable limitations set forth therein;

(b) Permitted Investments;

(c) Investments received in connection with the bankruptcy, insolvency, court protection or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(d) Holdings and the Restricted Subsidiaries may make loans and advances in the ordinary course of business to their respective employees so long as the aggregate principal amount thereof at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed $3,000,000;

(e) the Acquisition and Permitted Acquisitions;

(f) Investments of Target and its subsidiaries existing on the Initial Funding Date;

(g) extensions of trade credit in the ordinary course of business;

(h) Investments made as a result of the receipt of non-cash consideration from a sale, transfer or other disposition of any asset in compliance with Section 6.05;

(i) intercompany loans and advances to Holdings to the extent that Restricted Subsidiaries may pay dividends to Holdings pursuant to Section 6.06 (and in lieu of paying such dividends); provided that such intercompany loans and advances (i) shall be made for the purposes, and shall be subject to all the applicable limitations set forth in, Section 6.06 and (ii) shall be unsecured and subordinated to the Obligations pursuant to an Affiliate Subordination Agreement;

(j) Holdings and the Restricted Subsidiaries may make loans and advances in the ordinary course of business to content providers, royalty partners and subcontractors so long as the aggregate principal amount thereof at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed $5,000,000;

(k) Investments in Hedging Agreements permitted by Section 6.01;

(l) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices or the equivalent thereto in the applicable jurisdiction;

(m) advances of payroll payments to employees in the ordinary course of business and consistent with past practice;

(n) Guarantees by any of the Restricted Subsidiaries of leases (other than Capitalized Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(o) to the extent constituting an Investment, Investments consisting of Indebtedness, Liens, sales of assets, Restricted Payments and prepayments, redemptions, purchases, defeasances or other satisfactions of Indebtedness permitted under Sections 6.01, 6.02, 6.05, 6.06 and 6.09, respectively;

(p) Investments held by a Restricted Subsidiary acquired after the Commitment Effective Date or of a Person merged or amalgamated with or into the Borrower or merged, amalgamated or consolidated with a Restricted Subsidiary, in each case in accordance with Section 6.05 and otherwise in accordance with this Section 6.04, to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(q) Investments by the Restricted Subsidiaries in an aggregate amount not to exceed (determined without regard to any write-downs or write-offs of such investments, loans and advances) the portion, if any, of the Available Basket Amount on the date of such election that the applicable Loan Party elects to apply to this paragraph (p); provided, that, at the time of any such Investment both before and after giving effect thereto, no Event of Default or Default shall have occurred and be continuing or would result therefrom; provided, further, that no Investment may be made pursuant to this clause (q) in any Unrestricted Subsidiary for the purpose of making a Restricted Payment prohibited pursuant to Section 6.06;

(r) any Investment by the Restricted Subsidiaries in an aggregate amount not to exceed, together with all other Investments made pursuant to this Section 6.04(r), Restricted Payments made pursuant to Section 6.06(a)(xiii), repurchases of Equity Interests made pursuant clause (d) of Section 6.06(a)(vi), and repurchases of Indebtedness made pursuant to Section 6.09(b)(i)(G), $50,000,000 plus Returns in respect of any such Investment to the extent that such Returns do not increase Consolidated Net Income; provided that no Default or Event of Default shall have occurred and be continuing or would result therefrom; provided, further, that no Investment may be made pursuant to this clause (r) in any Unrestricted Subsidiary for the purpose of making a Restricted Payment prohibited pursuant to Section 6.06;

(s) loans and advances made by Holdings to the extent that the amount so advanced could otherwise have been applied by Holdings to make a Restricted Payment permitted pursuant to Section 6.06; and

(t) Investments relating to a Receivables Subsidiary that, in the good faith determination of the Borrower are necessary or advisable to effect any Receivables Facility;

provided, that, notwithstanding anything to the contrary in this Agreement, the exceptions to this Section 6.04 listed in clauses (q) and (r) above shall not apply at any time prior to the Collateral Completion Date.

Section 6.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete, worn out, used or surplus property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Borrower and the Restricted Subsidiaries;

(b) Dispositions of inventory, goods held for sale in the ordinary course of business and immaterial assets (including allowing any registrations or any applications for registration of any intellectual property to lapse or go abandoned in the ordinary course of business);

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) subject to Section 2.13(b)(i)(B) the proceeds of such Disposition are applied to the purchase price of such replacement property (which replacement property is actually promptly purchased);

(d) Dispositions of property to any Restricted Subsidiary; provided that if the transferor of such property is a Loan Party, (i) the transferee thereof must be a Loan Party or (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 6.04;

(e) Dispositions permitted by Sections 6.04, 6.06, and 6.09, and Liens permitted by Section 6.02;

(f) Dispositions of cash and Permitted Investments in the ordinary course of business;

(g) leases, subleases, licenses or sublicenses (including the provision of software under an open source license), in each case which do not materially interfere with the business of the Borrower and the Restricted Subsidiaries, taken as a whole;

(h) transfers of property subject to Recovery Events upon receipt of the Net Cash Proceeds of such Recovery Event;

(i) Dispositions of property not otherwise permitted under this Section 6.05; provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Default or Event of Default exists), no Default or Event of Default shall exist or would result from such Disposition; (ii) the Borrower or any Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash or Permitted Investments; (iii) such consideration is at least equal to the Fair Market Value of the assets being sold, transferred, leased or disposed of; and (iv) the Fair Market Value of all assets sold, transferred, leased or disposed of pursuant to this clause (i) shall not exceed $10,000,000 in any fiscal year; provided, however, that for the purposes of subclause (ii), (A) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (A) that is at that time outstanding, not in excess of $2,500,000 at the time of the receipt of such Designated Non-Cash Consideration, with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash;

(j) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(k) Dispositions of accounts receivable in connection with the collection or compromise thereof (other than in connection with factoring programs, receivables programs or other similar programs);

(l) to the extent allowable under Section 1031 of the Tax Code (or comparable or successor provision), any exchange of like property (excluding any boot thereon permitted by such provision) for use in any business conducted by the Borrower or any of the Restricted Subsidiaries;

(m) the unwinding of any Hedging Agreement; and

(n) sales of accounts receivable, or participations therein, in connection with any Receivables Facility.

Section 6.06 Restricted Payments; Restrictive Agreements. (a) Declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment (including pursuant to any Synthetic Purchase Agreement), or incur any obligation (contingent or otherwise) to do so; provided, however, that:

(i) any Restricted Subsidiary may make Restricted Payments to any other Restricted Subsidiary (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to any other Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

(ii)(x) Holdings and the Restricted Subsidiaries may redeem in whole or in part any of their respective Equity Interests (other than Disqualified Equity Interests) for another class of Equity Interests or rights to acquire their respective Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests, provided that any terms and provisions material to the interests of the Lenders contained in such other class of Equity Interests are no less advantageous in any material respect to the Lenders as those contained in the Equity Interests redeemed thereby or (y) any Restricted Subsidiary may declare and make dividend payments or other distributions in each case to Loan Parties payable solely in the Equity Interests of such Person;

(iii) Restricted Payments may be made on the Scheme Effective Date, the Initial Funding Date or as otherwise specifically contemplated in the Step Plan, in each case in order to consummate the Transactions;

(iv) to the extent constituting Restricted Payments, Holdings and the Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 6.04 and Section 6.07(d);

(v) cashless repurchases of Equity Interests in Holdings, the Borrower or any of the Restricted Subsidiaries deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants shall be permitted;

(vi) a Restricted Subsidiary may pay (or make Restricted Payments to allow Holdings or any direct or indirect parent thereof to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of Holdings (or of any such direct or indirect parent of Holdings) by any future, present or former employee, director, officer, manager or consultant (or any Controlled Investment Affiliate or Immediate Family Member thereof) of Holdings (or any direct or indirect parent of Holdings) or any Restricted Subsidiaries upon the death, disability, retirement or termination of employment of any such person or otherwise pursuant to any employee or director equity plan, employee or director stock option plan or any other employee or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any future, present or former employee, director, officer, manager or consultant of Holdings (or any direct or indirect parent of Holdings) or any Restricted Subsidiaries (including, for the avoidance of doubt, any principal and interest payable on any notes issued by Holdings (or of any direct or indirect parent of Holdings) in connection with any such repurchase, retirement or other acquisition or retirement); provided that (a) the aggregate amount of Restricted Payments made pursuant to this clause (vi) in any calendar year, shall not exceed $4,000,000 (or, after a Qualified Public Offering, $8,000,000), (b) any unused amounts in any calendar year may be carried over to succeeding calendar years, so long as the aggregate amount of all Restricted Payments made pursuant to this clause (vi) in any calendar year (after giving effect to such carry forward) shall not exceed $10,000,000 (or, after a Qualified Public Offering, $20,000,000); (c) that any cancellation of Indebtedness owing to Holdings in connection with and as consideration for a repurchase of Equity Interests of Holdings (or any of its direct or indirect parents) shall not be deemed to constitute a Restricted Payment for purposes of this clause (vi); and (d) such amount may be increased in the aggregate by (I) up to the lesser of (A) $10,000,000 and (B) the difference of $50,000,000 minus the sum of (1) all prior repurchases, retirement or other acquisitions of Equity Interests made pursuant to this clause (d), (2) Restricted Payments made pursuant to Section 6.06 (a)(xiii), (3) Investments made pursuant to Section 6.04(r) and (4) repurchases of Indebtedness made pursuant to Section 6.09(b)(i)(G), so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, and (II) the remainder of (x) the net cash proceeds of key man life insurance policies received by Holdings, the Borrower or any Restricted Subsidiary after the Commitment Effective Date less (y) the aggregate amount of all Restricted Payments made after the Commitment Effective Date with the net cash proceeds described in preceding clause (x);

(vii) the Restricted Subsidiaries may make Restricted Payments to Holdings or any direct or indirect parent of Holdings:

(A) the proceeds of which will be used to pay (or make Restricted Payments to allow any direct or indirect parent thereof to pay) the Tax liability to each foreign, federal, state or local jurisdiction in respect of which a consolidated, combined, unitary or affiliated return is filed by Holdings (or such direct or indirect parent) that includes the Subsidiaries, to the extent such Tax liability does not exceed the lesser of (A) the Taxes that would have been payable by the Subsidiaries as a stand-alone group and (B) the actual Tax liability of Holdings’ consolidated, combined, unitary or affiliated group (or, if Holdings is not the parent of the actual group, the Taxes that would have been paid by Holdings and/or the Subsidiaries as a stand-alone group), reduced by any such payments paid or to be paid directly by the Subsidiaries;

(B) the proceeds of which shall be used to pay (or make Restricted Payments to allow any direct or indirect parent thereof to pay) operating costs and expenses incurred in the ordinary course of business and other overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties);

(C) the proceeds of which shall be used to pay (or make Restricted Payments to allow any direct or indirect parent thereof to pay) franchise taxes and other fees, Taxes and expenses required to maintain its (or any of its direct or indirect parents’) legal existence;

(D) to finance any Investment permitted to be made pursuant to Section 6.04; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) Holdings shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Borrower or another Restricted Subsidiary or (2) the merger or amalgamation (to the extent not prohibited by Section 6.14) of the Person formed or acquired into the Borrower or another Restricted Subsidiary in order to consummate such Permitted Acquisition, in each case, in accordance with the applicable requirements of Section 5.09;

(E) the proceeds of which shall be used to pay (or make Restricted Payments to allow any direct or indirect parent thereof to pay) costs, fees and expenses (other than to Affiliates) related to any equity or debt offering not prohibited by this Agreement (whether or not successful);

(F) the proceeds of which shall be used to pay (or make Restricted Payments to allow any direct or indirect parent thereof to pay) amounts permitted to be paid pursuant to Section 6.09(b) in connection with the Senior Notes (or any Permitted Refinancing Indebtedness in respect of any of the foregoing) and the payment of fees and expenses related thereto; and

(G) the proceeds of which shall be used to make Restricted Payments pursuant to Section 6.06(a)(vi), (viii), (x), (xi), (xii), (xiii) and (xv);

; provided, that for purposes of this clause (vii), any reference to “parent” shall mean any Person which holds, directly or indirectly, beneficially or of record, 100% of the issued and outstanding Equity Interests of Holdings;

(viii) the Restricted Subsidiaries may declare and pay (or make Restricted Payments to allow Holdings or any direct or indirect parent thereof to declare and pay) cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition and the Restricted Subsidiaries and Holdings may honor any conversion request by a holder of convertible Indebtedness and the Restricted Subsidiaries may declare and pay (or make Restricted Payments to allow Holdings or any direct or indirect parent thereof to declare and pay) cash payments in lieu of fractional shares in connection with any such conversion;

(ix) the payment of any dividend or distribution within 60 days after the date of declaration thereof shall be permitted, if at the date of declaration (i) such payment would have complied with the provisions of this Agreement and (ii) no Default or Event of Default occurred and was continuing;

(x) a Restricted Subsidiary may declare and pay (or make Restricted Payments to allow Holdings or any direct or indirect parent thereof to declare and pay) dividends on the Target’s (or any direct or indirect parent) common stock following the first public offering of the Target’s common stock or the common stock of any of its direct or indirect parents after the Initial Funding Date, of up to 6.0% per annum of the net proceeds received by or contributed to the Borrower in or from any such public offering, other than public offerings with respect to the Target’s (or any direct or indirect parent) common stock registered on Form S–4 or Form S–8;

(xi) a Restricted Subsidiary may make payments (or make Restricted Payments to allow Holdings or any direct or indirect parent thereof to make payments) in respect of withholding or similar Taxes payable by any future, present or former employee, director, officer, manager or consultant (or any Controlled Investment Affiliate or Immediate Family Member) and any repurchases of Qualified Equity Interests in consideration of such payments including deemed repurchases in connection with the exercise of stock options;

(xii) in addition to the foregoing Restricted Payments and so long as no Event of Default or Default shall have occurred and be continuing or would result therefrom, any Restricted Subsidiary may make additional Restricted Payments to Holdings (or any direct or indirect parent of Holdings), the proceeds of which may be utilized by Holdings (or any direct or indirect parent of Holdings) to make additional Restricted Payments, in an aggregate amount not to exceed the portion, if any, of the Available Basket Amount on the date of such election that Holdings elects to apply to this clause (xii) of this Section 6.06(a);

(xiii) any Restricted Subsidiary may make additional Restricted Payments to Holdings (or any direct or indirect parent of Holdings), the proceeds of which may be utilized by Holdings (or any direct or indirect parent of Holdings) to make additional Restricted Payments, in aggregate amount not to exceed, together with all other Restricted Payments made pursuant to this Section 6.06(a)(xiii), repurchases of Equity Interests made pursuant to clause (d) of Section 6.06(a)(vi), Investments made pursuant to Section 6.04(r) and repurchases of Indebtedness made pursuant to Section 6.09(b)(i)(G), $50,000,000, so long as (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) immediately after giving effect to any such Restricted Payment, the Leverage Ratio, after giving pro forma effect to such transaction, would be no greater than 4.5 to 1.0;

(xiv) distributions or payments of Receivables Fees shall be permitted;

(xv)(a) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Equity Interests) issued by the Initial Borrower after the Initial Funding Date shall be permitted; or

(b) the declaration and payment of regularly scheduled or accrued dividends to a direct or indirect parent company of the Initial Borrower, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Equity Interests) of such parent company issued after the Initial Funding Date shall be permitted;

provided, however, in the case of each of (a) and (b) of this clause (xv), that (A) at the time such payment is made, the Borrower could incur $1.00 of additional Indebtedness under the provisions of the first paragraph of Section 6.01 and (B) the amount of dividends paid on such Designated Preferred Stock pursuant to clause (a) or (b), as applicable, shall not exceed the aggregate amount of cash actually contributed to or received by the Initial Borrower from the sale of such Designated Preferred Stock;

provided, that, notwithstanding anything to the contrary in this Agreement, the exceptions to this Section 6.06(a) listed in clause (vi)(d), clause (xii) and clause (xiii) shall not apply at any time prior to the Collateral Completion Date.

(b) Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon:

(i) the ability of Holdings or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets for the benefit of the Lenders with respect to the Facility and the Obligations or under the Loan Documents, or

(ii) the ability of any Restricted Subsidiary of Target to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to any Loan Party or to provide any Guarantee of any obligation of any Loan Party;

provided that:

(A) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document;

(B) the foregoing shall not apply to restrictions and conditions applicable to Target and its subsidiaries that exist on the Initial Funding Date or to restrictions and conditions contained in amendments, refinancings or other modifications to the agreements or other arrangements that contains such restrictions and conditions; provided that such amendments, refinancings or other modifications are not materially more restrictive than the restrictions and conditions that exist on the Initial Funding Date;

(C) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary pending such sale, provided such restrictions and conditions apply only to the Restricted Subsidiary that is to be sold and such sale is permitted hereunder;

(D) the foregoing shall not apply to restrictions and conditions imposed on any Restricted Subsidiary by the terms of any Indebtedness of such Restricted Subsidiary permitted to be incurred hereunder; provided that, in the case of a Restricted Subsidiary that is a Loan Party, such restrictions and conditions, taken as a whole (i) are, in the good faith judgment of the Borrower, no more materially restrictive than the restrictions and conditions that exist on the Initial Funding Date or (ii) will not, in the good faith judgment of the Borrower, materially impair the ability of the Restricted Subsidiaries, taken as a whole, to make dividends or other payments to the Borrower in an amount sufficient to make scheduled payments of interest, principal and fees on the Loans;

(E) clause (i) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness;

(F) clause (i) of the foregoing shall not apply to customary provisions in leases, subleases, licenses and sublicenses and other contracts restricting the assignment thereof;

(G) the foregoing shall not apply to customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 6.04 and applicable solely to such joint venture entered into in the ordinary course of business;

(H) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(I) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; and

(J) restrictions created in connection with any Receivables Facility that in the good faith determination of the Borrower are necessary or advisable to effect such Receivables Facility.

Section 6.07 Transactions with Affiliates. Except for transactions by or among Holdings and its Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary in connection with a transaction that is otherwise permitted under this Agreement, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates (each of the foregoing, an “Affiliate Transaction”)

involving aggregate payments or consideration in excess of $5,000,000 in any transaction or any series of one or more related transactions, unless such Affiliate Transaction is on terms that are not materially less favorable to Holdings, the Borrower or such Subsidiary than those that would have been reasonably obtained at the time in a comparable transaction with a Person other than an Affiliate on an arm’s-length basis; provided, however, that the foregoing provisions will not apply to the following:

(a) Restricted Payments may be made to the extent provided in Section 6.06 and prepayments of Indebtedness permitted under Section 6.09;

(b) the Transactions and the Transaction Expenses;

(c) the issuance of Qualified Equity Interests to any officer, director, employee or consultant of the Borrower or any other Restricted Subsidiary or any direct or indirect parent of the Borrower in connection with the Transactions;

(d) so long as no Event of Default arising under Section 7.01(b), (c), (g) or (h) has occurred and is continuing, the payment of management, consulting, monitoring, advisory and other fees, indemnities and expenses to the Sponsors pursuant to the Sponsor Management Agreement (plus any unpaid management, consulting, monitoring, advisory and other fees, indemnities and expenses accrued in any prior year) and any Sponsor Termination Fees pursuant to the Sponsor Management Agreement, or any amendment thereto in accordance with Section 6.09(c);

(e) employment and severance arrangements between the Borrower or any other Restricted Subsidiary and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements;

(f) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers, employees and consultants of the Borrower and the other Restricted Subsidiaries or any direct or indirect parent of the Borrower in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and the other Restricted Subsidiaries;

(g) customary payments by the Borrower and any of the other Restricted Subsidiaries to the Sponsors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures);

(h) the issuance or transfer of Qualified Equity Interests of Holdings to any Sponsor or to any former, current or future director, manager, officer, employee or consultant (or any Controlled Investment Affiliate or Immediate Family Member thereof) of the Borrower, any of its Restricted Subsidiaries or any direct or indirect parent thereof;

(i) transactions in which the Borrower delivers to the Administrative Agent a letter from an Independent Financial Advisor, which letter states that (A) such transaction complies with clause (a) above or (B) such transaction is fair to Holdings, the Borrower or such Subsidiary, as applicable, from a financial point of view;

(j) payments to or from, and transactions with, any joint venture that is permitted under Section 6.04 in the ordinary course of business; and

(k) sales of accounts receivable, or participations therein, in connection with any Receivables Facility.

Section 6.08 Business of Restricted Subsidiaries. (a) On and after the Initial Funding Date, with respect to the Restricted Subsidiaries, engage at any time in any business or business activity other than the business conducted by them as of the Initial Funding Date (after giving effect to the Transactions) and business activities reasonably incidental thereto and reasonable extensions thereof.

(b) The Cayman Guarantors shall not engage in any business activities, incur any material obligations (other than pursuant to the Loan Documents), or maintain any material assets (other than as described in the Cayman Security Documents).

Section 6.09 Other Indebtedness and Agreements; Amendments to Acquisition Documentation. (a) Permit any waiver, supplement, modification, amendment, termination or release of (i) the Senior Notes Documentation or any documentation governing any Permitted Refinancing Indebtedness in respect thereof or (ii) any indenture, instrument or agreement pursuant to which any Material Indebtedness of Holdings, the Borrower or any of the Restricted Subsidiaries that is subordinated to the Obligations (other than Indebtedness among Holdings and the Restricted Subsidiaries) (the Indebtedness referred to in preceding clauses (i) and (ii), collectively, “Other Financing”) is outstanding if the effect of such waiver, supplement, modification, amendment, termination or release would materially increase the obligations of the obligor or confer additional material rights on the holder of such Indebtedness in a manner materially adverse to the Lenders.

(b)(i) Make any distribution, whether in cash, property, securities or a combination thereof, other than regular scheduled payments of principal, interest, and associated fees and expenses as and when due (to the extent not prohibited by applicable subordination provisions), in respect of, or pay, or offer or commit to pay, or directly or indirectly (including pursuant to any Synthetic Purchase Agreement) redeem, repurchase, retire or otherwise acquire for consideration, or set apart any sum for the aforesaid purposes, any Other Financing (other than the Subordinated Note (as defined in the Guarantee and Collateral Agreement)), except (A) the payment of the Indebtedness created hereunder, (B) refinancings of Indebtedness permitted by Section 6.01, (C) the payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, (D) intercompany Indebtedness permitted hereunder unless any payments thereon are prohibited by the Affiliate Subordination Agreement, (E) the conversion (or exchange) of any Other Financing to (or with) Equity Interests of Holdings or any of its direct or indirect parents or of Indebtedness of any direct or indirect parent of Holdings, (F) prepayments, redemptions, purchases, defeasances and other payments of principal, in respect of Other Financings prior to the scheduled maturity thereof in an aggregate amount, together with the aggregate amount of Investments made pursuant to Section 6.04(q) and Restricted Payments made pursuant to Section 6.06(a)(xii) not to exceed the Available Basket Amount (plus accrued and unpaid interest thereon), and (G) prepayments, redemptions, purchases, defeasances and other payments of principal, in respect of Other Financings prior to the scheduled maturity thereof in an aggregate amount not to exceed, together with the aggregate amount of Investments made pursuant to Section 6.04(r), Restricted Payments made pursuant to Section 6.06(xiii) and repurchases of Equity Interests made pursuant to clause (d) of Section 6.06(a)(vi), $50,000,000 (plus accrued and unpaid interest thereon), so long as (X) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (Y) immediately after making any such payment, the Leverage Ratio, after giving pro forma effect to such payment, would be no greater than 4.5 to 1.0 or (ii) pay in cash any amount in respect of any Indebtedness or preferred Equity Interests that may at the obligor’s option be paid in kind or in other securities. Notwithstanding anything to the contrary in this Agreement, the exceptions to Section 6.09(b)(i) listed in clauses (F) and (G) above shall not apply at any time prior to the Collateral Completion Date.

(c) permit any waiver, supplement, modification or amendment of the Sponsor Management Agreement if the effect of such waiver, supplement, modification or amendment would be materially adverse to the Lenders (it being agreed that any amendment, waiver, supplement, modification to increase the amount of fees payable under the Sponsor Management Agreement shall be deemed to be materially adverse to Lenders) without obtaining the prior written consent of the Administrative Agent (not to be unreasonably withheld or delayed) to such waiver, supplement, modification or amendment.

Section 6.10 [Reserved].

Section 6.11 [Reserved].

Section 6.12 Secured Leverage Ratio. For so long as any Revolving Credit Commitments are outstanding, permit the Secured Leverage Ratio for any Test Period of Holdings set forth below ending after the Initial Funding Date to be greater than the ratio set forth opposite such Test Period below:

Test Period ending July 31, 2010	4.00:1.00
Test Period ending October 31, 2010	4.00:1.00
Test Period ending January 31, 2011	4.00:1.00
Test Period ending April 30, 2011	3.75:1.00
Test Period ending July 31, 2011	3.75:1.00
Test Period ending October 31, 2011	3.75:1.00
Test Period ending January 31, 2012	3.50:1.00
Test Period ending April 30, 2012	3.50:1.00
Test Period ending July 31, 2012 and every Test Period thereafter	3.25:1.00

; provided, however, that if Holdings and the Borrower are not in compliance with the covenant set forth in this Section 6.12 with respect to any Test Period set forth above but no Revolving Loans or Swingline Loans are outstanding as of the last day of such Test Period, then such breach shall not constitute a Default or Event of Default hereunder.

Notwithstanding the foregoing, upon the consummation of any Material Acquisition after the Initial Funding Date that is funded in whole or in part by the incurrence or assumption of secured Indebtedness, the Secured Leverage Ratio covenant levels set forth in the table above for the four immediately succeeding Test Periods ending after the date of the consummation of such Material Acquisition shall be adjusted to a level that is 0.50:1.00 higher than the Secured Leverage Ratio after giving pro forma effect to such Material Acquisition (e.g., adjusting the Secured Leverage Ratio covenant level to a level of 3.50:1.00 if the Secured Leverage Ratio after giving pro forma effect to such Material Acquisition would be 3.00:1.00); provided that the Secured Leverage Ratio covenant levels for such four immediately succeeding Test Periods shall not, after giving effect to any such adjustment pursuant to this paragraph, be less than 3.25:1.00 or exceed the greater of (A) the Secured Leverage Ratio covenant level set forth in the table above for the applicable Test Periods and (B) 3.75:1.00.

Section 6.13 Fiscal Year. With respect to Holdings or the Borrower, change its fiscal year-end to a date other than January 31.

Section 6.14 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a) Holdings or any Restricted Subsidiary may merge or consolidate with the Borrower (including a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction); provided that (x) the Borrower shall be the continuing or surviving Person, and (y) such merger or consolidation does not result in the Borrower ceasing to be incorporated under the Laws of the United States, any state thereof or the District of Columbia;

(b)(i) any Restricted Subsidiary that is not a Loan Party may merge or consolidate with or into any other Restricted Subsidiary and (ii) any Restricted Subsidiary (excluding the Borrower) that is not a Loan Party may liquidate or dissolve or change its legal form if the Borrower determines in good faith that such action is in the best interests of the Borrower and the Restricted Subsidiaries and if not materially disadvantageous to the Lenders;

(c) any Restricted Subsidiary (other than the Borrower) may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or another Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then (i) the transferee must be a Loan Party or (ii) to the extent constituting an Investment or giving rise to the incurrence of Indebtedness, such Investment must be a permitted Investment in or such Indebtedness must be Indebtedness of a Restricted Subsidiary which is not a Loan Party in accordance with Sections 6.01 and 6.04, respectively;

(d) so long as no Default or Event of Default exists or would result therefrom, the Borrower may merge with any other Person; provided that (i) the Borrower shall be the continuing or surviving corporation or (ii) if the Person formed by or surviving any such merger or consolidation is not the Borrower (any such Person, the “Successor Borrower”), (A) the Successor Borrower shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, (B) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (C) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Guarantee and Collateral Agreement or any other applicable Loan Document confirmed that its Guarantee of the Obligations shall apply to the Successor Borrower’s obligations under this Agreement, (D) each Loan Party, unless it is the other party to such merger or consolidation, shall have by a supplement to the applicable Security Documents confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (E) each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have by an amendment to or restatement of the applicable Mortgage (or other instrument reasonably satisfactory to the Administrative Agent) confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (F) the Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel (other than in respect of any merger in connection with the Final Debt Assumption as specifically contemplated in the Step Plan), each stating that such merger or consolidation and such supplement to this Agreement or any Loan Document comply with this Agreement and (G) such merger is permitted under Sections 6.04 and 6.05; provided, further, that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement;

(e) so long as no Default or Event of Default exists or would result therefrom, any Restricted Subsidiary may merge or consolidate with any other Person (i) in order to effect an Investment permitted pursuant to Section 6.04 or (ii) for any other purpose; provided that (A) the continuing or surviving Person shall be the Borrower or a Restricted Subsidiary, which together with each of the Restricted Subsidiaries, shall have complied with the applicable requirements of Section 5.09; and (B) in the case of subclause (ii) only, if the merger or consolidation involves a Guarantor and such Guarantor is not the surviving Person, the surviving Restricted Subsidiary shall expressly assume all the obligations of such Guarantor under the Loan Documents to which the Guarantor is a party pursuant to a supplement thereto in form reasonably satisfactory to the Administrative Agent;

(f) the Acquisition may be consummated; and

(g) so long as no Default or Event of Default exists or would result therefrom, a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 6.05;

provided that, notwithstanding anything to the contrary in this Agreement, the exception to this Section 6.14 listed in clause (d) above shall not apply at any time prior to the Collateral Completion Date, other than in respect of any merger involving US Borrower as specifically contemplated in the Step Plan.

Section 6.15 Scheme Negative Covenants. At all times during the Certain Funds Period and, to the extent applicable under the Scheme, at all times thereafter,

(a) increase, or propose an increase in, the price per share at which the Scheme is proposed or make any other acquisition of any Target Share above the initial Scheme price (and procure that no Person acting in concert (as defined by the Takeover Panel Act and the Takeover Code) with any of them shall acquire any Target share above the initial Scheme price), or otherwise increase the Acquisition Consideration, unless such increase is funded solely from an additional equity contribution from the Sponsors and/or Revolving Loans to the extent permitted to be used for such purpose;

(b) amend, vary, waive or otherwise modify the terms and conditions set out in the Press Release, the other Scheme Documents or the other Acquisition Documentation if such amendment, variation or waiver is material and prejudicial to the interests of the Lenders, except to the extent required by the Takeover Panel or the court; provided that it is acknowledged and agreed that any reduction in the price per share or any change in Acquisition Consideration would be material and prejudicial to the interests of the Lenders; provided, that this clause (b) shall not apply to any waiver of Sections 2(a)(v) or 2(e)(excluding subclause (i)) of Appendix I to the Press Release (collectively, the “Excluded Conditions”) (it being further understood, for the avoidance of doubt, that a waiver of an Excluded Condition shall in no way otherwise act as a waiver to any Certain Funds Default, Default or Event of Default arising out of the circumstances giving rise to the failure to satisfy such Excluded Condition);

(c) in respect of the proposed acquisition of Target, switch from a takeover scheme (as defined by the Takeover Code) to an Offer (as defined by the Takeover Code);

(d) make any public announcement or public statement (other than the Press Release or Scheme Documents) in connection with the financing of the Scheme, unless required to do so by the Takeover Code or Takeover Panel, any regulation, any applicable stock exchange, any applicable governmental or other regulatory authority save with the prior written consent of the Administrative Agent, such consent not to be unreasonably withheld, delayed or conditioned; and

(e) become obliged, or permit any Person acting in concert (as defined in the Takeover Panel Act and the Takeover Code) with any of them to become obliged, to make an offer to the shareholders of the Target under Rule 9 of Part B of the Takeover Code.

Section 6.16 Specified Negative Covenants. Immediately after Commitment Effective Date, until the Syndication Completion Date, there shall be no competing issues of debt securities or commercial bank or other debt facilities or securitizations (other than the financings contemplated hereby) by Holdings or any of its Restricted Subsidiaries being offered, placed or arranged (including renewals or refinancing of any existing debt) without the prior written consent of the Arrangers and the Administrative Agent.

Section 6.17 Holding Company.

(a) Prior to the Initial Funding Date, Luxco Holdings, SSI Investments I, the Initial Borrower and BidCo shall not conduct, transact or otherwise engage in any business or operations, own or acquire any assets or incur or assume any liabilities other than those incidental to (i) other than with respect to BidCo, their ownership of Equity Interests in each of the Initial Borrower, SSI Investments I, BidCo and US Co-Issuer, (ii) the maintenance of its legal existence and related administrative functions (including, without limitation, payment of franchise and other taxes, legal fees, accounting costs and insurance premiums) and (iii) the incurrence of obligations (including Indebtedness, to the extent applicable) under, and the performance of, each of the Sponsor Management Agreement, the Loan Documents, the Bridge Loan Documents (and the documentation governing any Permitted Refinancing Indebtedness in respect thereof) and, in each case, any guarantee by Holdings in respect thereof, the Senior Notes Documentation (and the documentation governing any Permitted Refinancing Indebtedness in respect thereof) and the Acquisition Documentation to which it is a party; provided, that, for the avoidance of doubt, nothing in this Section 6.17(a) shall restrict Luxco Holdings, SSI Investments I, the Initial Borrower and BidCo from entering into and performing the Transactions, including all related transactions and actions specifically set forth in the Step Plan.

(b) On and after the Initial Funding Date, Holdings shall not conduct, transact or otherwise engage in any business or operations, own or acquire any assets or incur or assume any liabilities other than those incidental to (i) its ownership of the Equity Interests in SSI Investments I, the Initial Borrower and US Co-Issuer, (ii) the maintenance of its legal existence and related administrative functions (including, without limitation, payment of franchise and other taxes, legal fees, accounting costs and insurance premiums), (iii) the incurrence of obligations (including Indebtedness, to the extent applicable) under, and the performance of, each of the Sponsor Management Agreement, the Loan Documents, the Bridge Loan Documents (and the documentation governing any Permitted Refinancing Indebtedness in respect thereof), the Senior Notes Documentation (and the documentation governing any Permitted Refinancing Indebtedness in respect thereof) and, in each case, any guarantee by Holdings in respect thereof, and the Acquisition Documentation to which it is a party, (iv) any public offering of its common stock or any other issuance of its common Equity Interests not prohibited by this Article VI and (v) any other transaction that Holdings is specifically permitted to enter into or consummate under this Article VI.

(c) Unless it shall otherwise become a Subsidiary Guarantor, the US Co-Issuer shall not conduct, transact or otherwise engage in any business or operations, own or acquire any assets or incur or assume any liabilities other than those incidental to (i) the maintenance of its legal existence and related administrative functions (including, without limitation, payment of franchise and other taxes, legal fees, accounting costs and insurance premiums) and (ii) the incurrence of obligations (including Indebtedness, to the extent applicable) under, and the performance of, the Senior Notes Documentation (and the documentation governing any Permitted Refinancing Indebtedness in respect thereof).

Section 6.18 Step Plan Transactions. Notwithstanding anything else to the contrary in this Agreement, the Lenders hereby acknowledge and agree that the Transactions, including all related transactions and actions specifically set forth in the Step Plan, shall not constitute any Default or Event of Default on account of any breach of Section 6.01, 6.04, 6.05, 6.06, 6.07 or 6.14.

ARTICLE VII.

Events of Default

Section 7.01 Events of Default. In case of the happening of any of the following events (“Events of Default”):

(a) any representation or warranty made or deemed made in or in connection with any Loan Document or the Borrowings or issuances of Letters of Credit hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished by a Loan Party in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(b) default shall be made by a Loan Party in the payment of any principal of any Loan or the reimbursement with respect to any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or L/C Disbursement or any Fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;

(d) default shall be made in the due observance or performance by Holdings or any Restricted Subsidiary of any covenant, condition or agreement contained in Section 5.01(a), Section 5.05, Section 5.08 or in Article VI; provided, that, any Event of Default under Section 6.12 shall not constitute an Event of Default with respect to the Term Loans until the date on which any Revolving Loans have been declared to be due and payable pursuant to the final paragraph of this Section 7.01; provided, further, that with respect to any failure to perform or observe any term, covenant or agreement contained in Section 6.12, such failure shall only result in an Event of Default with respect to the Revolving Loans if such failure is continuing after the earlier of (A) the Cure Expiration Date and (B) the date upon which the Borrower has delivered financial statements with respect to the applicable fiscal quarter without having delivered a Notice of Intent to Cure; and provided, further, that any Event of Default in respect of Section 6.12 may be waived, amended or otherwise modified from time to time pursuant to clause (viii) of Section 9.08(b);

(e) default shall be made in the due observance or performance by Holdings or any Restricted Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in clauses (b), (c) or (d) above or clause (p) below) and such default shall continue unremedied following written notice thereof by the Administrative Agent (on behalf of itself or at the request of Required Lenders) (A) with respect to Section 5.16(a), for a period commencing with such written notice and ending 10 Business Days after the Initial Funding Date, (B) with respect to clauses (b) through (g) of Section 5.16, for a period of 5 days following such written notice or (C) otherwise, for a period of 30 days following a Responsible Officer of a Loan Party becoming aware of such default or such written notice from the Administrative Agent;

(f)(i) Holdings or any Restricted Subsidiary shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness, when and as the same shall become due and payable, or (ii) any other event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (beyond the grace period, if any, provided therefor) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (ii) shall not apply to Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or held by a Subsidiary subject to such sale or transfer;

(g) an involuntary proceeding shall be commenced or taken or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Holdings, the Borrower or any Material Subsidiary, or their respective debts or of a substantial part of the property or assets of Holdings, the Borrower or a Material Subsidiary, under Title 11 of the United States Code, the Bankruptcy and Insolvency Act (Canada) or the Companies’ Creditors Arrangement Act (Canada), in each case as now constituted or hereafter amended, or any other Federal, state, provincial or foreign bankruptcy, insolvency, court protection, liquidation, receivership or similar law, (ii) the appointment of a receiver, trustee, examiner, liquidator, custodian, sequestrator, conservator, monitor or similar official for Holdings, the Borrower or any Material Subsidiary or for a substantial part of the property or assets of Holdings, the Borrower or a Material Subsidiary or (iii) the winding-up, court protection, dissolution, reorganization, arrangement or liquidation of Holdings, the Borrower or any Material Subsidiary or a moratorium in suspension of payments on indebtedness; and such proceeding, petition or appointment shall continue undismissed or undischarged for 60 days with respect to the Borrower or any Material Subsidiary or a final order or decree approving or ordering any of the foregoing shall be entered;

(h) Holdings, the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, the Bankruptcy and Insolvency Act (Canada) or the Companies’ Creditors Arrangement Act (Canada), in each case as now constituted or hereafter amended, or any other Federal, state, provincial or foreign bankruptcy, court protection, liquidation, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator, examiner, liquidator, monitor or similar official for Holdings, the Borrower or any Material Subsidiary or for a substantial part of the property or assets of Holdings, the Borrower or any Material Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(i) one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 (to the extent not covered by third-party insurance) or other outstanding judgments that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect shall be rendered against Holdings, the Borrower, any Restricted Subsidiary or any combination thereof, and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Holdings, the Borrower or any Restricted Subsidiary to enforce any such judgment;

(j) an ERISA Event shall have occurred that, when taken together with all other such ERISA Events, could reasonably be expected to result in liability of US Borrower and its ERISA Affiliates in an aggregate amount exceeding $10,000,000;

(k) any Guarantee or any Security Document for any reason shall cease to be in full force and effect (other than in accordance with its terms), or any Guarantor shall deny that it has any further liability under its Guarantee (other than as a result of the discharge of such Guarantor in accordance with the terms of the Loan Documents);

(l) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by the Borrower or any other Loan Party not to be, a valid, perfected and, with respect to the Secured Parties, first priority (except for Liens permitted in Section 6.02 or such Security Document) Lien on any material portion of the Collateral covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the Collateral Agent to maintain possession of certificates representing Equity Interests pledged under the Security Documents;

(m) there shall have occurred a Change in Control;

(n) any of the following occurs in respect of the UK Guarantor or other Loan Party incorporated in England and Wales or in Ireland:

(i) it is, or is deemed for the purposes of any applicable law to be, unable to pay its debts as they fall due;

(ii) it admits its insolvency or its inability to pay its debts as they fall due;

(iii) it suspends making payments on any of its debts or announces an intention to do so;

(iv) by reason of actual or anticipated financial difficulties, it begins negotiations with any creditor for the rescheduling or restructuring of any its indebtedness; or

(v) a moratorium is declared or instituted in respect of any of its indebtedness; if a moratorium occurs in respect of such Person, the ending of the moratorium will not remedy any Event of Default caused by the moratorium; or

(o) any of the following occurs in respect of the UK Guarantor or other Loan Party incorporated in England and Wales or in Ireland:

(i) any step is taken with a view to a moratorium or a composition, assignment or similar arrangement with any of its creditors;

(ii) a meeting of its shareholders, directors or other officers is convened for the purpose of considering any resolution for, to petition for or to file documents with a court or any registrar for its winding-up, administration, examinership or dissolution or for the seeking of relief under any applicable bankruptcy, insolvency, court protection, company or similar law or any such resolution is passed;

(iii) any Person presents a petition or files documents with a court or any registrar for its winding-up, administration or dissolution or seeking relief under any applicable bankruptcy, insolvency, court protection, company or similar law;

(iv) an order for its winding-up, administration or dissolution is made or other relief is granted under any applicable bankruptcy, insolvency, court protection, company or similar law;

(v) any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, examiner, receiver, administrative receiver, administrator or similar officer is appointed in respect of it or any of its assets;

(vi) its shareholders, directors or other officers request the appointment of, or give notice of their intention to appoint, a liquidator, an examiner, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer in respect of it or any of its assets;

(vii) enforcement of any Lien over any of its assets;

(p) default shall be made in the due observance or performance by Holdings or the Borrower of any Scheme Covenant or Specified Covenant;

provided, that paragraph (o) above does not apply to a petition for winding-up presented by a creditor which is being contested in good faith and with due diligence and is discharged or struck out within 21 days, provided, further, that during the 30-day period following the Initial Funding Date (the “Clean-up Period”), if a matter or circumstance exists which would constitute a breach of the representations and warranties or a breach of the covenants or a potential or actual Event of Default, that matter or circumstance will not constitute an Event of Default if (i) the matter or circumstance does not constitute (A) a Certain Funds Default or (B) an Event of Default which is not capable of being cured and (ii) reasonable steps are being taken to cure that matter or circumstance, unless such matter or circumstance (x) would have a Material Adverse Effect, (y) has been procured by Holdings or the Borrower or (z) has not been remedied by the expiry of the Clean-up Period; provided, further, that the Clean-up Period shall not apply to any Default or Event of Default resulting from a breach under any Scheme Covenant or Specified Covenant, then, and in every such Event of Default that has occurred and is continuing (other than an event with respect to Holdings or the Borrower described in paragraph (g) or (h) above), either or both of the following actions may be taken: (i) the Administrative Agent may, and at the request of the Majority Facility Lenders with respect to the Revolving Credit Facility shall, by notice to the Borrower, terminate forthwith the Revolving Credit Commitments and the Swingline Commitment and (ii) the Administrative Agent may, and at the request of the Required Lenders shall, declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding, and the Administrative Agent and the Collateral Agent shall have the right to take all or any actions and exercise any remedies available to a secured party under the Security Documents or applicable law or in equity; and in any Event of Default that has occurred and is continuing with respect to Holdings or the Borrower described in paragraph (g) or (h) above, the Revolving Credit Commitments and the Swingline Commitment shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding, and the Administrative Agent and the Collateral Agent shall have the right to take all or any actions and exercise any remedies available to a secured party under the Security Documents or applicable law or in equity; provided, that during any period during which an Event of Default under Section 6.12 exists solely with respect to the Revolving Credit Facility, the Administrative Agent may, and at the request of the Majority Facility Lenders with respect to the Revolving Credit Facility shall, take any of the foregoing actions solely as they relate to the Revolving Credit Commitments, the Revolving Loans, the Swingline Loans and Letters of Credit.

Section 7.02 Holdings’ Right to Cure.

(a) Notwithstanding anything to the contrary contained in Section 7.01, in the event of a breach of the covenant set forth in Section 6.12 (regardless of whether, pursuant to the first proviso set forth in Section 6.12, such breach results in a Default or Event of Default) and until the expiration of the tenth day after the date on which financial statements are required to be delivered with respect to the applicable fiscal quarter hereunder (the “Cure Expiration Date”), Holdings (or any direct or indirect parent of Holdings) may on one or more occasions sell or issue Equity Interests and the Borrower may designate any portion of the Net Cash Proceeds thereof as an increase to Consolidated EBITDA with respect to such applicable quarter; provided that all such Net Cash Proceeds to be so designated (i) are actually received by Holdings (including through capital contribution of such Net Cash Proceeds to Holdings) no later than ten (10) days after the date on which financial statements are required to be delivered with respect to such fiscal quarter hereunder and (ii) the aggregate amount of Net Cash Proceeds that are so designated shall not exceed 100% of the aggregate amount necessary to cure such breach for any applicable period.

(b) Upon receipt by Holdings of any such designated Net Cash Proceeds (the “Cure Amount”), Consolidated EBITDA for any period of calculation which includes the last fiscal quarter of the four fiscal quarter period ending immediately prior to the date on which such Cure Amount was paid shall be increased, solely for the purpose of calculating any financial ratio set forth in Section 6.12 by an amount equal to the Cure Amount. The resulting increase to Consolidated EBITDA from designation of a Cure Amount shall not result in any adjustment to Consolidated EBITDA or any other financial definition for any purpose under this Agreement other than for purposes of calculating the financial ratios set forth in Section 6.12.

(c) If, after giving effect to the foregoing recalculations, Holdings shall then be in compliance with the requirements of Section 6.12, the Borrower shall be deemed to have satisfied the requirements of Section 6.12 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of Section 6.12 that had occurred shall be deemed cured for this purpose of the Agreement.

(d) In each period of four consecutive fiscal quarters, there shall be at least two fiscal quarters for which Consolidated EBITDA is not increased by exercise of a cure pursuant to this Section 7.02.

(e) The exercise of cure rights by Holdings set forth above in this Section 7.02 may not occur on more than three occasions.

ARTICLE VIII.

The Agents and the Arrangers

Each of the Lenders and the Issuing Bank hereby irrevocably appoints each of the Administrative Agent and the Collateral Agent (for purposes of this Article VIII, the Administrative Agent and the Collateral Agent are referred to collectively as the “Agents” and each as an “Agent”) its agent and authorizes the Agents to take such actions on its behalf, including the execution of the other Loan Documents, and to exercise such powers as are delegated to each such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized by the Lenders to (i) execute any and all documents (including releases and the Security Documents and any intercreditor agreements referred to in Section 6.02(x)) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents and (ii) negotiate, enforce or settle any claim, action or proceeding affecting the Lenders in their capacity as such, at the direction of the Required Lenders, which negotiation, enforcement or settlement will be binding upon each Lender.

Each financial institution serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such financial institution and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Holdings, the Borrower or any Subsidiary or any of their respective Affiliates as if it were not an Agent hereunder.

No Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent or the Collateral Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08), and (c) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to Holdings, the Borrower or any of the Subsidiaries or any of their respective Affiliates that is communicated to or obtained by the financial institution serving as any Agent or any of its Affiliates in any capacity. The Administrative Agent and the Collateral Agent shall not be liable for any action taken or not taken by it with the consent or at the request or direction of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) or in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by Holdings, the Borrower or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection, or priority of Liens on the Collateral or the existence of the Collateral or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

Without prejudice to the foregoing, each Agent, the Lenders and the Issuing Bank hereby acknowledge, agree and accept that the Collateral Agent holds Collateral which is the subject of the UK Security Documents as trustee for and on behalf of the Secured Parties in accordance with the terms of the declaration of trust set out in the UK Security Documents and that the terms of its appointment, and such trust, shall be as set out (or referred to) in the relevant UK Security Documents and this Agreement.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for Holdings or the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all of their respective duties and exercise their respective rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

Subject to the appointment and acceptance of a successor Agent as provided below, each Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation of the Administrative Agent or the Collateral Agent, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. Upon the occurrence and during the continuance of an Agent Default, the Borrower and the Required Lenders may remove such Agent, which removal shall be effective upon the acceptance of appointment by a successor as such Agent. Upon any such removal of an Agent, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. In the case of the resignation of an Agent, if no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Agent which shall be a financial institution with an office in New York, New York, or an Affiliate of any such financial institution. If no successor Agent has been appointed pursuant to the immediately preceding sentence by the 30th day after the date such notice of resignation was given by such Agent, such Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of such Agent hereunder and/or under any other Loan Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent and/or Collateral Agent, as the case may be. Any such resignation by or removal of an Agent hereunder shall also constitute, to the extent applicable, its resignation as an Issuing Bank and the Swingline Lender, in which case such resigning or removed Agent (x) shall not be required to issue any further Letters of Credit or make any additional Swingline Loans hereunder and (y) shall maintain all of its rights as Issuing Bank or Swingline Lender, as the case may be, with respect to any Letters of Credit issued by it, or Swingline Loans made by it, prior to the date of such resignation. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent, and the retiring or removed Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent’s resignation or removal hereunder, the provisions of this Article and Section 9.05 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent. In addition, notwithstanding the effectiveness of a resignation by the Administrative Agent hereunder, (i) the retiring Administrative Agent may, in its sole discretion, continue to provide the services of the Administrative Agent solely with respect to administering, collecting and delivering any payments of principal, interest, fees, premium or other amounts in respect of the Loans and maintaining the books and records relating thereto (such Administrative Agent acting in such capacity, the “Paying Agent”), (ii) the term “Administrative Agent” when used in connection with any such functions shall be deemed to mean such retiring Administrative Agent in its capacity as the Paying Agent and (iii) such retiring Administrative Agent shall, in its capacity as the Paying Agent, continue to be vested with and enjoy all of the rights and benefits of an Administrative Agent.

Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, the Arrangers are named as such for recognition purposes only, and in such capacity shall have no duties, responsibilities or liabilities with respect to this Agreement or any other Loan Document; it being understood and agreed that the Arrangers shall be entitled to all indemnification and reimbursement rights in favor of the Agents provided herein and in the other Loan Documents. Without limitation of the foregoing, the Arrangers shall not, by reason of this Agreement or any other Loan Document, have any fiduciary relationship in respect of any Lender, Loan Party or any other Person.

Each Lender acknowledges that it has, independently and without reliance upon the Agents, the Arrangers or any Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents, the Arrangers or any Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

ARTICLE IX.

Miscellaneous

Section 9.01 Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) of this Section 9.01), notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(i) if to Holdings or the Borrower, to it at SSILuxCo II S.à r.l. or SSI Investments II Limited, c/o Berkshire Partners LLC, 200 Clarendon Street, 35th Floor, Boston, MA 02116, Attention: Sharlyn C. Heslam, Esq. and Michael C. Ascione (Fax No. (617) 316-6339), with copies to Berkshire Partners LLC, 200 Clarendon Street, Boston, MA 02116, Attention: Matt Janchar (Fax No. (617) 316-6339) and Ropes & Gray LLP, 1211 Avenue of the Americas, New York, NY 10036 (Fax No. (646) 728-1533), Attention: Sunil Savkar;

(ii) if to the Administrative Agent or the Collateral Agent, to Morgan Stanley Senior Funding, Inc., 1 Pierrepont Plaza, 7th Floor, Brooklyn, NY 11201, Attention of Fredric Goldstein (Fax No. (212) 507-6680; Email: fredric.goldstein@morganstanley.com);

(iii) if to the Issuing Bank, to Morgan Stanley Bank, N.A., One Utah Center, 201 South Main Street, 5th Floor, Salt Lake City, UT 84111, Attention: Letter of Credit Department (Fax No. (212) 507-5010; Telephone No. (801) 236-3655); and

(iv) if to a Lender, to it at its address (or fax number) set forth in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto or set forth in its Administrative Questionnaire.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or email or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01. Notwithstanding anything to the contrary in this Agreement, any notices or other communications given to any party hereto may be provided to such party pursuant to an electronic mail address as directed by such party.

The Borrower hereby agrees, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to the Borrower, that it will, or will cause its Restricted Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents or to the Lenders under Article 5, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Borrowing Request, a notice pursuant to Section 2.10 or a notice requesting the issuance, amendment, extension or renewal of a Letter of Credit pursuant to Section 2.23, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or any other Loan Document or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format reasonably acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent. In addition, the Borrower agrees, and agrees to cause its Restricted Subsidiaries, to continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to either Borrower or their respective securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.16); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (z) the Administrative Agent shall be entitled to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC”, unless the Borrower notifies the Administrative Agent promptly that any such document contains material non-public information: (1) the Loan Documents and (2) notification of changes in the terms of the Facilities.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL

DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, return e-mail or other written acknowledgment); provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Any party hereto may change its address, email address or fax number for notices and other communications hereunder by notice to the other parties hereto in accordance with the provisions hereof. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 9.02 Survival of Agreement. All covenants, agreements, representations and warranties made by Holdings or the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and the Issuing Bank and shall survive the making by the Lenders of the Loans and the issuance of Letters of Credit by the Issuing Bank, regardless of any investigation made by the Lenders or the Issuing Bank or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated. The provisions of Section 2.14, Section 2.16, Section 2.20 and Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, the Arrangers, any Lender or the Issuing Bank.

Section 9.03 Binding Effect. This Agreement shall become effective when it shall have been executed by each of the parties hereto and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

Section 9.04 Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of Holdings, the Borrower, the Administrative Agent, the Collateral Agent, the Issuing Bank or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b) Each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, however, that (i) the Administrative Agent must give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed), (ii) in the case of any assignment of a Term Loan Commitment or Term Loan, the Borrower must give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed and which consent shall be deemed to have been given if the Borrower has not responded within ten Business Days of a request for such consent), provided that the consent of the Borrower shall not be required to any such assignment (A) during the continuance of any Event of Default arising under Section 7.01(b), (c), (g) or (h), (B) in connection with the initial syndication of the Term Loan Facility by an Arranger or an Affiliate thereof until the Syndication Completion Date, or (C) if such assignment is made to another Lender, or an Affiliate of a Lender or an Approved Fund of a Lender, (iii) in the case of any assignment of a Revolving Credit Commitment or Revolving Loan, each of the Issuing Bank, the Swingline Lender and the Borrower must give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed and which consent, in the case of the Borrower, shall be deemed to have been given if the Borrower has not responded within ten Business Days of a request for such consent); provided that the consent of the Borrower shall not be required to any such assignment (A) during the continuance of any Event of Default arising under Section 7.01(b), (c), (g) or (h), (B) in connection with the initial syndication of the Revolving Credit Facility by an Arranger or an Affiliate thereof until the Syndication Completion Date, or (C) if such assignment is made to another Lender, or an Affiliate of a Lender or an Approved Fund of a Lender, (iv) except in the case of an assignment to a Lender, an affiliated Lender or an Approved Fund of a Lender, the amount of the Commitment and/or Loan of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000, in the case of the Term Loan Facility, or $5,000,000, in the case of the Revolving Credit Facility (or, if less, the entire remaining amount of such Lender’s Commitment), and shall be in an amount that is an integral multiple of $1,000,000 (or the entire remaining amount of such Lender’s Commitment), (v) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system reasonably acceptable to the Administrative

Agent (or, if previously agreed with the Administrative Agent, manually), and, except in the case of an assignment by a Lender to an Affiliate of such Lender or an Approved Fund of such Lender, shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent, it being understood and agreed that only one such fee shall be payable in the case of multiple assignments on a given date by a Lender to an Eligible Assignee and Affiliates and Approved Funds (as if such Eligible Assignee was already a Lender) of such Eligible Assignee), and (vi) the assignee, if it shall not be a Lender immediately prior to the assignment, shall deliver to the Administrative Agent an Administrative Questionnaire and any tax forms or certifications required by Sections 2.20(e) and (f). Upon acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.14, Section 2.16, Section 2.20 and Section 9.05, as well as to any Fees accrued for its account and not yet paid). Notwithstanding any Initial Lender’s rights to assign its Commitments hereunder, no such Initial Lender shall be released from its obligation on the Initial Funding Date to fund its Commitment as in effect on the First Amendment Effective Date to the extent any assignee (or subsequent assignee) of such Initial Lender fails to fund on the Initial Funding Date the portion of such Commitment assigned to it by such Initial Lender, directly or indirectly, notwithstanding the satisfaction of the conditions to such funding.

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Term Loan Commitment and Revolving Credit Commitment, and the outstanding balances of its Term Loans and Revolving Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of Holdings, the Borrower or any Restricted Subsidiary or the performance or observance by Holdings, the Borrower or any Restricted Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is an Eligible Assignee legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05(a) or delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, the Arrangers, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in the City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive and the Borrower, the Administrative Agent, the Issuing Bank, the Collateral Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank, the Collateral Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire and any tax forms and certifications required by Sections 2.20(e) and (f), as applicable, completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if applicable, and the written consent of the Swingline Lender (if applicable), the Issuing Bank (if applicable), the Borrower (if applicable) and the Administrative Agent to such assignment, the Administrative Agent shall promptly (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Lenders, the Issuing Bank and the Swingline Lender. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

(f) Each Lender may without the consent of the Borrower, the Swingline Lender, the Issuing Bank or the Administrative Agent sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other entities shall be entitled to the benefit of the cost protection provisions contained in Section 2.14, Section 2.16 and Section 2.20 (so long as such participating bank or other entity complies with the requirements of Sections 2.20(e) and (f) on or before the date it acquires its participation) to the same extent as if they were Lenders (but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant) and (iv) the Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans or L/C Disbursements and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable hereunder or the amount of principal of or the rate at which interest is payable on the Loans, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans, increasing or extending the Commitments or releasing all or substantially all of the value of the Guarantees or all or substantially all of the Collateral).

(g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure of information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or proposed participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.16.

(h) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including (i) any pledge or assignment to secure obligations to a Federal Reserve Bank and (ii) in the case of any Lender that is an Approved Fund, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender including to any trustee for, or any other representative of, such holders, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(i) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

(j) Except for the Intermediate Debt Assumption, the Final Debt Assumption and SSI Investments I becoming “Holdings” pursuant to clause (B) of the definition thereof, neither Holdings nor the Borrower shall assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent, the Issuing Bank and each Lender, and any attempted assignment without such consent shall be null and void.

(k) In the event that any Lender shall become a Defaulting Lender or S&P, Moody’s and Thompson’s “BankWatch” (or InsuranceWatch Ratings Service, in the case of Lenders that are insurance companies (or Best’s Insurance Reports, if such insurance company is not rated by Insurance Watch Ratings Service)) shall, after the date that any Lender becomes a Lender, downgrade the long term certificate deposit ratings of such Lender, and the resulting ratings shall be below BBB-, Baa3 and C (or BB, in the case of a Lender that is an insurance company (or B, in the case of an insurance company not rated by InsuranceWatch Ratings Service)) (or, with respect to any Lender that is not rated by any such ratings service or provider, any Issuing Bank shall have reasonably determined that there has occurred a material adverse change in the financial condition of any such Lender, or a material impairment of the ability of any such Lender to perform its obligations hereunder, as compared to such condition or ability as of the date that any such Lender became a Lender) then such Issuing Bank shall have the right, but not the obligation, at its own expense, upon notice to such Lender and the Administrative Agent, to replace such Lender with an assignee (in accordance with and subject to the restrictions contained in paragraph (b) above), and such Lender hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in paragraph (b) above) all its interests, rights and obligations in respect of its Revolving Credit Commitment to such assignee; provided, however, that (i) no such assignment shall conflict with any law, rule and regulation or order of any Governmental Authority and (ii) such Issuing Bank or such assignee, as the case may be, shall pay to such Lender in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Loans made by such Lender hereunder and all other amounts accrued for such Lender’s account or owed to it hereunder.

Section 9.05 Expenses; Indemnity. (a) On and after the Initial Funding Date, Holdings and the Borrower agree, jointly and severally, to pay all reasonable out-of-pocket costs and expenses (whether incurred prior to, on or after the Initial Funding Date) incurred by the Administrative Agent, the Collateral Agent, the Arrangers, the Issuing Bank and the Swingline Lender in connection with the syndication of the credit facilities provided for herein and the preparation and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof or incurred by the Administrative Agent, the Collateral Agent, the Arrangers, the Issuing Bank or

any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made or Letters of Credit issued hereunder, including in each case the reasonable fees, disbursements and other out-of-pocket charges of Latham & Watkins LLP and A&L Goodbody, counsel for the Administrative Agent and the Collateral Agent, and, in connection with any such enforcement or protection, the reasonable fees, disbursements and other out-of-pocket charges of any counsel for the Administrative Agent, the Collateral Agent, the Arrangers, the Issuing Bank or any Lender (limited to not more than one counsel per jurisdiction as designated by the Administrative Agent).

(b) Holdings and the Borrower agree, jointly and severally, to indemnify the Administrative Agent, the Collateral Agent, the Arrangers, each Lender, the Issuing Bank and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable costs and out-of-pocket expenses, including reasonable counsel fees, disbursements and other out-of-pocket charges, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby (including the syndication of the Facilities), (ii) the use of the proceeds of the Loans or issuance of Letters of Credit, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by Holdings, the Borrower, any other Loan Party, the Target or any of their respective affiliates, or (iv) any actual or alleged presence or Release of Hazardous Materials on any property currently or formerly owned or operated by Holdings, the Borrower or any of the Restricted Subsidiaries, or any Environmental Liability related in any way to Holdings, the Borrower or any of the Restricted Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related costs and expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee; provided that the reimbursement of out-of-pocket expenses shall be subject to the provisions of Section 9.05(a) above.

(c) To the extent that Holdings and the Borrower fail to pay any amount required to be paid by them to the Administrative Agent, the Collateral Agent, the Arrangers, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Collateral Agent, the Arrangers, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Collateral Agent, the Arrangers, the Issuing Bank or the Swingline Lender in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the Aggregate Revolving Credit Exposure, outstanding Term Loans and unused Commitments at the time (in each case, determined as if no Lender were a Defaulting Lender).

(d) To the extent permitted by applicable law, neither Holdings nor the Borrower shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the Transactions or the other transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, the Arrangers, any Lender or the Issuing Bank. All amounts due under this Section 9.05 shall be payable on written demand therefor.

(f) For the avoidance of doubt, the foregoing Section 9.05 shall not apply to losses, claims, damages, liabilities or related costs and expenses in respect of Taxes which are expressly covered under Section 2.20.

Section 9.06 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of Holdings or the Borrower against any of and all the obligations of Holdings or the Borrower now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 9.07 Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS MOST RECENTLY PUBLISHED AND IN EFFECT, ON THE DATE SUCH LETTER OF CREDIT WAS ISSUED, BY THE INTERNATIONAL CHAMBER OF COMMERCE (THE “UNIFORM CUSTOMS”) AND, AS TO MATTERS NOT GOVERNED BY THE UNIFORM CUSTOMS, THE LAWS OF THE STATE OF NEW YORK.

Section 9.08 Waivers; Amendment. (a) No failure or delay of the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on Holdings or the Borrower in any case shall entitle Holdings or the Borrower to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan or any date for reimbursement of an L/C Disbursement, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan or L/C Disbursement, without the prior written consent of each Lender affected thereby, (ii) increase or extend the Commitment or decrease or extend the date for payment of any Fees of any Lender without the prior written consent of such Lender, (iii) amend or modify the pro rata requirements of Section 2.17 (provided that any amendment or modification of the pro rata requirements of Section 2.17 to permit the Borrower to purchase Loans on a non-pro rata basis, become an Eligible Assignee and/or make offers to make voluntary prepayments on a non-pro rata basis shall require the prior written consent of the Required Lenders rather than the prior written consent of each Lender), the provisions of Section 9.04(j), the provisions of this Section or the definition of the term “Required Lenders”, without the prior written consent of each Lender, (iv) amend or modify the definition of the term “Majority Facility Lenders” without the prior written consent of each Lender affected thereby, (v) release any Guarantor (other than in connection with a transaction permitted by Section 6.05 or permitted by Section 9.20) or release all or substantially all of the Collateral, without the prior written consent of each Lender, (vi) change the provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of one Class differently from the rights of Lenders holding Loans of any other Class without the prior written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Class, (vii) modify the protections afforded to an SPC pursuant to the provisions of Section 9.04(i) without the written consent of such SPC or (viii) amend, modify or waive the terms and provisions of Section 6.12 or waive any Default or Event of Default described in the provisos set forth in Section 7.01(d) without the prior written consent of the Majority Facility Lenders in respect of the Revolving Credit Facility and, notwithstanding anything to the contrary herein, any such amendment, modification or waiver shall be effective for all purposes of this Agreement with only the prior written consent of the Majority Facility Lenders in respect of the Revolving Credit Facility (including any additional Revolving Credit Commitments obtained pursuant to Section 2.24 and any Extended Revolving Credit Commitments), on the one hand, and Holdings and the Borrower, on the other hand; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline

Lender hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender, as applicable. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or modification hereunder, except for any such amendment, waiver or modification that requires the consent of each Lender or each affected Lender.

(c) Notwithstanding anything to the contrary set forth in Section 9.08(b) above, (i) amendments, modifications and waivers with respect to the Term Loan Facility that do not directly affect Lenders under the Revolving Credit Facility shall only require the prior written consent of the Majority Facility Lenders in respect of the Term Loan Facility in substitution of the prior written consent of the Required Lenders, on the one hand, and Holdings and the Borrower, on the other hand; provided, that any increase in the Applicable Margin or similar component of the interest rate or the yield provisions applicable to the Term Loans by more than 3.0% per annum (excluding increases resulting from the accrual of interest at the default rate) or any shortening of the scheduled maturity of the Term Loans shall require the prior written consent of the Required Lenders, on the one hand, and Holdings and the Borrower, on the other hand, and (ii) amendments, modifications and waivers with respect to the Revolving Credit Facility that do not directly affect Lenders under the Term Loan Facility shall only require the prior written consent approval of the Majority Facility Lenders in respect of the Revolving Credit Facility in substitution of the prior written consent of the Required Lenders, on the one hand, and Holdings and the Borrower, on the other hand; provided that any increase in the Applicable Margin or similar component of the interest rate or the yield provisions applicable to the Revolving Loans by more than 3.0% per annum (excluding increases resulting from the accrual of interest at the default rate) or any shortening of the scheduled maturity of the Revolving Loans shall require the prior written consent of the Required Lenders, on the one hand, and Holdings and the Borrower, on the other hand.

(d) This Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(e) This Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans (“Refinanced Term Loans”) with replacement term loans (“Replacement Term Loans”) hereunder; provided that (i) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (ii) the Applicable Margin with respect to such Replacement Term Loans (or similar interest rate spread applicable to such Replacement Term Loans) shall not be higher than the Applicable Margin for such Refinanced Term Loans (or similar interest rate spread applicable to such Refinanced Term Loans) immediately prior to such refinancing, (iii) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing (except by virtue of amortization or prepayment of the Refinanced Term Loans) and (iv) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.

Section 9.09 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or participation in any L/C Disbursement, together with all fees, charges and other amounts which are treated as interest on such Loan or participation in such L/C Disbursement under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 9.10 Entire Agreement. This Agreement, the Fee Letter and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder (including any Affiliate of the Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent, the Arrangers, the Issuing Bank and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 9.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12 Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.13 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 9.14 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 9.15 Jurisdiction; Consent to Service of Process. (a) Each of Holdings and the Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent, the Arrangers, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against Holdings or the Borrower or its properties in the courts of any jurisdiction.

(b) Each of Holdings and the Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.16 Confidentiality. Each of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel and other advisors who need to know such Information (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 9.16, to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Holdings or any Restricted Subsidiary or any of their respective obligations, (f) with the prior written consent of the Borrower or (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.16. For the purposes of this Section, “Information” shall mean all information received from or on behalf of Holdings or the Borrower and related to the Borrower or its business, other than any such information that was available to the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender on a non-confidential basis prior to its disclosure by Holdings or the Borrower; provided that, the source of such information was not actually known by the Administrative Agent, the Collateral Agent, the Issuing Bank or such Lender, as the case may be, to be bound by a confidentiality agreement or other legal or contractual obligation of confidentiality with respect to such information. Any Person required to maintain the confidentiality of Information as provided in this Section 9.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord its own confidential information. Notwithstanding any other express or implied agreement, arrangement or understanding to the contrary, each of the parties hereto agrees that each other party hereto (and each of its employees, representatives or agents) are permitted to disclose to any Persons, without limitation, the tax treatment and tax structure of the Loans and the other transactions contemplated by the Loan Documents and all materials of any kind (including opinions and tax analyses) that are provided to the Loan Parties, the Lenders, the Arrangers or any Agent related to such tax treatment and tax aspects. To the extent not inconsistent with the immediately preceding sentence, this authorization does not extend to disclosure of any other information or any other term or detail not related to the tax treatment or tax aspects of the Loans or the transactions contemplated by the Loan Documents.

Section 9.17 Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, unless expressly provided for herein or in any other Loan Document, without the prior written consent of the Administrative Agent. The provisions of this Section 9.17 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

Section 9.18 USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Holdings and the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies Holdings and the Borrower, which information includes the name and address of Holdings and the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify Holdings and the Borrower in accordance with the USA PATRIOT Act.

Section 9.19 No Fiduciary Duties. In connection with all aspects of each transaction contemplated hereby, Holdings and the Borrower acknowledge and agree that: (a) the Facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between Holdings, the other Loan Parties and their respective Affiliates, on the one hand, and the Agents, the Arrangers and the Lenders, on the other hand, and Holdings and the other Loan Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (b) in connection with the process leading to such transaction, each Agent, each Arranger and each Lender is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for any of Holdings, any other Loan Party or any of their respective Affiliates, stockholders, creditors or employees or any other person; (c) none of the Agents, any Arranger or any Lender has assumed or will assume an advisory, agency or fiduciary responsibility in favor of Holdings or any other Loan Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Agent, any Arranger or any Lender has advised or is currently advising Holdings or any other Loan Party or their respective Affiliates on other matters) and none of the Agents, any Arranger or any Lender has any obligation to any of Holdings, the other Loan Parties or their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (d) the Agents, the Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Holdings and the other Loan Parties and their respective Affiliates, and none of the Agents, any Arranger or any Lender has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (e) the Agents, the Arrangers and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrower and the other Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they deemed appropriate. The Borrower, the other Loan Parties and their respective Affiliates each hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Agents, the Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty.

Section 9.20 Collateral and Guarantee Matters. The Lenders irrevocably agree:

(a) that any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document shall be automatically released (i) upon termination of the Commitments and payment in full of all Obligations (other than (x) obligations under Secured Hedge Agreements not yet due and payable and (y) contingent indemnification obligations not yet accrued and payable) and the expiration or termination of all Letters of Credit (or upon cash collateralization of all Letters of Credit in a manner and pursuant to arrangements reasonably satisfactory to the Issuing Bank or back-stopped by a letter of credit in form and substance reasonably satisfactory to the Issuing Bank), (ii) at the time the property subject to such Lien is transferred or to be transferred as part of or in connection with any transfer permitted hereunder or under any other Loan Document to any Person other than Holdings, the Borrower or any other Loan Party, (iii) subject to Section 9.08(b), if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, or (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guarantee of the Obligations pursuant to clause (c) below;

(b) to release or subordinate any Lien on any property subject to a Capitalized Lease Obligation permitted under this Agreement granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property;

(c) that any Guarantor shall be automatically released from its obligations under the Guarantee of the Obligations if (i) in the case of any Subsidiary, such Person ceases to be a Restricted Subsidiary as a result of a transaction or designation permitted hereunder or (ii) in the case of Holdings, as a result of a transaction permitted hereunder; provided that no such release shall occur if such Guarantor continues to be a guarantor in respect of the Senior Notes or any Other Financing; and

(d) if any Guarantor shall become an Excluded Subsidiary (as certified in writing by a Responsible Officer) and the Borrower notifies the Administrative Agent and the Collateral Agent in writing that it wishes such Guarantor to be released from its obligations under the Guarantee of the Obligations, (i) such Subsidiary shall be automatically released from its obligations under the Guarantee of the Obligations and (ii) any Liens granted by such Subsidiary or Liens on the Equity Interests of such Subsidiary shall be automatically released; provided that no such release shall occur if such Subsidiary continues to be a guarantor in respect of the Senior Notes or Other Financing.

Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s and the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guarantee of the Obligations, in each pursuant to and in accordance with this Section 9.20. In each case as specified in this Section 9.20, the Administrative Agent or the Collateral Agent will promptly (and each Lender irrevocably authorizes the Administrative Agent and the Collateral Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Security Documents, or to evidence the release of such Guarantor from its obligations under the Guarantee of the Obligations, in each case in accordance with the terms of the Loan Documents and this Section 9.20.

Section 9.21 Process Agent. By the execution and delivery of this Agreement, Luxco Holdings and the Initial Borrower hereby irrevocably agree to designate, appoint and empower CT Corporation System, with offices at 111 Eighth Avenue, 13th Floor, New York, NY 10011, as their authorized agent solely to receive for and on its behalf service of summons or other legal process in any legal action, suit or proceeding in any court specified in Section 9.15 above. Luxco Holdings and the Initial Borrower shall, for so long as they shall be bound under this Agreement, maintain a duly appointed agent, which agent shall have delivered to the Administrative Agent and maintained with the Administrative Agent effective and enforceable letters in form and substance reasonably satisfactory to the Administrative Agent to receive for and on its behalf service of summons, complaint or other legal process in any legal action, suit or proceeding that any Secured Party may bring in New York, New York, in respect of this Agreement or the other Loan Documents and shall keep the Administrative Agent advised of the identity and location of such agent.

Section 9.22 Effect of Amendment and Restatement. This Agreement is intended to amend the Original Credit Agreement, without novation, and, solely for convenience of reference, to restate it. For the avoidance of doubt, this Agreement shall not become effective until the satisfaction of the requirements set forth in Section 4.05 and the occurrence of the Amendment and Restatement Effective Date. Holdings and the Borrower, on behalf of themselves and each of their Subsidiaries, hereby acknowledge, certify and agree that the “Obligations” outstanding under and as defined in the Original Credit Agreement as of the Amendment and Restatement Effective Date, continue to remain Obligations outstanding under this Agreement.

Section 9.23 Holdings. The parties hereto agree that upon (a) the satisfaction and discharge of all obligations of Luxco Holdings under the Bridge Credit Agreement on the Initial Funding Date (other than unasserted contingent obligations that survive the termination of the Bridge Credit Agreement) and (b) the execution and delivery of this Agreement, SSI Investments I hereby assumes all rights, title, interests, obligations and liabilities of all and whatever nature of Luxco Holdings under this Agreement and each other Loan Document from and after the such time with the same force and effect as if originally “Holdings” as such term is defined in this Agreement. Without limiting the generality of the foregoing, SSI Investments I hereby expressly agrees to observe and perform and be bound by all of the terms, covenants, representations, warranties and agreements contained in this Agreement and each other Loan Document delivered hereunder which are binding upon, and to be observed or performed by “Holdings”. SSI Investments I hereby ratifies and confirms the validity of all of its Obligations under this Agreement and each other Loan Document. Concurrently with the effectiveness of the assumption of rights, title, interests, obligations and liabilities by SSI Investments I in accordance with this Section 9.23, Luxco Holdings shall automatically and irrevocably be, without further action from any Person, discharged from any and all obligations and other liabilities (including the Obligations) under this Agreement and each other Loan Document to which it is a party, and all Liens, guarantees and other security interests provided by Luxco Holdings related thereto pursuant to any Loan Document shall automatically be released and terminated as of such time without any further action by any other person.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

SSI INVESTMENTS I LIMITED,
as Holdings

By:	/s/ MICHAEL C. ASCIONE
Name: Michael Ascione
Title: Director

SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT

SSI INVESTMENTS II LIMITED,
as Initial Borrower

By:	/s/ MICHAEL C. ASCIONE
Name: Michael Ascione
Title: Director

SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT

SSILUXCO II S.À R.L.,
as Luxco Holdings

By:	/s/ MICHAEL C. ASCIONE
Name: Michael Ascione
Title: Manager

SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent, Collateral Agent and Swingline Lender

By:	/s/ FRED STUPART
Name:	Fred Stupart
Title:	Vice President

SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT

MORGAN STANLEY BANK, N.A.,
as Issuing Bank and a Lender

By:	/s/ FRED STUPART
Name: Fred Stupart
Title: Vice President

SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT

BARCLAYS BANK PLC, as a Lender

By:	/s/ ROBERT CHEN
Name:	Robert Chen
Title:	Managing Director

SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT

DEUTSCHE BANK TRUST COMPANY AMERICAS, as a Lender

By:	/s/ PAUL O’LEARY
Name:	Paul O’Leary
Title:	Director

By:	/s/ OMAYRA LAUCELLA
Name:	Omayra Laucella
Title:	Vice President

SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT